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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

Jones Lang LaSalle Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Jones Lang LaSalle

Real value in a changing world

Our Proxy Statement

Jones Lang LaSalle Incorporated

Jones Lang LaSalle Incorporated 200 East Randolph Drive Chicago, Illinois 60601

April 20, 2012

Dear Shareholder:

              We would like to invite you to attend our 2012 Annual Meeting of Shareholders. It will take place on Thursday, May 31, 2012, beginning at 8:30 a.m., local time, at The Buckhead Club, 3344 Peachtree Road NE, Suite 2600, Atlanta, Georgia.

              Your vote is very important to us.    This year, we are again voluntarily furnishing proxy materials to our shareholders on the Internet rather than mailing printed copies to each shareholder. This serves our environmental goals and also saves us significant postage, printing and processing costs. Whether or not you plan to attend the Annual Meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail if you prefer. If you attend the Annual Meeting, you may vote your shares in person even if you have previously given your proxy.

              The proxy materials we are furnishing on the Internet include our 2011 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2011.

              We appreciate your continued interest in our Company.

Sheila A. Penrose Chairman of the Board of Directors	Colin Dyer Chief Executive Officer and President

Jones Lang LaSalle Incorporated
200 EAST RANDOLPH DRIVE
CHICAGO, ILLINOIS 60601

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, May 31, 2012

              The 2012 Annual Meeting of Shareholders of Jones Lang LaSalle Incorporated will take place on Thursday, May 31, 2012, beginning at 8:30 a.m., local time, at The Buckhead Club, 3344 Peachtree Road NE, Suite 2600, Atlanta, Georgia.

              The Annual Meeting will have the following purposes:

    1.
    To elect eleven Directors to serve one-year terms until the 2013 Annual Meeting of Shareholders and until their successors are elected and qualify;

    2.
    To approve, by non-binding vote, executive compensation ("say-on-pay");

    3.
    To approve, for purposes of Section 162(m) of the United States Internal Revenue Code, the performance-based award provisions used to determine executive compensation under the Jones Lang LaSalle Stock Award and Incentive Plan; and

    4.
    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

              Our Board of Directors has fixed the close of business on Monday, March 19, 2012 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. We will permit only shareholders, or persons holding proxies from shareholders, to attend the Annual Meeting.

By Order of the Board of Directors
Mark J. Ohringer Corporate Secretary
April 20, 2012

              YOUR VOTE IS VERY IMPORTANT. ANY SHAREHOLDER MAY ATTEND THE ANNUAL MEETING IN PERSON. IN ORDER FOR US TO HAVE THE QUORUM NECESSARY TO CONDUCT THE ANNUAL MEETING, WE ASK THAT SHAREHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE ANNUAL MEETING IN PERSON GIVE THEIR PROXY OVER THE INTERNET OR BY TELEPHONE. IF YOU PREFER, YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. YOU MAY REVOKE ANY PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING.

PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

ITEM	PAGE
PROPOSAL 4:—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	101
PROXY DISTRIBUTION AND SOLICITATION EXPENSE	102
APPENDIX A: Form of the Jones Lang LaSalle Incorporated Stock Award and Incentive Plan	A-i

ii

Jones Lang LaSalle Incorporated
200 EAST RANDOLPH DRIVE
CHICAGO, ILLINOIS 60601

PROXY STATEMENT

2012 Annual Meeting of Shareholders

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND OUR ANNUAL MEETING

Q:         Why am I receiving these materials?

A:          The Board of Directors (the Board) of Jones Lang LaSalle Incorporated, a Maryland corporation (Jones Lang LaSalle, which may sometimes be referred to as the Company or as we, us or our), is providing these proxy materials to you in connection with the Company's 2012 Annual Meeting of Shareholders (including any adjournments or postponements, the Annual Meeting). The Annual Meeting will take place at 8:30 a.m. local time, on Thursday, May 31, 2012, at The Buckhead Club, 3344 Peachtree Road NE, Suite 2600, Atlanta, Georgia. We first released this proxy statement (Proxy Statement) to our shareholders on or about April 20, 2012.

              As one of our shareholders, you are invited to attend the Annual Meeting. You are also entitled to vote on each of the matters we describe in this Proxy Statement.

              A proxy is the legal designation you give to another person to vote the shares of stock you own. If you designate someone as your proxy in a written document, that document is called a proxy card. We have designated three of our officers as proxies for our Annual Meeting: Colin Dyer, Lauralee E. Martin and Mark J. Ohringer. We are asking you to designate each of them separately as a proxy to vote your shares on your behalf.

Q:         Why is the Company making these materials available over the Internet rather than mailing them?

A:          Under the "Notice and Access Rule" that the United States Securities and Exchange Commission (the SEC) has adopted, we may furnish proxy materials to our shareholders on the Internet rather than mailing printed copies of those materials to each shareholder. This helps us meet our environmental goals and it will save significant postage, printing and processing costs. If you received a Notice Regarding the Availability of Proxy Materials (Notice of Internet Availability) by mail, you will not receive a printed copy of our proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you about how you may (1) access and review our proxy materials on the Internet and (2) access your proxy card to vote on the Internet or by telephone.

              We anticipate that we will mail the Notice of Internet Availability to our shareholders on or about April 20, 2012.

Q:         How can I have printed copies of the proxy materials mailed to me?

A:          If you received a Notice of Internet Availability by mail and you would prefer to receive a printed copy of our proxy materials, including a paper proxy card, please follow the instructions included in the Notice of Internet Availability.

Q:         What information does this Proxy Statement contain?

A:          The information in this Proxy Statement relates to (1) the proposals on which our shareholders will vote at the Annual Meeting and (2) the voting process. It includes the information about our Company that we are required to disclose as the basis for your decision about how to vote on each proposal.

Q:         What other information are you furnishing with this Proxy Statement?

A:          Our 2011 Annual Report to Shareholders, which includes our annual report on Form 10-K for the year ended December 31, 2011, has been made available on the Internet to all shareholders entitled to vote at the Annual Meeting and who received the Notice of Internet Availability. You may also view our 2011 Annual Report and this Proxy Statement at www.joneslanglasalle.com in the "Investor Relations" section.

              You may obtain a paper copy of our 2011 Annual Report and this Proxy Statement without charge by writing the Jones Lang LaSalle Investor Relations Department at 200 East Randolph Drive, Chicago, Illinois 60601, or by calling +1.312.228.2430.

Q:         What items of business will be voted on at the Annual Meeting?

A:          The four items of business scheduled to be voted on at the Annual Meeting are:

    •
    Proposal 1: The election of eleven Directors to serve one-year terms until the 2013 Annual Meeting of Shareholders;

    •
    Proposal 2: Approval, by non-binding advisory vote, of executive compensation ("say-on-pay");

    •
    Proposal 3: Approval, for purposes of Section 162(m) of the United States Internal Revenue Code, of the performance-based award provisions used to determine executive compensation under the Jones Lang LaSalle Stock Award and Incentive Plan; and

    •
    Proposal 4: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Q:         How does the Board recommend that I vote?

A:          Our Board recommends that you vote your shares as follows:

    •
    FOR each of the eleven nominees to the Board;

    •
    FOR the non-binding advisory "say-on-pay" vote approving executive compensation;

    •
    FOR approval of the performance-based award provisions used to determine executive approval under the Jones Lang LaSalle Stock Award and Incentive Plan; and

    •
    FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

Q:         What shares may I vote?

A:          Only shareholders of record of Jones Lang LaSalle's Common Stock, $.01 par value per share (the Common Stock), at the close of business on Monday, March 19, 2012 (the Record Date), are entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters voted upon by shareholders and is entitled to vote for as many persons as there are Directors to be elected. Based on the information we have received from BNY Mellon Shareowner Services, our transfer agent and stock registrar, there were 43,624,291 voting shares of Common Stock outstanding on the Record Date. The shares of our Common Stock are held in approximately 425 registered accounts. According to Broadridge Investor Communications, those registered accounts represent approximately 48,663 beneficial owners (which we believe includes the number of individual holders in certain mutual funds that hold our shares).

Q:         What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:          Most Jones Lang LaSalle shareholders hold their shares through a broker or other nominee rather than directly in their own names. There are some distinctions between (1) shares you hold of record in your own name and (2) those you own beneficially through a broker or nominee, as follows:

    Shareholder of Record

    If your shares are registered directly in your name with Jones Lang LaSalle's stock registrar, BNY Mellon Shareowner Services, then with respect to those shares we consider you to be the shareholder of record. As a shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

    Beneficial Owner

    If you hold shares in a brokerage account or by a trustee or another nominee, then we consider you to be the beneficial owner of shares held "in street name," and we are furnishing these proxy materials to you through your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and we are also inviting you to attend the Annual Meeting.

    Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee has enclosed or provided instructions to you on how to vote your shares.

Q:         How can I attend the Annual Meeting?

A:          You are entitled to attend the Annual Meeting only if you were a Jones Lang LaSalle shareholder as of the close of business on Monday, March 19, 2012 or you hold a valid proxy for the Annual Meeting. You should be prepared to present a photo identification for admittance. In addition, if you are a shareholder of record, we will verify your name against the list of shareholders of record on the Record Date prior to admitting you to the Annual Meeting. If you are not a shareholder of record but hold shares through a broker, trustee or nominee (in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to March 19, 2012, a copy of the voting instruction card furnished to you, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, we will not admit you to the Annual Meeting.

Q:         How can I vote my shares in person at the Annual Meeting?

A:          You may vote in person at the Annual Meeting those shares you hold in your name as the shareholder of record. You may vote in person at the Annual Meeting shares you hold beneficially in street name only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:         How can I vote my shares without attending the Annual Meeting?

A:          Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. Shareholders may deliver their proxies either:

    1.
    Electronically over the Internet at www.proxyvote.com;

    2.
    By telephone (please see your proxy card for instructions); or

    3.
    By requesting, completing and submitting a properly signed paper proxy card as outlined in the Notice of Internet Availability.

Q:         May I change my vote or revoke my proxy?

A:          You may change your vote at any time prior to the vote at the Annual Meeting. If you are the shareholder of record, you may change your vote by:

    1.
    Granting a new proxy bearing a later date (which automatically revokes the earlier proxy);

    2.
    Providing a written notice of revocation prior to your shares being voted; or

    3.
    Attending the Annual Meeting and voting in person.

              A written notice of revocation must be sent to our Corporate Secretary at the address of our principal executive office, which we provide above. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:         Who can help answer my questions?

A:          If you have any questions about the Annual Meeting or how to vote or revoke your proxy, please contact Broadridge Investor Communications at +1.631.254.7400.

              If you need additional copies of this Proxy Statement or voting materials, please contact Broadridge Investor Communications at the number above or the Company's Investor Relations team at +1.312.228.2430.

Q:         How many shares must be present or represented to conduct business at the Annual Meeting?

A:          The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of shares of our Common Stock that are issued and outstanding and are entitled to vote must be present in person or represented by proxy.

Q:         What is the voting requirement to approve each of the proposals?

A:          The Company has established a majority-vote standard for the election of Directors. Accordingly, in order to be elected, each Director must receive at least a majority of the votes cast for him or her by holders of Common Stock entitled to vote at the Annual Meeting. There is no cumulative voting for Directors.

              The affirmative vote of a majority of the total number of votes cast by holders of Common Stock entitled to vote at the Annual Meeting will be necessary to:

    •
    Approve executive compensation through a non-binding advisory "say-on-pay" vote;

    •
    Approve the performance-based award provisions used to determine executive approval under the Jones Lang LaSalle Stock Award and Incentive Plan; and

    •
    Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

              Although the advisory vote on executive compensation is non-binding, our Board will review the result of the vote and, consistent with our philosophy of shareholder engagement, will take it into account in making a determination concerning executive compensation in the future.

Q:         How are votes counted?

A:          For the purpose of determining whether a quorum is present at the Annual Meeting, we will count shares of Common Stock represented in person or by properly executed proxy. We will treat shares which abstain from voting as to a particular matter and broker non-votes (defined below) as shares that are present at the Annual Meeting for purposes of determining whether a quorum exists, but we will not count them as votes cast on such matter.

              Accordingly, abstentions and broker non-votes will have no effect in determining whether Director nominees have received the requisite number of affirmative votes.

              Abstentions and broker non-votes will also have no effect on (1) the voting with respect to the approval of the non-binding vote on executive compensation, (2) the approval of the performance-based award provisions used to determine executive approval under the Jones Lang LaSalle Stock Award and Incentive Plan or (3) the ratification of the appointment of KPMG LLP.

              Brokers holding shares of stock for beneficial owners have the authority to vote on certain "routine" matters, in their discretion, in the event they have not received instructions from the beneficial owners. However, when a proposal is not a "routine" matter and a broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the broker may not vote the shares for that proposal. A "broker non-vote" occurs when a broker holding shares for a beneficial owner signs and returns a proxy with respect to those shares of stock held in a fiduciary capacity, but does not vote on a particular matter because the broker does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner.

Q:         What happens if I sign but do not give specific voting instructions on my proxy?

A:          If you hold shares in your own name and you submit a proxy without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement.

              If you hold shares through a broker, trustee or other nominee and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will not have the authority to exercise discretion to vote your shares with respect to Proposal 1 (election of Directors), Proposal 2 ("say-on-pay") or Proposal 3 (performance-based award provisions used to determine executive approval), but will have the authority to exercise discretion to vote your shares with respect to Proposal 4 (ratification of KPMG LLP).

Q:         What happens if a Director does not receive a majority of the votes cast for him or her?

A:          Under our By-Laws, if a Director does not receive the vote of at least the majority of the votes cast, that Director will promptly tender his or her resignation to the Board. Our Nominating and Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board is required to take action with respect to the resignation, and publicly disclose its rationale, within 90 days from the date of the certification of the election results. We provide additional details about our majority voting procedures under "Corporate Governance Principles and Board Matters" below.

Q:         What should I do if I receive more than one set of voting materials?

A:          There are circumstances under which you may receive more than one Notice of Internet Availability. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one Notice. Please vote each different proxy you receive, since each one represents different shares that you own.

Q:         Where can I find the voting results of the Annual Meeting?

A:          We intend to announce preliminary voting results at the Annual Meeting and then disclose the final results in a Form 8-K filing with the SEC within four business days after the date of the Annual Meeting.

Q:         What is the deadline to propose actions for consideration at next year's Annual Meeting of Shareholders or to nominate individuals to serve as Directors?

A:          Shareholder proposals, including nominations for individuals to serve as directors, intended to be presented at the 2013 Annual Meeting and included in Jones Lang LaSalle's Proxy Statement and form of proxy relating to that Annual Meeting pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934 (the Exchange Act) must be received by Jones Lang LaSalle at our principal executive office by December 20, 2012. Our Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted not later than February 28, 2013 and not earlier than January 30, 2013.

DIRECTORS AND CORPORATE OFFICERS

              We provide below biographical summaries for each of:

•
Our eight current Non-Executive Directors;
•
Our three current Directors who are also Corporate Officers; and
•
Those additional Corporate Officers whom we designate as such for SEC reporting purposes under Section 16 of the Securities Exchange Act of 1934.

    Director Qualifications

              In the case of each Director, we also provide below a separate Qualifications Statement indicating those specific qualifications, attributes and skills that support his or her membership on our Board of Directors.

Non-Executive Directors

              Hugo Bagué.    Mr. Bagué, 51, has been a Director of Jones Lang LaSalle since March 2011. He is a nominee standing for election to our Board at the 2012 Annual Meeting. Mr. Bagué is the Group Executive for Rio Tinto with overall responsibility for Human Resources, Health & Safety, Communities and Corporate Communications, a position he has held since August 2007. Headquartered in the United Kingdom, Rio Tinto is a leading international mining and metals group that employs 76,000 people worldwide in over forty countries. Mr. Bagué was previously the global vice president of Human Resources for the Technology Solutions Group of Hewlett Packard Corporation, based in Palo Alto, California. Prior to that he worked for Compaq Computer, Nortel Networks and Abbott Laboratories, based out of Switzerland, France and Germany. Mr. Bagué is a member of the Advisory Council of United Business Institutes in Brussels, Belgium. He received a degree in linguistics and post graduate qualifications in Human Resources and Marketing from the University of Ghent in Belgium.

    Qualifications Statement:    As the chief human resources and safety officer for a complex global enterprise with a large number of employees, Mr. Bagué brings significant experience with employee relations, communications and compensation issues that are helpful to our Board's oversight of a global firm whose most important assets are our people. Additionally, from his other responsibilities at Rio Tinto, Mr. Bagué contributes to our Board perspectives on public relations and corporate social responsibility. His work for other multi-national companies provides insights into operating within different cultures, business environments and legal systems, particularly in Continental Europe and also within the technology and healthcare industries, both of which are important to our future growth strategy.

              Darryl Hartley-Leonard.    Mr. Hartley-Leonard, 66, has been a Director of Jones Lang LaSalle since July 1997. He is a nominee standing for election to our Board at the 2012 Annual Meeting. Mr. Hartley-Leonard was Chairman and Chief Executive Officer of PGI, Inc., an event and communication agency, from January 1998 until July 2005. He served as Chairman of the Board of Hyatt Hotels Corporation, an international owner and manager of hotels, from 1994 to 1996. From 1986 to 1994, he served as Chief Executive Officer and Chief Operating Officer of Hyatt. Mr. Hartley-Leonard retired from Hyatt in 1996 after 32 years of service. He also serves on the board of directors of LaSalle Hotel Properties, a real estate investment trust. Mr. Hartley-Leonard holds a B.A. from

Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

    Qualifications Statement:    Mr. Hartley-Leonard, whose distinguished operating career in the hotel industry culminated in his being the chief executive officer of one of the world's largest and most prominent hotel companies, provides our Board with international experience, operating experience in a business where commercial real estate is important, experience with corporate transactions and financings and experience in talent management and crisis management and communications. Additionally, his tenure at Hyatt and his directorship with a hotel REIT are useful complements to the Jones Lang LaSalle Hotels business, and his executive role with PGI contributes marketing and entrepreneurial experience.

              DeAnne Julius.    Dr. Julius, 63, has been a Director of Jones Lang LaSalle since November 2008. She is a nominee standing for election to our Board at the 2012 Annual Meeting. Dr. Julius has been the Chairman of the Royal Institute of International Affairs, also known as Chatham House, since 2003. Founded in 1920 and based in London, Chatham House is a world-leading source of independent analysis, informed debate and influential ideas on how to build a prosperous and secure world. From 1997 to 2001, Dr. Julius served as a founding member of the Monetary Policy Committee of the Bank of England. Prior to that, she held a number of positions in the private sector, including Chief Economist at each of British Airways PLC and Royal Dutch Shell PLC, and was Chairman of the British Airways Pension Investment Management. She has also served as a senior economic advisor at the World Bank and a consultant to the International Monetary Fund. Dr. Julius currently serves as an independent non-executive member of each of the board of directors at Roche Holding AG, a global healthcare and pharmaceutical firm, and the board of partners of Deloitte UK, a firm providing audit, consulting, financial advisory, risk management and tax services. She previously served as a non-executive member of the board of directors of BP PLC, one of the world's largest energy companies. Dr. Julius has a B.S. in Economics from Iowa State University and a Ph.D. in Economics from the University of California.

    Qualifications Statement:    Within the increasingly complex and inter-connected world in which Jones Lang LaSalle seeks to thrive, Dr. Julius contributes an important global perspective on economics and government policy that is informed by the depth of her experience as the senior-most economist at major corporations and her involvement with organizations that are at the core of global financial policy-making. Moreover, her current and previous directorships provide her with governance and oversight experience at complex, global public companies as well as a professional services firm. She therefore contributes insights into energy, enterprise risk, environmental, healthcare/pharmaceutical and client service issues that are also critical to growth businesses within Jones Lang LaSalle.

              Ming Lu.    Mr. Lu, 53, has been a Director of Jones Lang LaSalle since May 2009. He is a nominee standing for election to our Board at the 2012 Annual Meeting. Mr. Lu joined KKR Asia Limited in 2006 and since 2007 he has been a Partner with KKR & Co., L.P., a leading global alternative asset manager sponsoring and managing funds that make investments in private equity, fixed income and other assets in North America, Europe, Asia and the Middle East. In connection with his KKR position, Mr. Lu is a member of the board of directors of each of BIS Industrial Limited, a provider of logistics and materials handling services to the mining and metals industry in Australia; MMI Group, a precision engineering company based in Singapore that provides components to the hard disc, oil and gas and aerospace industries; Unisteel Technology Limited, a Singapore-based provider of precision fastening, stamping, optics and surface treatment technologies; and Masan

Consumer Corporation, a leading branded consumer goods company in Vietnam. Prior to joining KKR, Mr. Lu was a Partner at CCMP Capital Asia Pte Ltd (formerly JP Morgan Partners Asia Pte Ltd), a leading private equity fund focusing on investments in Asia, from 1999 to 2006. Before that, he held senior positions at Lucas Varity, a leading global automotive component supplier, Kraft Foods International, Inc. and CITIC, the largest direct investment firm in China. Mr. Lu received a B.A. in economics from Wuhan University of Hydro-Electrical Engineering in China and an M.B.A. from the University of Leuven in Belgium.

    Qualifications Statement:    Since Asia, and particularly China, is one of the most important regions for our future growth potential, Mr. Lu brings to the Board extensive knowledge about overseeing the development and operations of companies in that region. He has broad and deep experience in evaluating and integrating acquisitions, market dynamics and structuring compensation to motivate executive behavior that is aligned with our shareholders' interests. As a partner with one of the world's most prominent private equity firms, Mr. Lu also contributes a general expertise in investment evaluation and management, enhancement of balance sheet and financial strength, entrepreneurialism, management of credit and credit agreements and management of banking and investment banking relationships.

              Martin H. Nesbitt.    Mr. Nesbitt, 49, has been a Director of Jones Lang LaSalle since March 2011. He is a nominee standing for election to our Board at the 2012 Annual Meeting. Mr. Nesbitt currently serves as President and CEO of PRG Parking Management (known as The Parking Spot), a Chicago-based owner and operator of off-airport parking facilities which he conceived and co-founded in August 2004. Prior to launching The Parking Spot, he was an officer of the Pritzker Realty Group, L.P., the real estate group for Pritzker family interests. Before that, Mr. Nesbitt was a Vice President and Investment Manager at LaSalle Partners, one of the predecessor corporations to Jones Lang LaSalle. Mr. Nesbitt is a Trustee of Chicago's Museum of Contemporary Art and a member of The University of Chicago Laboratory School Board. He is also the Treasurer for Organizing for America, the successor organization to Obama for America, a project of the Democratic National Committee. Mr. Nesbitt is the former Chairman of the Board of the Chicago Housing Authority and a former member of Chicago 2016, the board that led Chicago's pursuit of the 2016 Olympics. He has previously been a member of the board of directors of the Pebblebrook Hotel Trust, a real estate investment trust. Mr. Nesbitt has an M.B.A. from the University of Chicago and a Bachelors degree and an honorary doctorate degree from Albion College, Albion, Michigan.

    Qualifications Statement:    An alumnus of our investment management business from early in his career who has continued to be involved in the development and management of different types of real estate, Mr. Nesbitt brings significant experience to the Board that is central to the core of the Company's mission and business. His most recent experience as the co-founder and chief executive officer of an entrepreneurial real estate venture will help inform our Board's oversight of the Company's strategic development and marketing efforts, as well as the execution of its business plans. Mr. Nesbitt's involvement in the pursuit of Chicago's Olympics bid for 2016 will be useful to our firm's continuing involvement in the planning, development and management of venues for the Olympics and other world-class sporting events. Additionally, his urban, cultural and community activities will enrich the Board's oversight of the Company's corporate social responsibility initiatives.

              Sheila A. Penrose.    Ms. Penrose, 66, has been a Director of Jones Lang LaSalle since May 2002 and has been the Chairman of the Board since January 1, 2005. She is a nominee standing for election to our Board at the 2012 Annual Meeting. Ms. Penrose served as an Executive Advisor to

The Boston Consulting Group from January 2001 to December 2007. In September 2000, Ms. Penrose retired from Northern Trust Corporation, a bank holding company and a global provider of personal and institutional financial services, after more than 23 years of service. While at Northern Trust, Ms. Penrose served as President of Corporate and Institutional Services and as a member of the Management Committee. Ms. Penrose is a member of the board of directors of McDonald's Corporation, the world's leading foodservice retailer, and Datacard Group, a supplier of systems for card programs and identity solutions. Ms. Penrose previously served on the board of directors of eFunds Corporation, a provider of integrated information and payment solutions. Ms. Penrose received a Bachelors degree from the University of Birmingham in England and a Masters degree from the London School of Economics. She also attended the Executive Program of the Stanford Graduate School of Business. In 2010, Ms. Penrose was inducted into the Chicago Business Hall of Fame.

    Qualifications Statement:    Ms. Penrose, whose career at a significant banking organization culminated in her running its corporate business and serving as a member of its management committee, provides our Board with a depth of experience in client relationship management, all aspects of corporate finance and banking relationships, enterprise risk management, executive compensation and international business transactions. Her experience with a management consulting firm enhances our Board's oversight of strategic development activities. Her service on the board of directors of a major foodservice retailer enhances her contribution to our Board's consideration of governance issues and the functioning of our Nominating and Governance Committee, which she chairs, and sophistication about branding and marketing matters. Ms. Penrose's role as the firm's non-executive chairman also gives her additional knowledge about our firm's services and staff which is useful to our Board's deliberations. Additionally, Ms. Penrose has been a vocal proponent of the benefits to corporations of diversity and community involvement, which has helped our Board discuss and promote those issues with our senior management.

              David B. Rickard.    Mr. Rickard, 65, has been a Director of Jones Lang LaSalle since July 2007. He is a nominee standing for election to our Board at the 2012 Annual Meeting. In December 2009, Mr. Rickard retired from his position as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Caremark Corporation, the leading provider of prescriptions and related healthcare services in the United States and the operator of over 6,000 CVS pharmacy stores. Prior to joining CVS Caremark in 1999, Mr. Rickard had been the Senior Vice President and Chief Financial Officer for RJR Nabisco Holdings Corporation. He is currently a member of the Board of Directors, and Chairman of the Audit Committee, of each of Harris Corporation, an international communications and information technology company, and Dollar General Corporation, one of America's largest retailers with over 8,400 stores. Mr. Rickard has a B.A. from Cornell University and an M.B.A. from Harvard Business School. In 2011, Mr. Rickard was inducted into the Financial Executives International CFO Hall of Fame.

    Qualifications Statement:    Mr. Rickard's recent service as the Chief Financial Officer and the Chief Administrative Officer of a major U.S. retailer, and prior to that his services as the Chief Financial Officer of a major consumer products company, add important experience, including from an international perspective, to our Board in terms of corporate finance, banking relationships, operations, complex technology and other systems, acquisition evaluation and integration, enterprise risk management and investor relations. His management of complex financial and accounting functions and his experience as the chairman of the audit committee of two other NYSE-traded public companies contributes perspectives on the proper functioning of audit committees, general corporate governance and Sarbanes-Oxley matters that are useful additions to our Board overall and to our Audit Committee, which he chairs.

              Thomas C. Theobald.    Mr. Theobald, 74, has been a Director of Jones Lang LaSalle since July 1997. He is a nominee standing for election to our Board at the 2012 Annual Meeting. Mr. Theobald has served as a Partner and Senior Advisor of Chicago Growth Partners LLC, a private equity firm, since September 2004. He previously served as a Managing Director at William Blair Capital Partners from September 1994 to September 2004. From July 1987 to August 1994, Mr. Theobald was Chairman and Chief Executive Officer of Continental Bank Corporation. He currently serves on the boards of directors of Ambac Financial Group, Inc., a guarantor of public finance and structured finance obligations, and Ventas Inc., a health-care real estate investment trust. Ambac Financial Group, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in November 2010 and has subsequently continued to operate in the ordinary course of business as a "debtor in possession." Mr. Theobald previously served as Chairman of the board of directors of Columbia Funds, a mutual fund complex, and was also previously on the board of directors of Anixter International, a supplier of electrical apparatus and equipment. Mr. Theobald holds an A.B. from the College of the Holy Cross and an M.B.A. from Harvard Business School.

    Qualifications Statement:    As the result of his having served as the chief executive officer of Continental Bank (and before that having risen to the position of Vice Chairman of Citibank), Mr. Theobald gained deep experience running major global financial institutions with international operations, including with respect to talent management and structuring executive compensation, all of which are useful additions to the overall skill-set of our Board and our Compensation Committee, which he chairs. His tenure at an investment bank and a private equity firm adds investment management and analysis experience, which is useful to our Board's oversight of our LaSalle Investment Management business as well as to its review of potential acquisitions generally. Mr. Theobald's service on the boards of directors of major financial and real estate organizations provides broad-ranging governance perspectives.

Directors Who Are Also Corporate Officers

              Colin Dyer.    Mr. Dyer, 59, has been the President and Chief Executive Officer, and a Director, of Jones Lang LaSalle since August 2004. He is a nominee standing for election to our Board at the 2012 Annual Meeting. Mr. Dyer is currently the Chairman of our Global Executive Committee. From September 2000 to August 2004, he was the founding Chief Executive Officer of the WorldWide Retail Exchange, an Internet-based business-to-business exchange whose members include more than 40 of the world's leading retailers and manufacturers. From 1996 until September 2000, Mr. Dyer was Chief Executive Officer of Courtaulds Textiles plc, an international clothing and fabric company, having served in various management positions with that firm since 1982. From 1978 until 1982, he was a client manager at McKinsey & Company, an international consulting firm. He also previously served on the board of directors, and was the chairman of the audit committee, of Northern Foods plc, a major food supplier to the British retail sector. Mr. Dyer holds a BSc degree from Imperial College in London and an M.B.A. from INSEAD in Fontainebleau, France.

    Qualifications Statement:    Mr. Dyer's service as the chief executive officer for both a major international retailer and an entrepreneurial Internet-based business give a wide-ranging perspective on all aspects of management, including operations, enterprise risk management, client relationship management, the use of technology, corporate finance, talent management, marketing and compensation structuring, all of which are important components of our Board's oversight. Mr. Dyer also has broad international and cultural experience, which is critical to the proper functioning of a global firm like ours. His management consulting background and engineering discipline are useful in overseeing the development and implementation of corporate strategies. His previous service on the board of another public company, and his chairmanship of its audit committee, provide additional grounding to our Board in governance and the oversight of a complex business organization.

              Lauralee E. Martin.    Ms. Martin, 61, is Executive Vice President and Chief Operating and Financial Officer, and a Director, of Jones Lang LaSalle. She has been our Chief Financial Officer since joining the Company in January 2002, and she was appointed to the additional position of Chief Operating Officer in January 2005. She has been a member of our Board of Directors since October 2005. She is a nominee standing for election to our Board at the 2012 Annual Meeting. Ms. Martin is currently a member of our Global Executive Committee and chairs our Global Operating Committee. She served as Executive Vice President and Chief Financial Officer of Heller Financial, Inc., a commercial finance company, from May 1996 to November 2001. Ms. Martin had previously held the positions of Senior Group President, responsible for Heller Financial's Real Estate, Equipment Financing and Small Business Lending groups, and President of its Real Estate group. She was a member of the board of directors of Heller Financial from May 1991 to July 1998. Ms. Martin is a member of the board of directors of each of Kaiser Aluminum, a leading producer of specialty aluminum products for aerospace and high-strength, general engineering and custom automotive and industrial applications, and HCP, Inc., a real estate investment trust focusing on properties serving the healthcare industry. She has previously been a member of the board of directors of each of KeyCorp, a bank holding company, and Gables Residential Trust, a real estate investment trust. Prior to joining Heller Financial in 1986, Ms. Martin held senior management positions with General Electric Credit Corporation. She received a B.A. from Oregon State University and an M.B.A. from the University of Connecticut.

    Qualifications Statement:    Having served as both the chief financial officer and the head of the real estate lending group at Heller Financial, a commercial finance company with international operations, as well as having now been the chief operating and financial officer for Jones Lang LaSalle for ten years, Ms. Martin brings to the Board significant experience in real estate operations and all aspects of corporate financial and operational matters, including the oversight of complex financial, accounting and corporate infrastructure functions. Her service as a member of the boards of directors of two real estate investment trusts and a major bank holding company have reinforced those qualifications and also have deepened her expertise in corporate governance and Sarbanes-Oxley matters. Ms. Martin also has a deep foundation in evaluating acquisition opportunities, managing banking relationships and investor relations. As the liaison to the Board for our Energy and Sustainability Services business, she contributes to the Board valuable perspectives that assist in the oversight of the Company's corporate social responsibility efforts.

              Roger T. Staubach.    Mr. Staubach, 70, has been the Executive Chairman, Americas, and a Director, of Jones Lang LaSalle since July 2008. He is a nominee standing for election to our Board at the 2012 Annual Meeting. Mr. Staubach founded The Staubach Company in 1977 and served as its Chairman and Chief Executive Officer until June 2007, when he became its Executive Chairman. The Staubach Company merged with Jones Lang LaSalle in July 2008. A 1965 graduate of the United States Naval Academy with a B.S. degree in Engineering, Mr. Staubach served for four years as a Navy officer. He then joined the Dallas Cowboys professional football team as its Quarterback, from which he retired in March 1980. Mr. Staubach is a member of the board of directors of Cinemark Holdings, Inc., the third largest movie exhibitor in the United States, and AMR Corporation, the parent company of American Airlines. AMR Corporation and certain of its U.S.-based subsidiaries (including American Airlines) filed voluntary petitions for Chapter 11 reorganization in the U.S. Bankruptcy Court for the Southern District of New York on November 29, 2011. Mr. Staubach was also the Chairman of the Host Committee for Super Bowl XLV, which was held in North Texas at the beginning of 2011. He has received numerous honors for his leadership in business, civic, philanthropic and athletic activities, including the 2006 Congressional Medal of Honor "Patriot Award" and the 2007 Horatio Alger Award. He has also been inducted into the Texas Business Hall of Fame and named a "Distinguished Graduate" by the United States Naval Academy.

    Qualifications Statement:    As the founder of The Staubach Company, which grew to become the premier tenant representation firm in the United States, Mr. Staubach brings significant experience with a service line that is important to Jones Lang LaSalle's business globally. His long tenure as a chief executive officer, coupled with his experience as a Navy officer and then the Quarterback for a highly successful professional football team, provide leadership qualities and perspectives on the importance of corporate ethics and integrity that are valuable to our Board's oversight of the firm. His years of building a significant real estate business add entrepreneurial and marketing expertise that are important to the oversight of our firm's growth and its ability to innovate and serve clients within the real estate industry. Moreover, Mr. Staubach's service as a member of the board of directors of two other major public companies contributes a perspective on public company governance and oversight. His significant philanthropic and community service efforts have helped inform the Board's support of the firm's corporate social responsibility and diversity initiatives.

Additional Corporate Officers
(In addition to Colin Dyer and Lauralee E. Martin, the following individuals have been designated as Officers for purposes of reporting under Section 16 of the
Securities Exchange Act of 1934 and Executive Officers as that term in used in such Act)

              Charles J. Doyle.    Dr. Doyle, 52, has been the Chief Marketing and Communications Officer of Jones Lang LaSalle since September 2007. From January 2005 until he joined Jones Lang LaSalle, he was the Global Head of Business Development and Marketing with Clifford Chance, an international law firm. From February 1997 to January 2005, he held a range of senior marketing and communications positions, the last of which was as the global marketing and communications director for the largest business division of Accenture, a business consulting, technology and outsourcing firm. He also previously held senior marketing and business development positions with British Telecom, a telecommunications firm, Fujitsu, a technology and information firm, and the UK's nuclear research agency (UKAEA). Dr. Doyle graduated from Glasgow University, where he also received a master's degree in History and English, and he has a doctorate in Modern History from Oxford University.

              Mark K. Engel.    Mr. Engel, 39, has been the Global Controller of Jones Lang LaSalle since August 2008. From April 2007 to August 2008, he served as our Assistant Global Controller and from November 2004 through March 2007 he was our Director of External Financial Reporting. Prior to that, Mr. Engel served as Controller of the Principal Investments Management business of JPMorgan Chase & Co., Vice President of Accounting Policy at Bank One Corporation and also held various positions within the audit practice of Deloitte & Touche. Mr. Engel received a B.B.A. in Accountancy from the University of Notre Dame.

              Alastair Hughes.    Mr. Hughes, 46, has been Chief Executive Officer for our Asia Pacific operating segment since January 2009. He is a member of our Global Executive Committee. He was previously the Chief Executive Officer for our Europe, Middle East and Africa operating segment from November 2005. From 2000 to 2005, Mr. Hughes was the Managing Director of our English business. He joined Jones Lang Wootton, one of the predecessor entities to Jones Lang LaSalle, in September 1988 and held positions of increasing responsibilities within our Management Services, Fund Management and Capital Markets businesses. Mr. Hughes graduated in Economics from Heriot Watt University in Edinburgh and has a Diploma in Land Economy from Aberdeen University. He is also a member of the Royal Institute of Chartered Surveyors.

              Jeff A. Jacobson.    Mr. Jacobson, 50, has been Chief Executive Officer of LaSalle Investment Management, Jones Lang LaSalle's investment management business, since January 2007. He is a member of our Global Executive Committee. From 2000 through 2006, he was Regional Chief Executive Officer of LaSalle Investment Management's European operations. From 1998 to 2000, Mr. Jacobson was a Managing Director of Security Capital Group Incorporated. During the period between 1986 and 1998, he served in positions of increasing responsibilities with LaSalle Partners, one of the predecessor corporations to Jones Lang LaSalle. Mr. Jacobson graduated from Stanford University, where he received an A.B. in Economics and an A.M. from its Food Research Institute.

              Patricia Maxson.    Dr. Maxson, 53, has been Executive Vice President, Chief Human Resources Officer of Jones Lang LaSalle since April 2012. From December 2007 until she joined Jones Lang LaSalle, she served as Vice President, Human Resources for Merck Research Labs at Merck & Co., Inc. From 1988 to 2007, Dr. Maxson held a variety of positions at Rohm and Haas Co., a specialty chemical company, initially as a chemist in the research organization and moving into human resources in 1999. Immediately prior to joining Merck, she served as the Rohm and Haas Human Resources Director for Europe. Dr. Maxson has a B.S. in Chemistry from Michigan State University, a Ph.D in Chemistry from the University of California, Berkeley, and a M.A. in Clinical Psychology from The Fielding Graduate Institute.

              Mark J. Ohringer.    Mr. Ohringer, 53, has been Executive Vice President, Global General Counsel and Corporate Secretary of Jones Lang LaSalle since April 2003. From April 2002 through March 2003, he served as Senior Vice President, General Counsel and Secretary of Kemper Insurance Group, Inc., an insurance holding company. Prior to that, Mr. Ohringer served as General Counsel and Secretary of Heller Financial, Inc., a commercial finance company, from September 2000. He previously served as Chief Corporate Counsel and Deputy General Counsel of Heller Financial from March 1999 to September 2000, Associate General Counsel from March 1996 to March 1999, and Senior Counsel from December 1993 to February 1996. Prior to joining Heller Financial, Mr. Ohringer was a Partner at the law firm of Winston & Strawn. Mr. Ohringer has a B.A. in Economics from Yale University and a J.D. from Stanford Law School. In 2011, he was named by the Ethisphere Institute as one of the world's "100 Most Influential People in Business Ethics."

              Peter C. Roberts.    Mr. Roberts, 51, has been the Chief Executive Officer of our Americas operating segment since January 2003. He served as a member of the Jones Lang LaSalle Board of Directors from December 2001 until May 2004. Mr. Roberts is a member of our Global Executive Committee. He was the Chief Operating Officer of Jones Lang LaSalle from January 2002 through December 2002, and he served as Chief Financial Officer from January 2001 through December 2001. Prior to that he served as Managing Director of Jones Lang LaSalle's Tenant Representation Group in North America from December 1996 and then in March 1999 also became that group's Co-President. Mr. Roberts joined our Tenant Representation Group in June 1993 as Vice President and thereafter held the positions of Senior Vice President, Executive Vice President and then Managing Director. He joined Jones Lang LaSalle in 1986. Prior to that, Mr. Roberts worked within the Aerospace and Defense Contractor Group at Morgan Guaranty Trust Company of New York. Mr. Roberts previously served as a member of the board of directors of Corus Bankshares, Inc., a bank holding company that was closed by the Office of the Comptroller of the Currency in September 2009 and placed into receivership with the Federal Deposit Insurance Corporation. Mr. Roberts received an A.B. degree from Dartmouth College and an M.B.A. from Harvard Business School.

              Christian Ulbrich.    Mr. Ulbrich, 45, has been the Chief Executive Officer for our Europe, Middle East and Africa operating segment since January 2009. He is a member of our Global Executive Committee. From April 2005 through December 2008, he was the Managing Director of Jones Lang LaSalle's German business and member of the Board for our Europe, Middle East and Africa region. Prior to that, Mr. Ulbrich was the Chief Executive Officer of the HIH group of companies headquartered in Hamburg, Germany and part of M.M. Warburg Bank. For the ten years prior to that, he held various positions within German and international banks. Mr. Ulbrich has a Diplom Kaufmann degree in Business Administration from the University of Hamburg.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

              Our policies and practices reflect corporate governance initiatives that we believe comply with:

•
The listing requirements of the New York Stock Exchange (NYSE), on which our Common Stock is traded;

•
The corporate governance requirements of the Sarbanes-Oxley Act of 2002, as currently in effect;

•
SEC regulations; and

•
The General Corporation Law of the State of Maryland, where Jones Lang LaSalle is incorporated.

              We maintain a corporate governance section on our public website, www.joneslanglasalle.com, which includes key information about the corporate governance initiatives that are set forth in our:

•
By-Laws;

•
Corporate Governance Guidelines;

•
Charters for each of the three standing Committees of our Board of Directors described below;

•
Statement of Qualifications of Members of the Board of Directors; and

•
Code of Business Ethics.

              We will make any of this information available in print to any shareholder who requests it in writing from our Corporate Secretary at the address of our principal executive office set forth above.

              The Board of Directors regularly reviews corporate governance developments and modifies our By-Laws, Guidelines and Committee Charters accordingly. Our Code of Business Ethics applies to all employees of the Company, including all of our executive officers, as well as to the members of our Board of Directors.

              Jones Lang LaSalle is committed to the values of effective corporate governance and the highest ethical standards. We believe that these values will promote the best long-term performance of the Company for the benefit of our shareholders, clients, staff and other constituencies. To this end, over the past years we have adopted the following significant corporate governance policies and practices, which we then discuss in more detail below:

•
Annual elections of all Directors;

•
Annual "say on pay" votes by shareholders with respect to executive compensation;

•
Right of shareholders owning 30% of the outstanding shares of our Common Stock to call a special meeting of shareholders for any purpose;

•
Majority voting in Director elections;

•
Separation of Chairman and CEO roles, with the Chairman serving as Lead Independent Director;

•
Required approval by the Nominating and Governance Committee of any related-party transactions;

•
Executive session among the Non-Executive Directors at each in-person meeting;

•
Director orientation and continuing education program; and

•
Annual self-assessment by the Board and annual assessment of the Board by senior management.

Information about the Board of Directors and Corporate Governance

              The Board, whose members our shareholders elect annually, is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders either by applicable law, our Articles of Incorporation or our By-Laws. The Board elects the Chairman of the Board, the Chief Executive Officer and certain other members of the senior management team. Senior management is responsible for conducting the Company's business under the oversight of the Board to enhance the long-term value of the Company for the benefit of its shareholders. The Board acts as an advisor and counselor to the Company's senior management and monitors its performance.

Director Independence

              A majority of our Board consists of independent Directors. All of the members of the Audit, Compensation and Nominating and Governance Committees of our Board are independent Directors. For a Director to be considered independent, the Board must determine that the Director does not have any direct or indirect material relationship with the Company. The Board observes all criteria for independence and experience established by the NYSE (including Rule 303A in its Listed Company Manual) and by other governing laws and regulations.

              The Board has determined that Hugo Bagué, Darryl Hartley-Leonard, DeAnne Julius, Ming Lu, Martin H. Nesbitt, Sheila A. Penrose, David B. Rickard and Thomas C. Theobald, all of whom are current members of our Board, are independent according to the criteria we describe above. These are the Directors we describe in this Proxy Statement as being Non-Executive Directors (meaning Directors we do not otherwise employ as Corporate Officers).

Review of Relationships and Related Transactions

              The Board regularly reviews any relationships that a Director may have with the Company (other than solely in his or her role as a member of the Board), including how any such relationships may impact his or her independence in the case of Non-Executive Directors.

              After a review of the written responses from our Directors to inquiries from the Company, and based on the Company's records, the only such relationships of which we are aware with respect to the nominees for election at the 2012 Annual Meeting are the matters we specifically disclose below under "Certain Relationships and Related Transactions" with respect to (1) Ms. Penrose, the Chairman of the Board and a Non-Executive Director, (2) Mr. Theobald, a Non-Executive Director, and (3) Mr. Staubach, a member of Company management who is therefore not an independent Director.

              With respect to Ms. Penrose, the relationship involves her position as the Co-Chairman and participating instructor of the Corporate Leadership Center (the CLC), for which she receives an annual retainer in a fixed amount determined by the Board of Directors of that organization. The CLC is a not-for-profit business and academic forum that provides development courses for corporate leaders through two principal programs, CEO Perspectives and Leading Women Executives. Jones Lang LaSalle has paid for the cost of certain of our executives to attend CLC programs in the past and anticipate we will do so in the future. Such costs are on the same terms and conditions available to participants from other companies, and Ms. Penrose's compensation from the CLC does not change as the result of, or depend upon, the participation of our executives. The amounts involved are immaterial to each of the Company, the CLC and Ms. Penrose.

              With respect to Mr. Theobald, the relationship involves his personal investments in two different vehicles, one of which provides co-investment capital to certain funds sponsored by our LaSalle Investment Management business and the second of which offers an equity participation in certain real estate projects being developed by our Spaulding & Slye Investments operation and was made generally available to a group of management individuals within our Americas business. Mr. Theobald made each of his investments on the same terms and conditions available to other similarly situated investors. Moreover, neither investment involves an amount of money that is material from a financial standpoint either to Mr. Theobald individually or to the Company. Therefore, the Board believes that the relationship does not constitute a material relationship with the Company that detracts from Mr. Theobald's independence.

Non-Executive Chairman of the Board; Lead Independent Director

              Since January 1, 2005, Ms. Penrose, a Non-Executive Director, has held the role of the Chairman of the Board. The Board has determined that Ms. Penrose will also serve as the Lead Independent Director of the Board for purposes of the NYSE's corporate governance rules.

              In her role as Chairman of the Board, Ms. Penrose's duties include the following:

•
Chair Board meetings and encourage constructive engagement and open communications;

•
Preside over regularly scheduled executive sessions of our Non-Executive Directors;

•
Coordinate the activities of, and facilitate communications among, our Non-Executive Directors;

•
Chair our annual shareholders' meetings;

•
Establish each Board meeting agenda, consulting with the Chief Executive Officer and General Counsel, and ensure that the agenda and materials are complete, timely and address the key priorities of the Company and its Board;

•
Represent the Company with clients and shareholders as required;

•
Act as a mentor and confidant to the Chief Executive Officer in support of his successful performance, attend internal Company meetings as required and encourage direct communications between the Chief Executive Officer and individual members of the Board; and

•
Maintain regular and open dialogue with Board members between meetings.

              The Board considers the election of a Chairman annually, immediately following each Annual Meeting of Shareholders. In May 2011 the Board extended the term of Ms. Penrose's appointment to the date of the 2012 Annual Meeting of Shareholders, at which time the Board will re-evaluate whether to further extend her appointment.

              The Board has determined that each person who serves as Chairman of the Board from time to time, if that person is independent, will automatically also serve as a member of each of the Board's Committees, although not necessarily as its Chairman.

              Our leadership structure separates our Chief Executive Officer and Chairman of the Board positions and makes the latter our Lead Independent Director. We believe this approach, which corporate governance experts generally view as the best practice, is useful and appropriate for a complex and global organization such as ours.

Director Orientation and Continuing Education

              We provide Directors who join our Board with an initial orientation about the Company, including our business operations, strategy, policies and governance. We then provide all of our Directors with resources and on-going education opportunities to assist them in staying current about developments in corporate governance and critical issues relating to the operation of public company boards and their committees. Our Board also visits Company offices in different cities as part of its regularly scheduled Board meetings, and typically this includes sessions with management, staff and clients.

Annual Board Self-Assessments and Senior Management Assessments

              Our Board annually conducts a written self-evaluation (with anonymous responses permitted) to determine whether it and its Committees are functioning effectively and how they might enhance their effectiveness. As part of this process, (1) our Chairman of the Board also engages in individual discussions with each Board member about his or her views and (2) the Chairman of our Compensation Committee solicits input from the Board members about the leadership by the Chairman of the Board. Additionally, our Board solicits input (also on an anonymous basis) from the members of senior management who regularly interact with the Board in order to determine management's view about how effectively the Board interacts with the Company and oversees its strategies and execution. The Board members review and discuss the responses to both of these surveys.

Policy on Trading Stock and Hedging

              We have a policy that all Directors, the Corporate Officers listed in this Proxy Statement and certain other designated individuals (1) must pre-clear all trades in Company stock with our General Counsel or Deputy General Counsel and (2) may not trade during designated 'blackout periods" except under approved SEC Rule 10b5-1 trading plans. We also prohibit hedging transactions involving our stock.

The Board and Board Committees

    Board Composition

              Our Board currently consists of the following eleven members:

Hugo Bagué
Colin Dyer
Darryl Hartley-Leonard
DeAnne Julius
Ming Lu
Lauralee E. Martin
Martin H. Nesbitt
Sheila A. Penrose
David B. Rickard
Roger T. Staubach
Thomas C. Theobald

              All of the Board members served for all of 2011 and through the date of this Proxy Statement except that Messrs. Bagué and Nesbitt were first appointed effective March 1, 2011.

    Board Meetings During 2011

              The full Board of Directors held four in-person meetings and one telephonic meeting during 2011. Each Director who held such position during 2011 attended, in aggregate, at least 75% of all meetings (including teleconferences) of the Board and of any Committee on which such Director served. Our Non-Executive Directors meet in executive session without management participation during every in-person Board meeting.

    Standing Board Committees

              Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The following table identifies:

    1.
    The current members of each of the Committees, all of whom are independent Non-Executive Directors;

    2.
    The Director who currently serves as the Chairman of each Committee; and

    3.
    The number of meetings each Committee held during 2011.

Current Committee Membership and Number of Meetings During 2011

Director Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Hugo Bagué		x	x
Darryl Hartley-Leonard	x		x
DeAnne Julius	x	x	x
Ming Lu		x	x
Martin H. Nesbitt	x		x
Sheila A. Penrose	x	x	Chairman
David B. Rickard	Chairman		x
Thomas C. Theobald		Chairman	x
Number of Meetings During 2011 (Including Teleconferences):	9	5	4

              In order to get the benefit of their additional perspectives, we invite Non-Executive Directors who are not members of a given Committee to attend all meetings of each Committee. We also provide them access to all Committee materials for their information.

The Audit Committee

              Messrs. Rickard (Chairman) and Hartley-Leonard and Mmes. Julius and Penrose served as members of our Audit Committee during the entire year of 2011. Mr. Nesbitt has served as a member of the Committee since March 1, 2011.

              Under the terms of its Charter, the Audit Committee acts on behalf of the Board to monitor (1) the integrity of the Company's financial statements, (2) the qualifications and independence of the Company's independent registered public accounting firm, (3) the performance of the Company's internal audit function and of its independent registered public accounting firm and (4) compliance by the Company with certain legal and regulatory requirements. In fulfilling its responsibilities, the Audit Committee has the full authority of the Board to, among other things:

•
Appoint or replace the independent registered public accounting firm, which reports directly to the Audit Committee;

•
Appoint or replace the Company's senior internal auditing executive, who reports directly to the Audit Committee;

•
Review with management and the independent registered public accounting firm the Company's quarterly financial statements, including disclosures made in management's discussion and analysis, prior to the filing of the Company's Quarterly Reports on Form 10-Q;

•
Review with management and the independent registered public accounting firm the Company's annual audited financial statements, including disclosures made in management's discussion and analysis, prior to the filing of the Company's Annual Report on Form 10-K;

•
Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies;

•
Discuss with management and the independent registered public accounting firm the Company's internal controls, disclosure controls and procedures and any major issues as to the adequacy of those controls and procedures and any special steps adopted in light of any material control deficiencies;

•
Establish procedures for the treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•
Discuss with management and advise the Board with respect to the Company's policies and procedures regarding compliance with related laws and regulations and the Company's Code of Business Ethics.

              See also the report of the Audit Committee set forth in the section headed "Audit Committee Report."

              Our Board has determined that each of the members of our Audit Committee is "financially literate" and that at least one of the members has "accounting or related financial management expertise," in each case as required by the NYSE. Our Board has also determined that at least one of the members of the Committee, Mr. Rickard, its Chairman, qualifies as an "audit committee financial expert" for purposes of the applicable SEC rule.

The Compensation Committee

              Messrs. Theobald (Chairman) and Lu and Mmes. Julius and Penrose served as members of the Compensation Committee during the entire year of 2011. Mr. Bagué has served as a member of the Committee since March 1, 2011.

              Under the terms of its Charter, the Compensation Committee acts on behalf of the Board to formulate, evaluate and approve the compensation of the Company's executive officers and to oversee all compensation programs involving the use of the Company's Common Stock. In fulfilling its responsibilities, the Compensation Committee has the full authority of the Board to, among other things:

•
Annually review and approve corporate objectives relevant to the compensation of the Company's Chief Executive Officer, evaluate the Chief Executive Officer's performance in light of those goals and objectives and determine and certify his or her compensation levels based on such evaluation;

•
Annually review and approve the corporate objectives of the other executive officers of the Company who serve on its Global Executive Committee, which is the most senior internal management committee consisting of our Chief Executive Officer, Chief Operating and Financial Officer and the leaders of our four principal business segments, certify performance against those goals and approve the compensation of such other executive officers;

•
Review and approve any employment contracts, deferred compensation plans, severance arrangements and other agreements (including any change in control provisions that are included) for the executive officers of the Company who serve on its Global Executive Committee and the overall programs under which any such arrangements may be offered to other employees of the Company; and

•
Effectively align compensation opportunities with prudent risk taking and, where required, submit equity and other compensation matters to the Company's shareholders for their approval.

              See also the report of the Compensation Committee set forth in the section headed "Compensation Committee Report."

              Compensation Committee Interlocks and Insider Participation.    There are no Compensation Committee interlocks or insider participation on the Compensation Committee. Certain executive officers attend meetings of the Compensation Committee in order to present information and answer questions of the members of the Compensation Committee.

              Relationship Between Compensation Design and Risk-Taking.    We periodically consider whether our compensation policies may be reasonably expected to create incentives for our people to take risks that are likely to have a material adverse effect on either our short-term or longer-term financial results or operations. We continue to believe that they do not. We also have not identified historical situations where we believe that our compensation practices drove behaviors or actions that resulted in material adverse effects on our business or prospects.

              Broadly speaking, we take two different approaches to compensating our people within the three regions that provide Real Estate Services:

•
For predominantly revenue producing positions (such as brokers), we provide minimal base salaries and then commissions or shares in annual incentive pools that directly relate to financial production results according to individual transactions; and

•
For positions that are oriented more toward longer-term client relationship businesses (such as in our corporate outsourcing businesses) or that are either leader-coach positions (such as positions leading businesses, markets or teams) or internal staff positions (such as in marketing or human resources), we provide base salaries and then shares in annual incentive pools that are determined from different combinations of overall corporate or business unit financial results, achievement of key performance indicators on individual client accounts, client survey results and achievement of individual performance goals.

              In our LaSalle Investment Management business, we use base salaries and annual incentive pools that relate to overall global performance of the business as well as the achievement of individual objectives relating to specific performance of investments, fund raising and other metrics and activities that support the success of the business. The long-term incentive plan for the senior leadership of the business relates primarily to the strength of cash-flow annuity income rather than incentive fees. Since incentive fees relate to the performance over longer periods of time of investments made for clients, they provide by themselves significant inherent alignment with client interests.

              We believe these different approaches are appropriate to their circumstances and that they align well with both near-term and longer-term shareholder interests. Straight commissions are restricted to transactions that are completed and therefore do not have significant future risks of negative returns to the firm. Annual incentive pools and longer-term compensation are generally related to the satisfaction of clients over time, and will be adversely impacted in the event of negative client experiences or relationships.

              In the case of our most highly-compensated Executive Officers, we discuss design and risk issues in more detail below as part of our Compensation Discussion and Analysis.

              Where we use them, our restricted stock programs have fairly significant vesting periods of up to five years, and therefore are designed to promote behaviors that are in the longer-term interests of our shareholders and stock price. We have also begun to require that certain restricted stock awards to our most highly compensated Executive Officers be retained for another twelve months even after they have fully vested.

The Nominating and Governance Committee

              Mmes. Penrose (Chairman) and Julius and Messrs. Hartley-Leonard, Lu, Rickard and Theobald served as members of the Nominating and Governance Committee during the entire year of 2011. Messrs. Bagué and Nesbitt have served as members of the Committee since March 1, 2011.

              Under the terms of its Charter, the Nominating and Governance Committee acts on behalf of the Board to (1) identify and recommend to the Board qualified candidates for Director nominees for each Annual Meeting of Shareholders and to fill vacancies on the Board occurring between such Annual Meetings, (2) recommend to the Board nominees for Directors to serve on each Committee of the Board, (3) develop and recommend to the Board the Corporate Governance Guidelines and (4) lead the Board in its annual review of the Board's performance. In fulfilling its duties, the Nominating and Governance Committee has the full authority of the Board to, among other things:

•
Adopt and periodically review the criteria for the selection of Directors and members of Board Committees and, when necessary, conduct searches for and otherwise assist in attracting highly qualified candidates to serve on the Board, including candidates recommended by shareholders;

•
Review the qualifications of new candidates for Board membership and the performance of incumbent Directors;

•
Periodically review the compensation paid to Non-Executive Directors for their services as members of the Board and its Committees and make recommendations to the Board for any appropriate adjustments;

•
Periodically review and bring to the attention of the Board current and emerging trends in corporate governance issues and how they may affect the business operations of the Company;

•
Periodically review the structure, size, composition and operation of the Board and each Committee of the Board and recommend Committee assignments to the Board, including rotation, re-assignment or removal of any Committee member; and

•
Oversee and periodically review the orientation program for new Directors and continuing education programs for existing Directors.

The Board's Role in Enterprise Risk Oversight

              The Board and its Committees take active roles in overseeing management's identification and mitigation of the Company's enterprise risks. The Audit Committee focuses on the process by which management continuously identifies its enterprise risks and monitors the mitigation efforts that have been established. The Board focuses on substantive aspects of management's evaluation of the Company's enterprise risks and the efforts it is taking to avoid and mitigate them. Each of the Compensation Committee and the Nominating and Governance Committee also monitors and discusses with management those risks that are inherent in the matters that are within each such Committee's purview.

              As a standing agenda item for its quarterly meetings, the Audit Committee discusses with management the process that has been followed in order to establish an enterprise risk management report. This report reflects (1) the then current most significant enterprise risks that management believes the Company is facing, (2) the efforts management is taking to avoid or mitigate the identified risks and (3) how the Company's internal audit function proposes to align its activities with the identified risks. The management representatives who regularly attend the Audit Committee meetings and participate in the preparation of the report and the discussion include our (1) Chief Operating and Financial Officer, who chairs our Global Operating Committee, which is the internal management committee that is responsible for overseeing our enterprise risk management process, (2) General Counsel and (3) Director of Internal Audit. At the meetings, the Director of Internal Audit reviews with the Committee how the report has informed the decisions about what aspects of the Company that Internal Audit will review as part of its regular audit procedures, as well as how various programmatic activities by Internal Audit have been influenced by the conclusions drawn in the report.

              The enterprise risk management report is provided to the full Board as a regular part of the materials for its quarterly meetings. At those meetings, the Board asks questions of management about the conclusions drawn in the enterprise risk management report and makes substantive comments and suggestions. Additionally, during the course of each year, the Audit Committee (or sometimes the full Board) meets directly on one or multiple occasions with the senior-most leaders of our critical corporate functions, including Finance, Accounting, Information Technology, Human Resources, Tax, Legal and Compliance, and Insurance, to consider, among other topics, the enterprise risks those internal organizations face and how they are managing and addressing them. At each Board meeting, the Chairman of our Audit Committee reports to the full Board on the activities of the Audit Committee, including with respect to its oversight of the enterprise risk management process.

              As a regular part of its establishment of executive compensation, the Compensation Committee considers how the structuring of our compensation programs will affect risk-taking and the extent to which they will drive alignment with the long-term success of the enterprise and the interests of our shareholders. The Compensation Committee comments on this aspect of our compensation program in the "Compensation Discussion and Analysis" that is a part of this Proxy Statement.

              In the normal course of its activities, our Nominating and Governance Committee reviews emerging best practices in corporate governance and stays abreast of changes in laws and regulations that affect the way we conduct our corporate governance, which represents another important aspect of overall enterprise risk management.

              Moreover, as part of its consideration of our Annual Report to Shareholders, our Board reviews and comments on our Risk Factors section, which is another way in which it participates in the consideration of the significant enterprise risks the Company faces and how the Company attempts to manage them in an appropriate way.

Nominations Process for Directors

    Identifying and Evaluating Nominees for Directors

              The Nominating and Governance Committee employs a variety of methods to identify and evaluate nominees for Director. The Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee would consider various potential candidates for Director. Candidates may come to the attention of the Committee through then current Board members, Company executives, shareholders, professional search firms or other persons. The Committee would evaluate candidates at regular or special meetings and may consider candidates at any point during the year depending upon the circumstances. As described below, the Committee would consider properly submitted shareholder nominations of candidates for election to the Board at an Annual Meeting. Following verification of the shareholder status of the persons proposing candidates, the Committee would aggregate and consider recommendations at a regularly scheduled meeting, which would generally be the first or second meeting prior to the issuance of a proxy statement for the subsequent Annual Meeting. If a shareholder provides any materials in connection with the nomination of a Director candidate, the materials would be forwarded to the Committee. The Committee would also review materials that professional search firms or other parties provide in connection with a nominee who is not proposed by a shareholder. If the Committee nominated a candidate proposed by a professional search firm, the Committee would expect to compensate such firm for its services, but the Board would not pay any compensation for suggestions of candidates from any other source.

    Director Qualifications; Diversity Considerations

              Our Board has adopted a Statement of Qualifications of Members of the Board of Directors, which is available on our website and contains the membership criteria that apply to nominees to be recommended by the Nominating and Governance Committee. According to these criteria, the Board should be composed of individuals who have demonstrated notable or significant achievements in business, education or public service. In addition, the members of the Board should possess the acumen, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to the deliberations of the Board. Importantly, the members of the Board must have the highest ethical standards, a strong sense of professionalism and a dedication to serving the interests of all the shareholders, and they must be able to make themselves readily available to the Board in the fulfillment of their duties. All members of the Board must also satisfy all additional criteria for Board membership that may be set forth in the Company's Corporate Governance Guidelines. These criteria set forth the particular attributes that the Committee considers when evaluating a candidate's management and leadership experience, the skills and diversity that a candidate would contribute to the Board and the candidate's integrity and professionalism.

              For a number of years, our Nominating and Governance Committee has maintained an internal list of the more specific experiences and attributes that it seeks to have cumulatively reflected on the Board. While we do not expect each Director to necessarily contribute all of the desired criteria, we do seek to have the criteria represented on the Board as deeply as possible in their totality. Accordingly, when we are searching for a new Director, we seek to fill any relative gaps in the overall criteria that we may have identified at the time. The desired Board composition criteria that the Committee has identified include, among others:

•
International business experience;

•
Professional services experience, including with respect to culture, talent development and compensation matters;

•
Operating experience with a business for which commercial real estate is a significant part of the business model;

•
Operating experience with asset management;

•
Financial or accounting expertise;

•
Gender, ethnic and/or racial diversity;

•
A current operating role or other current directorships that will promote continuing business acumen; and

•
Experience reviewing, approving and/or managing corporate transactions, including mergers and acquisitions and financings.

              In terms of the Committee's goal to have a diverse Board, the Committee believes that diversity of background and perspective, combined with relevant professional experience, benefits the Company and its shareholders. The Committee believes that the overall composition of the current Board reflects the desired criteria we describe above as well as a significant level of diversity from a number of different and important perspectives.

    Shareholder Nominees

              The Nominating and Governance Committee will consider properly submitted nominations of candidates for membership on the Board as described above. Any shareholder nominations proposed for consideration by the Committee should include the nominee's name and qualifications for Board membership and evidence of the consent of the proposed nominee to serve as a Director if elected. Nominations should be addressed to our Corporate Secretary at the address of our principal executive office set forth above. Consistent with the deadline for submission of shareholder proposals intended to be included in our Proxy Statement generally, shareholder nominations for individuals to be considered for election at the 2013 Annual Meeting must be received by the Corporate Secretary at our principal executive office by no later than December 20, 2012.

Majority Voting for Directors

              Our By-Laws provide that, except with respect to vacancies, each Director shall be elected by a vote of the majority of the votes cast with respect to the Director at any meeting for the election of Directors at which a quorum is present. If, however, at least fourteen days before the date we file our definitive Proxy Statement with the SEC, the number of nominees exceeds the number of Directors to be elected (a Contested Election), the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. A majority of the votes cast means that the number of shares voted "for" a Director must exceed the number of votes cast "against" that Director (with abstentions and broker non-votes not counted as a vote cast either "for" or "against" that Director's election).

              In the event an incumbent Director fails to receive a majority of the votes cast in an election that is not a Contested Election, such incumbent Director must promptly tender his or her resignation to the Board. The Nominating and Governance Committee of the Board (or another Committee designated by the Board under the By-Laws) must make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board must act on the resignation, taking into account the Committee's recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendations, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The Director who tenders his or her resignation will not participate in the recommendation of the Committee or the decision of the Board with respect to his or her resignation. If such incumbent Director's resignation is not accepted by the Board, the Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

              If an incumbent Director's resignation is accepted by the Board, or if a non-incumbent nominee for Director is not elected, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

Calling for Special Shareholders' Meetings

              After the approval of our shareholders in May, 2011, we amended our Articles of Incorporation and our By-Laws to provide that special meetings of our shareholders, for any purpose or purposes, may be called by any of (1) the Chairman of the Board of Directors, (2) the President, (3) the Board of Directors or (4) the Corporate Secretary at the request in writing of shareholders owning at least thirty percent (30%) of the capital stock of the Company that are issued and outstanding and entitled to vote at the meeting

 Non-Executive Director Compensation

              Under its Charter, our Nominating and Governance Committee is responsible for determining and recommending to the Board the overall compensation program for our Non-Executive Directors.

              We use a combination of cash and stock-based compensation for the members of our Board. The Committee seeks to provide compensation to our Non-Executive Directors that is:

•
Sufficient to attract and retain the highest caliber individuals who meet the established criteria for Board membership;

•
Reflective of the demands placed on Board and Committee membership by a complex and geographically dispersed, global organization operating in highly competitive and dynamic markets; and

•
Commensurate with the compensation paid to directors at other firms under broadly similar circumstances.

              Annually, the Committee gathers data from various studies that are published by independent non-profit organizations (for example, the National Association of Corporate Directors) and compensation consulting firms (for example, Towers Watson and Frederic W. Cook & Co., Inc.). For comparison purposes, the Committee then uses the studies and data that appear to be most relevant and most closely associated with the Company's own circumstances. The Committee seeks information regarding:

•
Board retainers;

•
Cash versus equity compensation;

•
Compensation for serving on committees and for chairing committees; and

•
Equity ownership guidelines and compensation for non-executive chairmen.

              Based upon an internal guideline, the Committee then seeks to make any adjustment to the overall compensation program deemed necessary to satisfy the above criteria approximately every other year. In order to determine the compensation of our Chairman of the Board, our Committee meets in executive session, led by the Chairman of our Compensation Committee, without our Chairman of the Board being present.

    Compensation for Our Non-Executive Directors

              Compensation Program.    Effective January 1, 2012, the Nominating and Governance Committee changed the overall structure of the compensation program for our Non-Executive Directors. We have established a "stewardship" approach whereby we have eliminated individual meeting fees. Accordingly, each Non-Executive Director receives:

•
An annual cash retainer of $70,000, paid quarterly; and

•
An annual grant of restricted stock units in an amount equal to $120,000, with the number of restricted stock units based on the closing price of our Common Stock on the grant date, which is the day after the Annual Meeting. Subject to continued service on the Board, half of the restricted stock units vest on the 18 month anniversary of the date of grant and the other half vest on the third anniversary.

              In addition to the above amounts:

•
The Chairman of the Audit Committee receives an annual retainer of $25,000;

•
The Chairman of the Compensation Committee receives an annual retainer of $25,000;

•
The Chairman of the Nominating and Governance Committee receives an annual retainer of $10,000;

•
Each member of the Audit Committee (other than the Chairman) receives an annual retainer of $5,000;

•
Each member of the Compensation Committee (other than the Chairman) receives an annual retainer of $5,000; and

•
Each member of the Nominating and Governance Committee (other than the Chairman) receives an annual retainer of $2,500.

              The Nominating and Governance Committee has determined that there will be no increases to the compensation of our Non-Executive Directors during the remainder of 2012 or in 2013.

              Restricted stock unit awards continue to vest according to their original schedules in the event of the death or disability of a Non-Executive Director. They become fully vested if the Non-Executive Director retires, is not re-nominated or is not re-elected by the shareholders. If a Non-Executive Director resigns or is terminated for cause, he or she forfeits all remaining unvested awards.

              Jones Lang LaSalle reimburses all Directors for reasonable travel, lodging and related expenses incurred in attending meetings.

              We do not pay any Directors' fees to Directors who are also officers or employees of Jones Lang LaSalle (currently Colin Dyer, Lauralee E. Martin and Roger T. Staubach).

              Election to Receive Equity in Lieu of Cash.    We permit Non-Executive Directors to elect to receive and defer shares of our Common Stock in lieu of any or all of their cash retainers, on a quarterly basis, based on the closing price of our Common Stock on the last trading day of each immediately preceding quarter.

              Election to Participate in the U.S. Deferred Compensation Plan.    We permit our Non-Executive Directors who are subject to United States income tax to participate in the Deferred Compensation Plan that we have established for certain employees in the United States. The Plan is a non-qualified deferred compensation program under which the eligible members of our Board may voluntarily elect to defer up to 100% of their retainers. Elections are made on an annual basis and in compliance with Section 409A of the United States Internal Revenue Code. Each of Ms. Penrose, Mr. Hartley-Leonard and Mr. Theobald has previously deferred certain portions of his or her Director's fees into the Plan.

              The amounts of any compensation deferred under the Plan remain an asset of the Company and constitute an unsecured obligation of the Company to pay the participants in the future. As such, they are subject to the claims of other creditors in the event of the Company's insolvency. Gains and losses on deferred amounts are credited based on the performance of a hypothetical investment in a variety of mutual fund investment choices selected by the participants. A participant's account may or may not appreciate depending upon the performance of the hypothetical investment selections the participants make. Participants must elect certain future distribution dates on which all or a portion of their accounts will be paid to them in cash, including in the case of a change in control of the Company. The Company does not make any contributions to the Plan beyond the amounts of compensation that participants themselves elect to defer.

    Compensation for Our Chairman of the Board

              As a Non-Executive Director who was elected to the position of Chairman of the Board effective January 1, 2005, Ms. Penrose receives an annual retainer in addition to the foregoing amounts in consideration of undertaking the responsibilities and time commitments associated with that position as the Board has established it. The Chairman's annual retainer for 2012 is $140,000 in cash, payable quarterly.

              Ms. Penrose is permitted to apply her Chairman's retainer to the programs described above with respect to electing to receive shares in lieu of cash or to deferring amounts under the U.S. Deferred Compensation Plan.

Non-Executive Director Compensation for 2011

              The following table provides information about the compensation we paid to our current Non-Executive Directors in respect of their services during 2011:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Hugo Bagué	$0	$230,000				$364	$230,364
Darryl Hartley-Leonard	$95,000	$90,000	—	—	—	$3,654	$188,654
DeAnne Julius	$102,000	$90,000	—	—	—	$2,131	$194,131
Ming Lu	$79,000	$90,000	—	—	—	$1,793	$170,793
Martin H. Nesbitt	$83,000	$165,000				$261	$248,261
Sheila A. Penrose	$247,000	$90,000	—	—	—	$8,712	$345,712
David B. Rickard	$0	$200,000	—	—	—	$4.004	$204,004
Thomas C. Theobald	$106,000	$90,000	—	—	—	$2,882	$198,882

(1)
The amounts in this column reflect the aggregate cash fees that each Director earned during 2011 in respect of the retainer for Board membership, all Chairman and Committee retainers to the extent applicable and all meeting fees. Meeting fees were paid on the basis of actual meetings attended. If a Director elected to receive a portion of his or her cash payments in deferred shares instead, those amounts are reflected under the "Stock Awards" column. Due to payment cycles, meeting fees earned at the end of a year may not be paid until the following year.

(2)
The stock awards in this column reflect (i) the annual retainer of $90,000 in restricted stock units we granted to each Director and (ii) the one-time grant of $75,000 in restricted stock units we made to each of Messrs. Bagué and Nesbitt at the time of their initial appointment to the Board and (iii) the election of any Director to receive all or a portion of his or her cash payments in deferred shares instead, as we describe above.

The amounts we report in this column reflect the grant date fair values of the stock awards we made to our Non-Executive Directors during 2011.

(3)
We have not granted any new options to Non-Executive Directors since 2003.

(4)
In each of June and December of 2011, at the same time that the Company paid semi-annual cash dividends of $0.15 per share of its outstanding common stock, the Company also paid dividend equivalents of the same amounts on each outstanding restricted stock unit. The amounts shown in this column reflect the dividend equivalents that we paid on restricted stock units held by each of the Directors. The amounts also include dividends paid on shares that the Directors had received and deferred in lieu of cash, as we describe above, all of which dividends were reinvested in additional deferred shares.

We do not provide perquisites to our Non-Executive Directors.

Non-Executive Director Stock Ownership

              Non-Executive Directors are subject to a stock ownership guideline whereby we expect that, at a minimum, by the third anniversary of his or her first election to the Board, each Director shall have acquired, and for as long as he or she remains a member of the Board will maintain ownership of, at least the lesser of (1) 5,000 shares of the Company's Common Stock or (2) shares of the Company's Common Stock worth $300,000 based on the then most recent closing price thereof. All shares of unvested restricted stock that have been granted to a Director, or which a Director has elected to take in lieu of cash compensation or has deferred under any deferred compensation plan, count toward each of the indicated minimum number of shares and dollar value. The net value of "in-the-money" options count toward the indicated minimum dollar value.

              As of March 19, 2012, when the price per share of our Common Stock at the close of trading on the NYSE was $86.86, our Non-Executive Directors had the following ownership interests in shares of our Common Stock:

Name	Shares Directly Owned (#) (3)	Restricted Stock Units (#)	Stock Options (#) (4)	Total (#)	Value at 3/19/12
Hugo Bagué (1)	1,522	1,352	0	2,874	$249,636
Darryl Hartley-Leonard	16,717	6,211	5,000	27,928	$2,332,166
DeAnne Julius	500	7,588	0	8,088	$702,524
Ming Lu (1)	144	6,461	0	6,605	$573,710
Martin H. Nesbitt (1)	377	1,352	0	1,729	$150,181
Sheila A. Penrose	50,029	6,211	0	56,240	$4,885,006
David B. Rickard	8,992	6,200	0	15,192	$1,319,577
Thomas C. Theobald (2)	10,494	6,211	0	16,705	$1,450,996

(1)
None of Messrs. Bagué, Lu or Nesbitt has yet reached the third anniversary of his respective first election to the Board.

(2)
In addition to the equity ownership disclosed in this table, Mr. Theobald has made certain personal investments in investment vehicles offered by the Company or one of its affiliates, as we describe more particularly below under "Certain Relationships and Related Transactions." Such investments were made on the same terms and conditions as offered to other investors.

(3)
Includes shares the Director has elected to take in lieu of cash and receipt of which has been deferred.

(4)
All stock options in the table have vested and are exercisable. Stock option values reflect the total value of such vested options based on the difference between $86.86 per share and the strike price of the individual underlying options.

Attendance by Members of the Board of Directors at the Annual Meeting of Shareholders

              We strongly encourage each member of our Board of Directors to attend each Annual Meeting of Shareholders. All of the members of our Board of Directors at the time were present at our previous Annual Meeting of Shareholders held on May 26, 2011.

Communicating with Our Board of Directors

              Shareholders and interested parties may communicate directly with our Board of Directors. If you wish to do so, please send an e-mail to boardofdirectors@am.jll.com, which our Corporate Secretary will forward to all Directors. If you wish to communicate only with our Non-Executive Directors, or specifically with any Director individually (including our Chairman of the Board, who serves as the Lead Independent Director, or the Chairman of any of our Committees), please so note on your e-mail. Alternatively, you may send a communication by mail to any or all of our Directors, or specifically to any or all of our Non-Executive Directors, care of our Corporate Secretary at the address of our principal executive office set forth above, and our Corporate Secretary will forward it unopened to the intended recipient(s).

EXECUTIVE COMPENSATION

              In this section we provide our shareholders with the material information necessary to understand our compensation policies. We also discuss the compensation we awarded for 2011 to the executives who comprised our Global Executive Committee (GEC), which includes our Chief Executive Officer, our Chief Operating and Financial Officer, the three other most highly compensated Executive Officers, as well as a sixth Executive Officer whose compensation we voluntarily disclose for completeness and transparency. We refer to the six members of our GEC in this Proxy Statement as our Named Executive Officers:

•
Colin Dyer, our Chief Executive Officer and President;
•
Lauralee E. Martin, our Chief Operating and Financial Officer; and
•
The Chief Executive Officers for our four principal business segments:
  •
  Alastair Hughes, Asia Pacific;
  •
  Jeff A. Jacobson, LaSalle Investment Management (LaSalle);
  •
  Peter C. Roberts, Americas; and
  •
  Christian Ulbrich, Europe, Middle East and Africa (EMEA).

              This section consists of:

•
Our Compensation Discussion and Analysis, which explains how and why we paid our Named Executive Officers for their efforts in 2011; and
•
Compensation tables, which present the specific amounts and types of compensation we paid to our Named Executive Officers for 2011 and in comparison to 2010 and 2009.

Compensation Discussion and Analysis

              Our Compensation Committee (which is sometimes referred to as the Committee, we or us for purposes of this Compensation Discussion and Analysis) oversees the Company's executive compensation programs. Among its responsibilities, the Committee reviews and annually approves the compensation we pay to all of the Company's Named Executive Officers.

              The Committee designs the executive compensation program to motivate the Named Executive Officers to lead the Company toward achievement of its short-term and long-term financial and strategic goals, in addition to increasing shareholder value, all without encouraging excessive risk-taking. At the beginning of each year, we establish executive compensation opportunities against achievement of (1) targeted financial results and (2) individual performance on non-financial strategic objectives.

              We believe that our compensation program has proven, during a particularly challenging five-year period including the global financial crisis and its aftermath, that it provides the right balance between the short-term and long-term performance goals that will best motivate our senior management to (1) lead the Company and (2) focus its people on the disciplines necessary to remain a strong competitor that can continue to gain market share and improve operationally in both prosperous and difficult times. We also believe our compensation program continues to provide important retention incentives and to promote the strategic objectives that management and the Board view as the most significant.

 Executive Summary Regarding 2011 Compensation

              2011 Perspectives: Record Revenue and Significantly Strengthened Market Positions.    The Company finished 2011 with record consolidated revenue levels and solid performance by each of its three geographic Real Estate Services segments and by LaSalle Investment Management, which constitutes its fourth business segment. Within the dynamic and sometimes weakened economic conditions of many of the countries in which it operates, the Company was able to maintain strong market shares and healthy pipelines.

              Among its financial and operational highlights for 2011, the Company:

•
Recognized record revenue of $3.6 billion in 2011, a 23 percent increase over 2010.

•
Generated adjusted net income of $215 million, 29 percent higher than 2010 totals.

•
Maintained its investment-grade balance sheet throughout the year and realized resulting benefits from low interest expense. Outstanding debt on its $1.1 billion long-term credit facility was $463 million at year-end, with fourth quarter reduction of total net debt position by more than $180 million. The Company's strong balance sheet continues to serve as a competitive differentiator.

•
Completed a number of strategic mergers designed to extend and augment its geographic platform and service capabilities. In particular, the merger with King Sturge made the Company industry leader in the United Kingdom and Europe as a whole.

•
Extended its position as leading provider of real estate services to corporate occupiers, winning 62 new outsourcing assignments, expanding our relationship with 38 clients and renewing 41 contracts.

•
Increased Capital Markets and Hotels revenues increased by more than 50% in 2011 compared to 2010.

•
Through LaSalle, raised approximately $5 billion of net capital in 2011 and invested more than $4 billion in new client investments for funds and separate accounts across all geographic segments. LaSalle's investment performance for clients equaled or exceeded benchmarks for all of its business segments.

              Alignment of Executive Pay with Company Performance.    We are committed to aligning the compensation of our executives with our financial and operational performance. As the chart below indicates, the total annual amount of cash compensation we have paid to the six Named Executive Officers has correlated well to the Company's adjusted net income performance over the most recent five-year period:

Annual Cash Incentives Relative to
Adjusted Net Income
($ in 000's)

              Highlights of 2011 Compensation Decisions.    Highlights from the compensation decisions the Committee made with respect to 2011 performance include the following:

Base Salary
• No increases to the base salaries of any of our Named Executive Officers in 2011, consistent with the goal of maintaining an efficient cost structure and limiting fixed costs.
Annual Incentives
• A 10% increase in performance-based annual incentive funding, relative to a 29% increase in adjusted net income and completion of key strategic objectives.

•

The Committee determined that 26% of the 2011 annual incentive funding was to be deferred and paid as restricted stock units to the Named Executive Officers, with the remaining 74% paid as current annual cash incentives.

Long-Term Incentives
• Operating income and operating income margin performance resulted in total funding of $4.1 million, or 83% of target long-term incentive value.
• We issued 40% of the long-term awards as restricted stock units and the remainder in cash, all with three-year vesting for retention and incentive purposes.
• Long-term incentive plan awards have 100% claw-back if operating income and margin performance in 2012 are not sustained above 2011 target levels.

              Mix of Annual and Long-Term Incentives.    We design the compensation program to provide strong incentives for our Named Executive Officers to drive both annual and long-term performance.

For example, in 2011 we delivered 40% of the total compensation paid to our Chief Executive Officer in the form of restricted stock or deferred cash that contains service and forfeiture provisions. The charts below indicate the targeted and actual allocations of annual and long-term compensation for our CEO and, in the aggregate, for the remaining five Named Executive Officers.

2011 CEO Compensation Mix	2011 Compensation Mix for All Other Named Executive Officers

              Changes to Compensation Practices in 2011.    Our first advisory "say on pay" vote resulted in over 80% of votes cast approving our compensation program for Named Executive Officers. In addition, consistent with the recommendation of management, shareholders voted for annual advisory "say on pay" voting, and we have implemented that recommendation. We evaluated the results of the 2011 "say on pay" vote as part of the annual overall assessment of our compensation program for our Named Executive Officers. Noting the support from shareholders for our program, we determined that it continues to satisfy our objectives and to remain consistent with the compensation philosophy we discuss below in more detail. Accordingly, the Committee did not make any material changes to the overall compensation program for Named Executive Officers in 2011. However, we did incorporate the following evolving best practices within our executive compensation program:

•

Imposed additional holding periods for Named Executive Officers on restricted stock unit awards made in 2011. We require that 50% of the net shares be restricted from sale or transfer for an additional 12 months.

• Decreased the portion of total annual compensation paid as current cash and increased the portion paid in stock or deferred cash.
• Tightened the alignment of Market Reference companies by eliminating one company that far exceeded the Jones Lang LaSalle market capitalization.

              Pursuit of Best Practices in Executive Compensation.    We continually evaluate those attributes we consider to be best practices in executive compensation, and we seek to infuse them into our program. Those attributes, which we believe our programs reflect, include the following:

•
Performance-based.

      Comment:    The Company has a long-standing commitment to a performance-based culture and alignment with shareholder interests. Accordingly, we seek to structure our executive compensation programs so that the most significant portion of the total compensation opportunity for our Named Executive Officers will be directly related to some measure of net income performance and the other strategic objectives that the Committee, in collaboration with the senior management team, believes will most directly drive shareholder value

•
Balanced mix of short-term and long-term compensation.

      Comment:    We design our total compensation program to focus our Named Executive Officers on driving both annual financial results as well as on the need to create long-term shareholder value. We accomplish this through two long-term incentive plans, one of which applies separately to the CEO of our LaSalle business and the second of which applies to the remaining members of our Global Executive Committee. We also automatically convert a minimum of 15% of any Named Executive Officer's annual incentives into restricted stock units that vest over a 30-month service period. Once the shares have vested, we then require the Named Executive Officers to retain 50% of the net shares for an additional 12 months.

•
Stock Ownership and Share Retention.

      Comment:    In order to further align the long-term interests of key employees with the interests of shareholders, we have established ownership guidelines for our senior officers generally. In order to promote compliance with the guidelines, our Named Executive Officers automatically receive an additional 20% of their annual incentive in restricted stock units, rather than in cash, under the Company's Stock Ownership Program. (We provide a description of our broad-based equity compensation "SOP" in more detail below.)

      Named Executive Officers may voluntarily opt out of SOP each year if they are in compliance with the stock ownership guidelines. In the case of our Chief Executive Officer, the minimum amount of equity ownership necessary to opt out is the lesser of (i) six times annual base salary or (ii) 60,000 shares. In the case of the remaining Named Executive Officers, the minimum amount of equity ownership necessary to opt out is the lesser of (i) four times annual base salary or (ii) 40,000 shares. For our Named Executive Officers, the SOP requirement is in addition to the minimum equity delivery requirement we described in the previous paragraph (for which there is no opt-out capability). All of the Named Executive Officers elected to opt out of SOP for their 2011 incentives.

      The following table indicates the current share ownership of our Named Executive Officers relative to the guideline as of March 19, 2012, when the price per share of our Common Stock at the close of trading on the New York Stock Exchange was $86.86. Each of our Named Executive Officers currently exceeds the minimum stock ownership guideline.

Name	Shares Directly Owned	Outstanding Restricted Stock Units (1)	Stock Options	Total	Value at 3/19/12	Minimum Ownership Requirement
Colin Dyer	101,016	84,248	0	185,264	$16,092,031	$4,500,000
Lauralee E. Martin	54,634	53,507	0	108,141	$9,393,127	$1,700,000
Alastair Hughes	26,592	44,236	0	70,828	$6,152,120	$1,400,000
Jeff A. Jacobson	45,426	10,244	0	55,670	$4,835,496	$1,400,000
Peter C. Roberts (2)	91,405	54,390	0	145,795	$12,663,754	$1,400,000
Christian Ulbrich	12,166	30,248	0	42,414	$3,684,080	$1,400,000
(1)
Includes awards of restricted stock units made during 2012.

(2)
Includes shares owned by Mr. Roberts's wife, for which Mr. Roberts retains beneficial ownership for securities law purposes.
•
Balanced Relationship Between Compensation Design and Risk.

      Comment:    We structure the compensation opportunity for our Named Executive Officers in order to minimize the chance that it will provide an incentive to take risks with the business that could have a material adverse effect on either our short-term or long-term financial results or operations. We do this by (1) increasing the compensation opportunity for each Named Executive Officer with the achievement of correspondingly greater stretch financial and strategic operating goals and (2) decreasing the opportunity in the event the Company does not meet its financial or other operating objectives.

      We have incorporated into our executive compensation program mechanisms that would reduce compensation in the event that overly-risky strategies resulted in diminished financial performance. These features include: (1) the use of restricted stock with vesting periods up to five years in length, (2) a compensation recoupment (or "claw-back") policy in the event of financial restatements, (3) requirements in our long-term incentive plans that operating income and margin performance be sustained over a multi-year period and (4) use of caps on amounts available under our annual and long-term incentive programs.

•
No tax gross-ups.

•
No contractual arrangements that provide for immediate change of control benefits or golden parachutes.

•
Recapture of certain incentives in the event of a subsequent restatement of financial statements.

•
Limited use of perquisites.

 Compensation Decision Making and Governance

              Role of the Compensation Committee.    The Committee, which consists entirely of independent Directors, recognizes the importance of developing and maintaining sound principles and practices to govern the Company's executive compensation program. Through a disciplined evaluation process, we seek to establish a strong link between (1) executive compensation and (2) achievement of net income, operating income, operating income margin and other strategic objectives designed to drive shareholder value. To carry out its responsibilities, the Committee:

•
Retains, and regularly consults, an independent compensation consultant to advise on executive compensation design, structure and market competitiveness;

•
Reviews market compensation data in order to compare (1) our executive compensation to what other similarly situated companies pay and (2) how such companies use compensation to meet desired business outcomes and to attract and retain executive talent;

•
Takes into consideration the amounts that each of our Named Executive Officers would receive or forfeit under different termination scenarios; and

•
Takes into consideration other relevant matters, including internal fairness, consistency, tax deductibility and accounting requirements.

              Role of our Chief Executive Officer.    Our Chief Executive Officer, Colin Dyer, makes annual recommendations to the Committee for the compensation of the Named Executive Officers other than himself. To do this, Mr. Dyer:

•
Reviews base salaries, annual incentives, long-term incentives, equity awards and total direct compensation;

•
Evaluates in his judgment the performance of each of the other Named Executive Officers based on the goals and compensation plans established at the beginning of the year;

•
Comments on the quality of the interaction and contributions of the other Named Executive Officers as members of the GEC since that is the most senior executive committee within the Company; and

•
Compares the performance for each of the other Named Executive Officers on a relative basis, taking into account the different market, geographical and cultural dynamics and challenges of each of their respective business segments.

              The Committee reviews these evaluations and recommendations, discusses them with Mr. Dyer and ultimately approves or amends Mr. Dyer's recommendations in its discretion.

              The Committee also receives a self-assessment of the Chief Executive Officer's own performance during the previous year relative to his performance objectives. Mr. Dyer assesses the extent to which circumstances arose during the year, including for example changes in the marketplace or the competitive landscape, that required him to alter his focus or activities during the year. The Committee next meets in one or more private executive sessions without Mr. Dyer being present in order to develop its own conclusions about Mr. Dyer's performance. In its discretion, the Committee then determines the Chief Executive Officer's annual incentive and long-term awards for the previous year, his base salary for the forthcoming year and the annual and long-term incentive opportunities for the next performance period.

              Internal Compensation Resources.    The Company's Global Human Resources staff helps prepare the information the Committee needs to carry out its oversight responsibilities. The Company uses internal compensation expertise and data available from professional compensation consulting firms to compile comparative market compensation data and present individual compensation modeling.

              Role of Independent Compensation Consultant.    In addition, the Committee has continued to retain Sibson Consulting as an independent outside compensation consultant to advise the Committee on matters related to the compensation of the Named Executive Officers. The Committee determines the scope of Sibson's services. Sibson advises the Committee on matters related to the compensation of the Named Executive Officers. Sibson does not advise management of the Company and receives no compensation from the Company other than in connection with its consulting work for the Committee. The Committee typically requests Sibson to:

•
Review and comment on the agenda and supporting materials in advance of Committee meetings;

•
Review and comment on major compensation matters that management proposes, including with respect to comparative data and plan design recommendations;

•
Review the compensation matters disclosed in the Company's proxy statements;

•
Advise the Committee on best practices for Board governance over executive compensation, current executive compensation trends and regulatory updates; and

•
Undertake special projects or provide such other advice as the Chair of the Committee may request.

              Competitive Assessment: Comparing Our Executive Compensation Program to Other Companies.    We develop the total compensation opportunities for each Named Executive Officer relative to our own historical corporate performance and future objectives. We do not believe it is appropriate to establish compensation opportunities based primarily on benchmarking relative to compensation at other companies. Therefore, we do not rigidly set our compensation levels based on specified percentiles of benchmark data.

              However, we also recognize that our compensation practices must be competitive within the broader markets where we compete. As we strive to maintain our leadership position within the global real estate services and investment management industries, it is critical that we attract, retain and motivate the executives who will be best able to deliver on the commitments we make to our clients and shareholders.

              Each year the Committee compares our compensation program to those of other companies, which we call our "Market References," that:

•
We consider our direct competitors;

•
Operate within the broader commercial real estate business, including real estate investment trusts; or

•
Operate within the business services and financial services sectors.

              Given the diverse nature of our Company's businesses, which combine real estate expertise and business services in a relatively unusual way, we create two Market References to reflect these two different business aspects: (1) real estate-oriented firms and (2) business services firms. We also target firms that are similar in size by revenue, with a median target of $3 billion and a range of one half to no more than three times our own revenue. We do not use market capitalization as a primary selection factor since our Company's business model is not asset intensive like that of a real estate investment trust (REIT), but we nevertheless think that REITs provide useful compensation comparisons since we regularly compete with them for similar kinds of talent.

              Management annually reviews the composition of the Market References. The Committee independently considers and approves the Market Reference lists to which we refer for compensation comparison purposes. Each year, management recommends to the Committee changes that will keep the Market Reference as meaningful as possible to our own Company in terms of:

•
The types of services we provide;

•
The clients we seek;

•
The need to reflect changes in the Market Reference companies themselves (for example, as the result of mergers or acquisitions); and

•
The scope and nature of the positions we are comparing.

              We indicate below the Market Reference companies we selected for 2011. They consisted of (1) a group of real estate companies, including certain of our direct competitors that we added regardless of size, and (2) a group of business services providers:

Real Estate Market References	Business Services Market References
Annaly Capital Management Inc.	AECOM Technology Corp.
Boston Properties Inc.	Alliance Bernstein Holding LP
Brookfield Properties Corp.	CGI Group Inc.
CB Richard Ellis Group, Inc.	CH2M HILL Companies Ltd.
First Service Corp.	Convergys Corp.
Forest City Enterprises Inc.	Dun & Bradstreet Corporation
General Growth Properties Inc.	Emcor Group Inc.
Host Hotels & Resorts, Inc.	Equifax Inc.
Icahn Enterprises L.P.	Fidelity National Information Services, Inc.
Prologis Inc.	Gartner Inc.
Vornado Realty Trust	Robert Half International Inc.
Trueblue, Inc.

              We show below the median revenue and market capitalization data for the two separate Market Reference groups set forth above, and compare them to our Company's own metrics. We used 2010 results since those were associated with the compensation reported in the 2011 proxy statements from other companies that we used. The table below reflects that the Real Estate Group has significantly greater market capitalization, but lower revenue, than the Business Services Group.

Median Data for Market Reference Companies ($ in millions)

Scope Measure (median)	Real Estate Group	Business Services Group
Revenue	$2,683.1	$3,149.1
Market Capitalization (reported as of most recent fiscal year end)	$8,813.2	$3,031.4
Jones Lang LaSalle Incorporated
—Revenue (2010)	$2,925.6
—Market Capitalization as of 12/31/2010	$3,597.2

              We have determined that the currently available comparative data is not sufficiently reliable with respect to those of our Named Executive Officers who lead our four business segments. This is because their positions do not correlate well enough to the positions that the Market Reference companies report in their proxy statements. Accordingly, we have decided that a reasonable approach for us is first to compare data for our Chief Executive Officer and our Chief Operating and Financial Officer, which we do believe correlates well with the Market Reference companies. We then align the remaining Named Executive Officer positions from an internal equity perspective, taking into account relative size, profit contribution and comparative performance of their respective business segments. When we refer elsewhere in this discussion to the Market Reference comparisons that we perform, we are referring to this methodology.

              Overall, we concluded from the compensation comparisons that the current base salaries for our Chief Executive Officer and Chief Operating and Financial Officer continue to be below the 50th percentile of the Market Reference companies. However, the Company's target annual incentive and long-term incentive opportunities in the aggregate permit the Committee to reward executives at a level between the 50th and the 75th percentiles of the comparison groups.

              In order to reward and retain our executives, we provide a mix of cash and potential long-term compensation that is broadly consistent with market practices. As we have concluded in previous years, we continue to believe that the components we use to reward and retain executive talent (base salaries combined with annual incentives and long-term incentives that include significant equity elements) work well to differentiate performance through the different market environments we experience across the world.

              When We Make Compensation Decisions.    Through a disciplined and ongoing governance process, the Committee conducts its activities on a regular timeline each year. We show below several of the key milestone events that occur during each quarter as a guide to understanding the Committee's annual calendar.

Activities	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Review actual Company and individual executive performance against prior year performance goals.	✓
Determine and certify annual incentives, long-term incentives, equity awards.	✓
Establish performance goals for annual incentive arrangements and long-term incentive opportunities.	✓
Review and approve adjustments to base salaries, annual incentive opportunities and equity compensation.	✓
Proxy statement preparation and matters relating to any shareholder votes to be requested at the Annual Meeting.	✓	✓		✓
Review compensation forecasts based on developing results.		✓	✓	✓
Review updates on compensation trends, regulatory environment and best practices.			✓	✓
Talent management and succession planning reviews.			✓	✓
Competitive assessment. Includes construction of comparator groups, as well as analysis of market reference points and competitive practices.			✓	✓
Review and approval of equity compensation budget for coming year.				✓

What We Pay and Why: The Elements of Our Executive Compensation Program

              Consistent with our performance orientation, we have designed an executive compensation program with three major elements:

•
A cash base salary;
•
A performance-based annual incentive that we commonly refer to within the Company as an "annual bonus;" and
•
Long-term incentives linked to growth hurdles, typically delivered through (1) restricted stock unit grants that vest over multi-year periods and (2) cash, the payment of which is deferred for stated periods of time without interest. We use the GEC Long-Term Incentive Plan (the GEC LTIP) to provide the long-term incentives to the members of the GEC other than the Chief Executive Officer of LaSalle, who participates instead in the LIM Long-Term Incentive Plan (the LIM LTIP).

      We describe in the table below the broad objectives for each of the above elements:

Compensation Element and Form of Payout	Objective	Key Features
Base Salary • Paid 100% in cash	Provides basic compensation for ongoing management responsibilities.	We review base salaries annually to ensure they are competitive and internally equitable. Salary adjustments are made from time to time based on job performance, promotion to new role, or market environment.

Annual Incentives

•

Minimum 15% paid as restricted stock units (RSUs).

•

Under our Stock Ownership Program (SOP), an additional 20% amount of annual incentive to be paid as RSU unless the Named Executive Officer satisfies minimum ownership guidelines and elects to opt out.

Provides significant short-term incentives to drive shareholder value by completing key annual financial, operational and strategic goals.

Form of payouts determined by Committee to balance current cash and stock ownership to further align with long-term orientation.
Committee sets incentive targets as a percentage of some measure of net income, and then links rewards to (1) performance against financial objectives and (2) achievement of strategic objectives. Distribution of available incentive funds at the end of the year is based on the Committee's evaluation of financial results, performance against strategic objectives and individual performance assessments.

To further promote long-term orientation, a minimum of 15% of any annual incentive is paid in RSUs, half of which vest on or about the 18 month anniversary of the award and half of which vest on or about the 30 month anniversary. 50% of the net shares must be retained for twelve months after vesting.

Long-Term Incentives

•

Awards paid both as (1) deferred cash, with no interest credits, and (2) RSUs, with service based vesting over a 36 month period.

•

RSUs must also be retained for twelve months after vesting.

•

Delivered through the GEC LTIP to the members of the GEC other than the CEO of LaSalle, who participates instead in the LIM LTIP.

Creates a long-term performance orientation and retention tool through stock ownership and deferred cash; rewards achievement of growth and other strategic objectives that increase shareholder value.
Committee links rewards to specific financial and operating goals that are set as part of the Company's long-term strategic plan covering a multi-year performance period. Awards are determined annually based on performance against financial and operating targets.

Sustained performance is required over a two-year period on operating income and operating income margin goals in order to retain prior year awards. Equity and deferred cash awards made under these programs have multi-year vesting and overlapping maturity, with no interest credits or discounts to fair value.

To discourage inordinate risk-taking, claw-back provisions arise in the event of subsequent financial restatements.

What We Pay and Why: Rewards for Achievement of Financial Results and Strategic Objectives

              We have designed our executive compensation programs to reward the achievement of targeted financial results and individual performance on key strategic objectives. Our performance goals are based on GAAP financial results, but on a case-by-case basis the Committee in its discretion may exclude restructuring charges and other non-recurring expenses such as non-cash charges associated with acquisitions.

              The following table (1) lists and defines each performance goal we used to determine certain elements of compensation for 2011, (2) explains why we selected it and (3) indicates whether we use the goal as part of the annual or the long-term incentive.

Goal	Definition	Why Selected	2011 Incentive Programs that Utilized
Net Income	Adjusted net income available to shareholders.	Rewards profitable growth.	Annual
Operating Income	Adjusted total pre-tax profit generated from operations.	Rewards growth in recurring profit of businesses.	Long-Term
Operating Income Margin	Operating income divided by Company-wide revenue.	Rewards increased management efficiency.	Long-Term
Modified Cash Flow (MCF)	Operating income less equity earnings within our LaSalle Investment Management segment.	Rewards growth in investment management business, less Company's return on its co-investment.	Long-Term; used for the LaSalle CEO under the separate LaSalle long-term program
Modified Base Cash Flow (MBCF)	Modified Cash Flow less incentive fees within our LaSalle Investment Management segment.	Rewards annuity earnings from investment management business.	Long-Term; used for the LaSalle CEO under the separate LaSalle long-term program
Total Shareholder Return	Calculated in the first quarter of the following year by dividing (A) the sum of (i) the total dividends paid per share to shareholders in the performance period plus (ii) the difference between the final share price and the beginning share price, by (B) the beginning share pjrice	Aligns changes in compensation levels to shareholder value.	Long-Term
G5 Strategic Objectives	Objectives seeking to drive achievement of the Company's five global strategic priorities (the G5)	Rewards long-term planning and execution and achievement of strategic priorities	Annual and Long-Term

How We Determine the Amount of Each Compensation Element

              In the first quarter of each year, we review and determine all of the elements that comprise our total compensation arrangements for the Named Executive Officers. We do this both with respect to the previous year's performance (in terms of making decisions on any actual annual incentive payments to be made) and for the forthcoming year (in terms of the overall structure and elements that will govern how we determine the amount of compensation for future performance). We take this integrated approach so that we can calibrate the total reward potential for the Named Executive Officers relative to performance against their business plans.

              Annual Base Salary.    Currently the base salaries for our Named Executive Officers are at or below the 50th percentile relative to our Market Reference companies. We review base salaries on an annual basis, as well as at the time of a promotion or other change in responsibilities. We recommend adjustments to base salaries, if any, following an evaluation of the individual's specific performance during the previous performance period and the relative level of his or her compensation compared to other Named Executive Officers and to our Market Reference companies.

              Annual Incentives.    We generally intend the compensation we pay to our Named Executive Officers to qualify as performance-based compensation that is fully deductible for U.S. federal income tax purposes. Accordingly, at the beginning of each year and taking into account the Company's plans for that year, the Committee establishes a maximum total amount of the annual incentives that will be available for payment to the Named Executive Officers for different levels of financial and non-financial performance.

              The table below summarizes the threshold and target performance levels, and associated incentive funding, that we established at the beginning of 2011 for annual incentives in the aggregate for our Named Executive Officers:

		Total Funding Available for Annual Incentives Based on Net Income Performance:
					Additional Maximum Incentives for Performance on Key Strategic Objectives

Threshold Net Income Performance	Target Net Income Performance
		Net Income Sharing Rate	Funding at Threshold	Funding at Target

$100,000,000	$213,800,000	8%	$8,000,000	$17,100,000	$3,500,000

              The incentive amounts we set at the beginning of the year serve as one of the governors that the Committee establishes with respect to how it then determines the compensation amounts it ultimately approves after the end of the year. For tax deductibility purposes, the Committee retains the discretion in its judgment to reduce, but not increase, a Named Executive Officer's annual incentive compensation from the maximum incentive amounts that would otherwise have been payable.

              We establish other individual key strategic performance objectives for each of our Named Executive Officers as part of the same Individual Performance Management Program (IPMP) that we use to determine the compensation for substantially all of our professional and corporate support employees on an annual basis. We design these objectives principally to drive achievement of the Company's five global strategic priorities (the G5):

•
G1: Build our leading local and regional market positions;
•
G2: Grow our leading positions in the Corporate Solutions business;
•
G3: Capture the leading share of global capital flows for investment sales;
•
G4: Strengthen LaSalle Investment Management's leadership position; and
•
G5: Differentiate our business by connecting across the firm and with clients.

              The aggregate maximum annual incentive award that we may pay to any Named Executive Officer, from both the application of the financial formula and from the achievement of the key strategic performance goals described above, cannot exceed $5 million in any one year.

              After the end of the year, the Committee considers actual results achieved, IPMP assessments as well as significant unforeseen obstacles or favorable circumstances that influenced the ability to meet desired results. The overall assessment of each Named Executive Officer serves as the basis of the Committee's decision to award an annual incentive. We report performance-based annual incentives awarded in cash in the Summary Compensation Table under the column entitled "Non-Equity Incentive Plan Compensation." We include performance-based equity awards in the "Stock Awards" column.

              To further promote longer term performance orientation, we require at least 15% of each named executive's annual incentive be paid in restricted stock units. When awarded, half of the restricted stock units vest on or about the 18 month anniversary of the award and half vest on or about the 30 month anniversary. We determine the number of restricted stock units we award under this provision based on the NYSE closing price of the Company's Common Stock on the day the Committee approves the annual incentives.

              In addition to the above requirement, unless a Named Executive Officer meets stock ownership guidelines and voluntarily elects to opt out, another 20% of the annual incentive, to a maximum of $150,000, is awarded as restricted stock units under the terms of the Company's Stock Ownership Plan, in which case half of the restricted stock units vest on or about the July 1 of the year following the award and half vest on or about the July 1 of the second year following the award.

    Long-Term Incentive Compensation Programs:

    The GEC LTIP

    The GEC LTIP establishes a total annual compensation pool of $5 million for performance at target levels for four different performance measures. Actual funding of the pool may be higher or lower than the target amount depending on actual performance. Whether cash or stock is paid for achievement of a particular performance measure depends on the measure. Although the categories for the performance measures will stay the same over the five-year life of the GEC LTIP, the Committee annually reviews the goals that were established when the current GEC LTIP was adopted in 2010.

    The following table indicates how all of the elements of the GEC LTIP interact:

Performance Measure	When is Performance Evaluated?	Form of Award (Each with 3-Year Vesting)

Operating Income Margin	Annually; award requires sustained performance over a 2-year period	Deferred Cash (No Interest Paid During Deferral Period)
Operating Income	Annually; award requires sustained performance over a 2-year period	Deferred Cash (No Interest Paid During Deferral Period)
Total Shareholder Return	Annually	Restricted Stock Units
Support for G5 Strategic Priorities	Annually	Restricted Stock Units

    The Committee determines annually the share in the pool for each member of the GEC other than the Chief Executive Officer of LaSalle, who participates in an alternative long-term incentive plan we discuss below. For 2011, (1) 30% was allocated to our Chief Executive Officer, (2) 20% to our Chief Operating and Financial Officer and (3) 15% to each other GEC member. A GEC member's percentage may not be increased due to a reduction in the percentage determined for another member. The Committee may allocate the remaining portion of the pool for individuals outside the GEC based on recommendations from the Chief Executive Officer.

    The table below outlines the threshold and target performance levels, and associated incentive funding, we established at the beginning of 2011 for the GEC LTIP:

		2011 Performance Levels		Funding at Different Performance Levels
GEC LTIP Performance Goals
	Relative Weight	Threshold	Target	Below Threshold	Threshold	Target	Maximum

Operating Income Margin	25%	7.7%	9.0%	$0	$1,062,500	$1,250,000	$1,375,000
Operating Income	25%	$212,500,000	$250,000,000	$0	$1,062,500	$1,250,000	$1,375,000
Total Shareholder Return	10%	10%	10%	$0	$0	$500,000	$500,000
G5 Objectives	40%	Strategic financial and non-financial goals are established at beginning of each year		$0	$1,000,000	$2,000,000	$2,000,000
		Total		$0	$3,125,000	$5,000,000	$5,250,000

    The LIM LTIP

    Since he is the Chief Executive Officer of LaSalle, Jeff A. Jacobson, who is one of our Named Executive Officers, participates in the LIM LTIP. As a result, he does not participate in the GEC LTIP.

    Under the LIM LTIP, we determine a fixed incentive amount to be paid to a group of senior LaSalle officers at the end of each year if performance exceeds the annual cash flow, margin and compound growth rate targets we established for the five-year performance period of 2008 through 2012. The LIM LTIP requires the Committee to determine how much of each annual incentive will be delivered in cash and how much in unvested restricted stock units. The award in respect of performance for each year is paid in one-quarter tranches over four years.

    The payout earned and paid in a given year under the LIM LTIP depends on whether LIM clears certain margin and growth rate hurdles for the immediately preceding calendar year. We use two different hurdles: (1) Modified Cash Flow and (2) Modified Base Cash Flow. We define Modified Cash Flow as LaSalle's operating income minus its equity earnings. We define Modified Base Cash Flow as Modified Cash Flow minus incentive fees. The Modified Cash Flow hurdle began with $50 million for 2008 and increases by 15% for each subsequent year. The Modified Base Cash Flow hurdle is $50 million for each year of the program.

    Additionally, as a condition for awards to be made for a given year, the actual margin for the investment management business must exceed 15% and the segment's total compensation and benefits expense as a percentage of revenue must not exceed 60%.

    We then make the payout, from a pool of sharing rates of the cash flows that have exceeded the hurdle amounts, to those LIM executives who were previously granted a fixed number of participant points (out of a total of 100) against the pool.

 How We Made Our Specific 2011 Compensation Decisions

    Summary Comment on Company Performance and Executive Compensation for 2011

              The Company's full-year 2011 revenue reached a record $3.6 billion, a 23% increase over 2010. The Company achieved these results notwithstanding that real estate and financial markets were challenged by various constraining factors, including the on-going political and economic crisis within the European Union, continuing high unemployment in the United States, unrest in the Middle East and major natural disasters in Japan and elsewhere. The Company completed an impactful merger with King Sturge, an international property consulting firm, during the year and is well along the way to a very successful integration. It also completed a number of smaller but strategically important acquisitions including at LaSalle, which also raised $5 billion of net new investment capital from its clients. The Company remained financially strong as it maintained its investment grade rating and reduced net bank debt during the fourth quarter alone by more than $180 million.

              The Company reported GAAP net income of $164 million for the year, compared to $154 million in 2010. Without giving effect to one-time restructuring charges primarily associated with the King Sturge acquisition, its adjusted net income of $214.5 million was 29% higher than its adjusted net income in 2010. Moreover, each of the three Real Estate Services operating segments as well as LaSalle contributed to the results by increasing both its revenue and its operating income over the prior year:

              Although the Company's stock price was down 26.6% from the beginning to the end of 2011, as the cumulative total shareholder return table in our 2011 Annual Report on Form 10-K indicates, the total return to our shareholders (which takes into account reinvestment of dividends) over the five years ended December 31, 2011, nevertheless significantly outperformed that of the two other U.S. publicly traded companies whose business is most similar to ours, CBRE Group, Inc. and Grubb & Ellis Company (taken together).

              The Committee also noted that the Company had a number of other significant accomplishments during 2011 as it:

•
Expanded its global footprint with new offices in China, India and Sri Lanka; and acquired market leading businesses in South Africa, Indonesia, Seattle and Australia (LaSalle);

•
Continued to successfully grow its Middle Markets Corporate Solutions business and grew annuity revenue from corporate business in Europe, 50% of whose revenue is now corporate-sourced;

•
Doubled Capital Markets revenue in the US and grew the total global market share of the Hotels business by over two percentage points;

•
Delivered investment performance to clients of LaSalle that exceeded applicable benchmarks in a number of important products; and

•
Continued to grow its sustainability business globally, completing over 150 LEED projects in the US and more than 60 LEED projects internationally.

              The Company continued to receive significant awards from third parties during 2011, reflecting the quality of its people and the services it provides to clients. Examples include Euromoney's Global Best Investment Manager and inclusion on Ethisphere's list of the World's Most Ethical Companies.

              Each of our three Real Estate Services operating segments experienced significant revenue and operating improvement over the prior year:

•
The Americas revenue grew to more than $1.5 billion, 21% over 2010, with a 10% increase in operating income, due primarily to increased transactional activities in Leasing, Capital Markets and Hotels;

•
Asia Pacific's annual revenue of $816 million was up 14% in local currencies over 2010, with a 34% increase in operating income, the result of continued expansion of our market-leading positions in Greater China and India, and growth in the Property and Facilities Management business; and

•
EMEA's revenue of $974 million increased by 29% from the prior year in local currencies, primarily the result of strong growth in Capital Markets and Hotels advisory revenues and the successful integration of the King Sturge business. Its operating income of $28 million improved by 42% over the prior year.

              Revenue at our LaSalle Investment Management segment grew to $275 million, an increase of 12% in local currencies compared to the previous year, driven by higher incentive fees resulting from investment performance for clients and improved equity earnings from co-investments.

              We believe that the annual incentive compensation of our respective Named Executive Officers appropriately reflects our consolidated results as well as the results of our respective business segments. We also concluded that the confident and well-coordinated leadership that our Named Executive Officers consistently and assertively displayed throughout the year was a significant factor in driving this performance. Although certain significant competitors have declared bankruptcy during the past year, our Company has maintained a strong balance sheet and its investment grade rating, which are increasingly important differentiators in the marketplace as clients entering into longer-term outsourcing arrangements want to be confident in the financial viability of their service providers.

              Moreover, our Named Executive Officers routinely and clearly promote the high level of professional standards and integrity, and the collaborative culture, for which the Company is known and which also provide an important differentiator as we compete for business. Accordingly, we believe the Company remains in a very solid overall position relative to our competitors in terms of (1) the strength of our balance sheet, (2) the quality of our people and services, (3) the depth and balance of our geographic reach, (4) our overall ability to serve the needs of our clients through leveraging the power of our global platform and (5) our corporate social responsibility.

              We also believe that during 2011 our Chief Executive Officer, Mr. Dyer, performed very well on the strategic objectives we established for him at the beginning of 2011. He is an excellent leader of our Global Executive Committee, with which the Board interacts on a regular basis and whose members in turn uniformly provide constructive and well-communicated leadership to the Company. In particular, during 2011 Mr. Dyer led a significant long-term strategic initiative that the Board believes has provided a clear and executable vision for the Company's continued growth and prosperity. The Board members and Mr. Dyer's colleagues similarly respect his professionalism, his ability to demonstrate both strategic vision as well as a clear road-map to execution, his strong support for maintaining a healthy culture that draws top talent to the Company and his vocal support for conducting business with the highest level of ethics. We believe he adds significant value to our shareholders as the Company confronts the challenges of sustainability and further growth within dynamic and inherently risky world markets.

              It is the Committee's considered view, therefore, that the total compensation levels of our Named Executive Officers for 2011 are reasonable and appropriate given the Company's achievements overall and by each of the individual business segments. We also believe that the manner in which we delivered the compensation to the executives for their 2011 performance continued to motivate them to perform at a very high level within dynamic and challenging markets, both for our clients and for the benefit of our shareholders.

    Determination of 2011 Base Salaries

              Consistent with our philosophy of emphasizing performance-based compensation and in order to support our goal of maintaining an efficient cost structure and limiting our fixed costs we did not raise the base salaries of our Named Executive Officers in 2011, nor have we done so for a number of years.

    Determination of 2011 Annual Incentives

              Based on his judgment the performance of each of the other Named Executive Officers against the net income and non-financial goals within the context of the compensation plans established at the beginning of the year, as well as the different market and geographical dynamics and success of each of their respective business segments during 2011, Mr. Dyer recommended to the Committee the annual incentive compensation of the other Named Executive Officers. These recommendations also took into consideration the amounts that each of our Named Executive Officers would receive or forfeit under different termination scenarios.

              In executive session, the Committee separately considered the performance of Mr. Dyer against the net income and other strategic objectives established at the beginning of the year, as well as the amounts that Mr. Dyer would receive or forfeit under different termination scenarios.

              The Committee then approved the following aggregate annual incentive payouts to our Named Executive Officers for 2011 relative to the plan funding limits that we established at the beginning of the year:

Annual Incentive Component	Target 2011 Performance	Actual 2011 Performance	Maximum Funding at Target	Total Actual Incentive Payout

Net Income Performance	$213,800,000	$214,500,000	$17.1 million	$14.4 million
Key Strategic Objectives	Developed through Individual Performance Management Program	See Table below	$3.5 million	$1.9 million
Total	NA	NA	$20.6 million	$16.3 million (79% of target funding limit)

              The following table indicates the material (but not necessarily all) factors we took into account when establishing the financial and non-financial portions of the annual incentives for our Named Executive Officers:

Name	Plan Based Annual Incentives	Commentary on Annual Incentive Attributed to Financial Portion	Commentary on Achievement of Principal Non-Financial Strategic Objectives

Colin Dyer, Chief Executive Officer and President	$4,200,000, Consisting of: $3,000,000 cash and $1,200,000 RSUs	• Adjusted net income of $215 million vs. $166 million in 2010, a 29% increase

•

Continued strong and well-coordinated leadership of our executive team as Chairman of Global Executive Committee.

•

Within challenging economic and political environments globally, positioned the firm with strong market shares and healthy pipelines to provide solid momentum into 2012.

•

Led significant strategic planning effort to guide and position the firm over future multi-year period.

•

Firm continued to receive multiple awards from third parties, reflecting industry leadership and stature as firm of choice for clients and staff seeking financially stable organization with broad and deep service capabilities and reputation for integrity as one of the "World's Most Ethical Companies."

•

Significant visibility with current and potential clients, shareholders and employees, broadening the firm's profile and strengthening its global brand.

Lauralee E. Martin, Chief Operating and Financial Officer	$2,500,000, Consisting of: $2,000,000 cash and $500,000 RSUs	• Adjusted net income of $215 million vs. $166 million in 2010, a 29% increase

•

Important role in evaluating and executing strategic acquisitions.

•

Enhanced strength of the balance sheet; maintained investment grade rating through the global downturn.

•

Leadership in driving productivity, cost optimization and enterprise risk management through chairmanship of our Global Operating Committee.

•

Leadership role in assisting our businesses with client relationship and contract management and with developing new products and services.

•

Leadership role in driving technology solutions to enhance client service and operational efficiencies.

•

Strong sponsorship for continued global development of Energy and Sustainability business and Corporate Social Responsibility reporting.

•

High visibility and solid reputation with investors, colleagues and clients.

Alastair Hughes, CEO, Asia-Pacific	$2,800,000, Consisting of: $2,125,000 cash and $675,000 RSUs

•

Asia-Pacific revenues of $816 million up 14% in local currencies from 2010

•

Operating income of $66 million up 29% in local currencies from 2010

•

Operating income margin of 8.1%, improved from 7.3% in 2010

•

Leadership on continued development of strategic and growth markets, including China and India.

•

Procon acquisition makes us the clear market leader in Indonesia.

•

Recruitment of key roles for Japan and Australian businesses, among others.

•

Solid recovery of business in Japan following devastating tsunami; leadership in management of business recoveries from other natural disasters in the region.

•

Leadership on continued cost discipline and margin improvement.

•

High visibility with corporate and transactional clients.

•

Strong progress enhancing brand and visibility within region, including as the result of winning meaningful awards for excellence in property consultancy.

Jeff A. Jacobson, CEO, LaSalle Investment Management	$1,750,000, Consisting of: $1,275,000 cash and $475,000 RSUs

•

LaSalle revenues of $275 million up 8% in local currencies from 2010

•

Operating income of $57 million up from $38 million in 2010

•

Incentive fees driven by client performance increased to $19 million, a 63% increase over the prior year

•

LaSalle raised over $5 billion of net equity for separate accounts, funds and public securities, exceeding internal targets.

•

Met or exceeded investment performance benchmarks in all sectors.

•

Leadership role in developing long-term strategic vision for the business.

•

Leadership role in significant new client mandates won during the year.

•

Trinity Funds acquisition important for enhancing position within Australian market.

•

Registration statement filed for Jones Lang LaSalle Income Property Trust, with potential for significantly ramping up retail client business.

•

Continued to enhance LaSalle brand with Euromoney "Global Best Real Estate Investment Manager," among others.

Peter C. Roberts, CEO, Americas	$2,595,000, Consisting of: $1,950,000 cash and $645,000 RSUs

•

Americas revenues of $1.5 billion up 21% from 2010

•

Operating income of $163 million up 10% from 2010

•

Operating income margin of 10.7%, down from 11.8% in 2010 as the result of higher commission expenses and increases in gross contract vendor costs related to corporate client contracts

•

Continued strong growth and market share gains in brokerage and middle markets corporate business.

•

Important acquisitions significantly strengthened market positions in the US Northwest and Southeast, plus added to service offerings in Capital Markets.

•

Leadership role as significant progress made in developing healthcare business and also our businesses in Brazil and Canada.

•

Significant involvement during the year in client-related activities, including support of new business pitches.

•

Solid progress developing the brand, with multiple awards for best places to work, quality of advisory work, energy and sustainability and marketing.

•

Important leadership on continued improvement of staff diversity.

Christian Ulbrich, CEO, EMEA	$2,500,000, Consisting of: $1,785,000 cash and $715,000 RSUs

•

EMEA revenues of $974 million up 29% in local currencies from 2010

•

Operating income of $28 million, up from $20 million in 2010

•

Adjusted operating income margin (excluding charges relating to King Sturge acquisition) of 4.0%, improved from 2.7% in 2010

•

Leadership on delivering healthy results despite significant uncertainty in European markets due to euro zone debt crisis.

•

Leadership in negotiating and closing the significant King Sturge merger, followed by successful integration.

•

Continued development of Retail business reflected in prestigious awards.

•

Continued successful expansion of Tetris business across Europe.

•

Better than planned development of corporate business and stronger annuity revenues to diversify the business relative to historical transactional strength.

•

Strong growth of business in three largest countries, England, Germany and France.

•

Continued leadership in developing the use of the Web and technology to enhance the business.

    Determination of 2011 Long-Term Incentives: GEC LTIP

              The table below presents the aggregate annual incentive payouts we made to our participating Named Executive Officers for 2011 under the GEC LTIP funding mechanics:

Performance Measures	2011 Target Performance	Funding at Target	2011 Actual Performance Results(1)	2011 GEC LTIP Funding	Form of Award
Operating Income Margin	9.0%	$1,250,000	8.5%	$1,062,500	Deferred Cash
Operating Income	$250,000,000	$1,250,000	$305,500,000	$1,375,000	Deferred Cash
Total Shareholder Return	10%	$500,000	-26%	$0 (not met)	Restricted Stock Units
G5 Objectives	See Below	$2,000,000	85%	$1,700,000	Restricted Stock Units
Total		$5,000,000		$4,137,500	(83%)
(1)
Operating income margin and operating income are adjusted to reflect restructuring and intangible amortization charges related to the King Sturge merger.

              The following table indicates the material (but not necessarily all) factors we took into account in determining the extent to which our Named Executive Officers met the G5 objectives for 2011:

G5 Strategic Objective	Results

G1: Build our leading local and regional market positions

•

As the result of the significant King Sturge merger, we became industry leader in the UK and Europe

•

Completed other strategic mergers to extend and augment our geographic and service capabilities, including in Switzerland, Indonesia, South Africa, Singapore and the US

•

Opened offices in strategic markets, including in China, India and Latin America

G2: Grow our leading position in Corporate Solutions

•

Extended our position as leading provider of real estate outsourcing services to corporate occupiers

•

Won 62 new outsourcing assignments, expanded relationships with 38 clients and renewed 41 client contracts

•

Further expanded middle market corporate platform

G3: Capture the leading share of global capital flows for investment sales	• Further invested in Capital Markets and Hotels businesses, whose revenues increased by more than 50% over the prior year • Further extended leading share of Hotels market globally
G4: Strengthen LaSalle Investment Management's leadership position

•

Raised $5 billion of net new capital, following similar achievement in the previous year

•

Invested more than $4 billion of capital on behalf of clients across all geographic segments

•

Investment performance for clients was at or above benchmarks for all segments

•

Strengthened position in Australian market with acquisition of Trinity Funds Management

G5: Differentiate by connecting across the firm, and with clients

•

Continued to invest in technology to improve service capabilities to clients and to market properties on their behalf

•

Strengthened brand with recognition for outstanding performance and culture through numerous awards including for best property consultancy, environmental efforts and business ethics

Other significant results that strengthened the business	• Used strong cash flow to reduce net debt position by $184 million • Maintained the only investment-grade rating in our industry

Determination of 2011 Long-Term Incentives: LIM LTIP

              Based on the point interests he had been allocated at the beginning of 2011, Mr. Jacobson received a total award for 2011 under the LIM LTIP of $162,500. We determined this amount based on a sharing of the amounts that LaSalle generated during 2011 of (1) Modified Cash Flow, (2) Modified Base Cash Flow and (3) forfeited awards from terminated participants. We also determined that LaSalle had met the payment threshold conditions for margin and ratio of compensation and benefits to revenue.

              With respect to the total long-term incentive amount most recently determined in 2012 in respect of LaSalle's 2011 performance, one quarter ($40,625) has been paid to Mr. Jacobson in cash in 2012 and one quarter will be paid in cash in each of 2013, 2014 and 2015, assuming that Mr. Jacobson has not then previously terminated his employment at the time of the payment.

Additional Compensation, Retention and Retirement Programs

              We have various additional equity and other incentive programs, some of which apply specifically to one or more of our Named Executive Officers and some of which are more broadly-available programs in which one or more of our Named Executive Officers are eligible to participate. We have designed them to align the interests of our employees, and particularly our executives, with the interests of our shareholders and to serve as longer-term retention vehicles for our people. In many cases, we establish these types of programs because they are standard within the respective markets in which we operate, and we therefore believe they are a necessary component in the compensation programs for firms, such as ours, that want to be competitive as employers of choice.

              For ease of reference, the following chart lists all of the programs, together with a brief description. After that, we discuss each of the programs in more detail (and the brief descriptions are qualified by those broader discussions):

Program	Brief Description

U.S. Employee Stock Purchase Plan	U.S. after-tax employee stock purchase plan; monthly stock purchases from the market at the then market rates.
U.K. Save As You Earn Plan	U.K. tax-qualified employee stock purchase plan; stock purchases at 15% discount after three or five years of savings through payroll deductions.
Co-Investment Long-Term Incentive Plan	Grants of interests in LaSalle Investment Management real estate investment funds to senior group of Company officers (International Directors). Future grants under this program were discontinued, effective January 1, 2007.
International and Regional Director Personal Co-Investment Program	Vehicle to permit personal after-tax investments the return on which will relate to the performance of a pool of LaSalle Investment Management real estate investment funds. Future investment opportunities under this program were discontinued, effective January 1, 2007.
Spaulding & Slye Investment Program	Vehicle to create and manage real estate investments in which certain Jones Lang LaSalle employees, and in some cases members of the Board of Directors, are given the opportunity to make personal investments from time to time.
Savings, Retention and Other Plans and Arrangements
Retirement savings plans are country or contract specific and generally related to local market practices, including for example the U.S. 401(k) plan with Company match.

In addition, a specific retention plan has been established for our Chief Executive Officer.
Severance Arrangements	Standard Company severance arrangements are country specific, with all Named Executive Officers subject to specific provision in the U.S. Severance Pay Plan.
U.S. Deferred Compensation Plan	Allows eligible U.S. employees to defer income for receipt at designated future times; Company does not make contributions.
Change in Control Benefits	Other than in connection with accelerated vesting of restricted stock units and stock options, enhanced change in control benefits not provided. No tax gross-ups.
Perquisites	No personal perquisites (such as club memberships) of any significance are provided. In appropriate circumstances, we do provide reimbursement for certain expatriate and / or relocation expenses, all of which we disclose in the Summary Compensation Table.

U.S. Employee Stock Purchase Plan and U.K. Save As You Earn Stock Plan

              The U.S. Employee Stock Purchase Plan and the U.K. Save As You Earn (SAYE) Stock Plan provide eligible employees with a means for using their own personal funds to accumulate Jones Lang LaSalle Common Stock. Typically, we structure these plans according to the tax regimes of the countries in which we offer them.

•
The U.S. Employee Stock Purchase Plan provides employees in the United States with a means to purchase stock through regular payroll deductions. We purchase shares for the Plan at the end of each month in the open market at the then current price. We do not provide any discounts, but we do pay brokerage costs. None of our Named Executive Officers participated in the U.S. Employee Stock Purchase Plan in 2011.

•
The U.K. SAYE Stock Plan provides employees in the United Kingdom and Ireland with an option to purchase stock at a 15% discount through regular payroll deductions accumulated over an offering period. None of our Named Executive Officers participated in the U.K. SAYE Stock Plan during 2011.

Co-Investment Long-Term Incentive Plan

              Our Co-Investment Long-Term Incentive Plan was designed to provide the group of the then approximately 150 of our senior leaders around the world, known as our International Directors, with the opportunity to benefit on a notional basis from real estate co-investments made by the Company on their behalf through its LaSalle Investment Management business. Primarily to avoid certain negative accounting and tax effects from the future expansion of the Co-Investment Plan, we discontinued further grants beyond 2006. Grants that we previously made will continue to vest according to their terms and will continue to serve as a useful retention incentive. In 2007, as an alternative means of recognizing the achievements of our International Directors and as an additional long-term retention incentive aligned with increases in our stock price, we made a grant to each International Director, including each Named Executive Officer other than Mr. Jacobson, of $37,000 in restricted stock units (based upon the closing price of shares of our Common Stock on January 2, 2007) that vest in five years assuming continued employment at the time by each grantee. We have not make any additional grants to International Directors since 2007 and do not anticipate doing so in 2012.

              As originally structured, the Co-Investment Plan sought to:

•
Help the Company retain its most senior people;
•
Align the interests of participants with those of the Company's real estate investment clients; and
•
Increase their efforts to promote the Company's success in the interests of our shareholders.

              We originally established the Co-Investment Plan to make grants of investments for the benefit of our International Directors during a three-year period starting on January 1, 2002, with an initial notional allocation by the Company of $5 million among those employees who were International Directors on that date. We earmarked an additional $5 million to be invested in the Co-Investment Plan for the International Directors in place on each of January 1, 2003 and January 1, 2004 if the Company achieved a certain performance level during the respective previous years. The Company did not achieve the required level of performance during 2002, so we did not make a grant in 2003. The Company did achieve the required level of performance in 2003 and so we made a second investment in 2004. In October 2004, our Board extended the Co-Investment Plan for one additional notional investment allocation to be made in 2005 in the event the Company achieved a certain performance level during 2004. Since the Company did achieve the required level of performance during 2004, a third notional investment of $5 million was made in 2005. Based upon the Company's strong financial performance in 2005, our Board approved an additional notional investment of $5 million in 2006.

              A participant vests in the portion of his or her notional investment account upon the earlier of:

•
Five years from the date as of which each allocated investment is made;
•
Retirement;
•
Death or permanent disability; or
•
A change in control of the Company.

Termination of employment for any reason other than those listed above results in a forfeiture of all of a participant's interests in the Co-Investment Plan. We determine the value of a participant's account based on the performance of particular real estate funds managed by LaSalle Investment Management. The Committee administers the Co-Investment Plan.

              While they have participated in the separate LIM Long-Term Incentive Compensation Program described below, certain of our LaSalle Investment Management International Directors, including Jeff A. Jacobson, one of our Named Executive Officers, have not also participated in the Co-Investment Plan. In 2005 and 2006, we did permit International Directors who were employees of LaSalle Investment Management and located in certain countries where permitted, including Mr. Jacobson, to make (and certain of them did make) investments from their own funds, either directly or, if otherwise eligible, through our United States Deferred Compensation Plan described below, the returns on which will be calculated as if they were grants made under the Co-Investment Plan.

              Other than as set forth above with respect to Mr. Jacobson, all of our other Named Executive Officers participated in the Co-Investment Plan through 2006.

International and Regional Director Personal Co-Investment Program

              In 2006, we introduced a new International and Regional Director Personal Co-Investment Program, in which all of our International and Regional Directors, including our Named Executive Officers, were eligible to participate on a voluntary basis. The Personal Co-Investment Program permitted eligible participants to invest personally in the performance of certain of the funds that LaSalle Investment Management has established for its clients. We intended the Program to serve as a retention device by:

•
Providing our people a means to participate in a personal investment opportunity that was unique to being employed at our Company; and
•
Further aligning the interests of our people with the success of our LaSalle Investment Management business and the performance it seeks to achieve on behalf of its clients.

              Of our Named Executive Officers, Colin Dyer, Jeff A. Jacobson and Peter C. Roberts have made personal investments in the Personal Co-Investment Program.

              Primarily to avoid certain negative accounting effects from the future expansion of the Personal Co-Investment Program (similar to those issues that arose with respect to the Co-Investment Plan), we have discontinued the ability to make further investments beyond 2006. Personal investments made in 2006 continue to remain outstanding, however.

              Personal investments through the Program represent an interest whose return will reflect the performance of the co-investments that the Company itself has made in LaSalle Investment Management funds.

              During 2006, we permitted eligible participants to personally invest up to US$100,000 in the Personal Co-Investment Program. As they represent personal investment funds, all investments made by our Named Executive Officers vested immediately. Each Named Executive Officer will continue to own the investment even if he or she leaves the Company, regardless of the circumstances. A participant does not have any rights to sell investment units back to the Company in the event he or she leaves the Company, nor can the Company require a participant to sell them back.

              Participants may not re-sell investment units to anyone else, nor may they pledge them as collateral for a loan. Investment units may pass to their heirs upon their death, but otherwise the units are not liquid investments.

              As a legal matter, investment units represent a liability of Jones Lang LaSalle Incorporated that is owed to participants as unsecured creditors of the Company. We measure the investment return on the liability by the return that the Company receives on the LIM Funds, but participants are not themselves direct investors in the underlying LaSalle Investment Management funds. Therefore, in the event of the bankruptcy of the Company, participants could lose up to the entire value of the investment even if the underlying funds themselves remained solvent.

              During 2007, there was a return of principal of approximately $14,000 and interest of approximately $13,000 on each $100,000 initial investment. There was no return of principal during 2008. In February 2009, there was a return of principal of approximately $7,400 and interest of approximately $2,600 on each $100,000 initial investment. In December 2010, there was a return of principal of approximately $8,600 and interest of approximately $4,400 on each $100,000 initial investment. We did not make any distributions during 2011.

Spaulding & Slye Investment Program

              Our Spaulding & Slye Investments division, which operates within our Americas segment, creates and manages real estate investments in which certain Jones Lang LaSalle employees, and in some cases members of the Board of Directors, are given the opportunity to invest from time to time. The goal of the program is to provide further alignment between our people and the success of our business, as well as an additional retention incentive. In early 2012, the SSI Opportunity Fund 1 was launched to target the acquisition and/or development of industrial, office, apartment and retail assets. Selected members within our Americas management group were offered the opportunity to make personal investments in $50,000 increments to a maximum of $250,000, the latter of which would result in an approximate ownership of 2.25% of the total equity raised.

              Of our Named Executive Officers, Peter C. Roberts has made a personal investment in the SSI Opportunity Fund I offering.

Savings, Retention and Other Plans and Arrangements

              CEO Performance Incentive Compensation Agreement.    In April 2012, the Committee approved a new performance-based and retention incentive benefit (the Benefit) for Colin Dyer, our Chief

Executive Officer. The Committee, working with its independent compensation consultant, has designed the Benefit to accomplish two main objectives:

    (1)
    to create an additional retention incentive for Mr. Dyer to remain with the Company and to continue to provide the leadership that the Board believes has created significant organizational and shareholder value, and driven strong performance, during his tenure; and

    (2)
    to create an additional incentive for Mr. Dyer to drive performance of the Company's financial and strategic goals as the Committee establishes them each year in connection with the development of our executive compensation program.

              Accordingly, the Company has agreed to pay the Benefit in the event that: (1) Mr. Dyer terminates his employment on any date after the date on which he has both (a) reached age 62 and (b)  attained ten years of service with the Company (the earliest date on which both conditions can be met is during September, 2014, which is the Eligibility Date); (2) Mr. Dyer is involuntarily terminated without cause at any time in the future; or (3) Mr. Dyer dies or is significantly disabled at any time in the future.

              The Benefit will be determined according to a formula, which operates as follows:

    (1)
    in the event of termination after the Eligibility Date, including as the result of Mr. Dyer's death or disability, the annual value of the Benefit will equal $250,000 plus 8.5% of Mr. Dyer's Final Average Annual Incentive; and

    (2)
    in the event of Mr. Dyer's involuntary termination without cause, death or disability before the Eligibility Date, the annual value of the Benefit will be pro-rated according to number of full months of service relative to ten years of service.

              Final Average Annual Incentive means the average of the two highest consecutive years' Non-Equity Incentive Plan Compensation, which includes only cash payments attributable to the Company's Stock Award and Incentive Plan (or such similar or successor annual incentive bonus plan), in the five years preceding the year in which separation from service takes place, as reported in the corresponding column of the Summary Compensation Table of the Company's annual proxy statements. This excludes (i) any cash payments to Mr. Dyer under the GEC LTIP and (ii) any other special bonuses that the Company may pay or provide Mr. Dyer. However, in the event that the Company offered to pay an annual incentive bonus to Mr. Dyer, but Mr. Dyer voluntarily declined to accept all or part of such annual incentive bonus (as he did in 2008 in connection with the Company's actions in reaction to the global financial crisis taking place at the time), then for purposes of calculating the Final Average Annual Incentive, the full amount of the annual incentive bonus offered by the Company to Mr. Dyer shall be counted.

              The annual Benefit will be paid out in the form of annuity payments according to certain elections that Mr. Dyer will be permitted to make. Mr. Dyer will be an unsecured creditor of the Company with respect to the Company's financial obligation to pay the Benefit.

              There is no accumulated benefit under the Agreement since payments under the Agreement are subject to the satisfaction of the conditions noted above and will be based on future amounts of cash compensation to be reported in our proxy statements that we are unable to determine at this time.

              The form of the agreement under which the Company has agreed to provide the benefit has been filed with the Securities and Exchange Commission on a Form 8-K during April 2012.

              Retirement Arrangements for Alastair Hughes.    We originally executed an Employment Agreement with Alastair Hughes, one of our Named Executive Officers, in 1999. We did so when we were generally entering into standard employment agreements with our executives in the United Kingdom in order to be consistent with the labor market in that country. The agreement with Mr. Hughes provides for an annual contribution to an individual pension plan with a pension provider of Mr. Hughes' choice. The amount of the contribution is based on different percentages of salary (with a cap of £100,000) based on age. Before Mr. Hughes took individual responsibility for his pension arrangements in 1995, he was a member of the Company's U.K. Trust Pension Scheme, a defined benefit plan, from October 1993 to April 1995. As a result, there is a deferred pension due to Mr. Hughes when he reaches age 60 equal to £695 per year (as increased by a consumer price index capped at 5% per year maximum from April 1995 to the date of his 60th birthday).

              United States Savings and Retirement Plan for U.S. Based Named Executive Officers.    Our United States Savings and Retirement Plan is a defined contribution plan qualified under Section 401(k) of the U.S. Internal Revenue Code. Subject to certain limitations under the Code (currently $9,800 per year per participant), we make matching contributions to each eligible participant's account in an amount equal to 100% of each dollar contributed to the Plan, up to the first 3% of the participant's compensation. We match 50% of each dollar contributed to the Plan on the next 2% of compensation. Pre-tax, after-tax and catch-up contributions are taken into account in determining the amount of employer matching contributions. We will match contributions based on compensation up to $245,000 for 2012. A participant does not become eligible to receive the Company's matching payments unless he or she has completed at least 1,000 hours of service during the 12-month period beginning on the date of hire or during any Plan year that begins after the date of hire. Matching contributions begin on the first day of the month coincident with or next following the date an employee meets the eligibility requirements. Participants are vested in all amounts in their Plan accounts.

              Those of our Named Executive Officers who are United States taxpayers, Colin Dyer, Jeff A. Jacobson, Lauralee E. Martin and Peter C. Roberts, are eligible to participate in the Savings and Retirement Plan and did participate during 2011. The matching contributions we made on their behalf are reported in the Summary Compensation Table below.

Severance Arrangements for Named Executive Officers

              We currently maintain a Severance Pay Plan for full time employees in the United States, including executive officers. To be eligible to receive benefits under the Severance Pay Plan, an employee must be involuntarily terminated from employment under specified circumstances and also must meet all of the conditions of the Severance Pay Plan.

              Severance benefits include:

•
Base severance, comprised of one-half month of base pay (not including the expected annual incentive) in effect at the time of the employment termination; and

•
Enhanced severance, provided the employee executes a severance agreement and general release in favor of Jones Lang LaSalle.

              Enhanced severance is a multiple of base pay that varies with the circumstances of termination and is otherwise based on an employee's position level and length of service, reimbursement for certain health care insurance costs and outplacement for professional employees. The maximum benefit under the Plan would be fifteen months of base pay. For employees terminated after June 30 of any given year and before annual incentives are paid for the year in which they are terminated, enhanced severance also may include an annual incentive payment, calculated as a prorated share of the employee's target annual incentive for the year of termination, subject to Jones Lang LaSalle's then existing practice of determining discretionary annual incentive payments.

              Under a provision of the Severance Pay Plan that we have specifically established to cover members of our Global Executive Committee, each of the Named Executive Officers would be eligible (regardless of length of service) to receive a minimum of twelve months of base salary, plus an amount equal to the individual's expected annual incentive then in effect, as Enhanced Severance if his or her employment is involuntarily terminated by the Company without cause. To the extent applicable, a Global Executive Committee participant who is also eligible to receive severance payments under any other plan, program or arrangement provided to employees in countries other than the United States (including an employment agreement) may elect whether to receive payments under the Severance Pay Plan or such other arrangement, but is not entitled to receive payments under both. In any event, the maximum benefit under the Severance Pay Plan remains at fifteen months if a participant has sufficient longevity with the Company to exceed the twelve month minimum.

              The severance benefits we make available to our Named Executive Officers are designed to assist in retaining them as we compete for talented employees in a marketplace for global talent where similar (if not often greater) protections are commonly offered. We intend for severance benefits to ease an employee's transition due to an unexpected employment termination by the Company. As our severance benefits would also be available in the case of a termination that followed a change in control, our severance arrangements also encourage employees to remain focused on the Company's business in the event of rumored or actual fundamental corporate changes. We do not provide any tax gross-ups on severance payments under any circumstances.

United States Deferred Compensation Plan

              Effective for compensation paid on and after January 1, 2004, we established a Deferred Compensation Plan for our employees in the United States who are at our National Director level and above. The Deferred Compensation Plan is a non-qualified deferred compensation program intended to comply with Section 409A of the United States Internal Revenue Code. The Plan permits eligible participants, including those of our Named Executive Officers who are subject to United States income tax, to voluntarily elect to defer up to 75% of their base salaries, up to 100% of their annual incentives and up to 100% of their vested restricted stock unit awards (including under the SOP). Members of our Board of Directors are eligible to participate in the Deferred Compensation Plan with respect to their Director fees.

              As indicated in the Compensation Tables below, four of our Named Executive Officers, Colin Dyer, Jeff A. Jacobson, Lauralee E. Martin and Peter C. Roberts, have previously elected to defer certain amounts of their compensation under the Plan.

              The amounts of any compensation deferred under the Plan remain an asset of the Company and constitute an unsecured obligation of the Company to pay the participants in the future. As such, they are subject to the claims of other creditors in the event of the Company's insolvency. Gains and losses on deferred amounts are credited based on the performance of a hypothetical investment in a variety of mutual fund investment choices the participants select. A participant's account may or may not appreciate depending upon the performance of the hypothetical investment selections the participants make. Participants must elect certain future distribution dates on which all or a portion of their accounts will be paid to them in cash, including in the case of a change in control of the Company. The Company does not make any contributions to the Plan beyond the amounts of compensation that participants themselves elect to contribute.

Change in Control Benefits

              Other than as the result of the severance benefits we describe above, which apply in the case of terminations regardless of whether they occur in connection with a change in control or not, we do not have any enhanced severance benefits for any of our Named Executive Officers that would specifically result from a change in control over the Company. We do not provide any tax gross-ups on severance payments under any circumstances.

              The Stock Award and Incentive Plan, under which all restricted stock units and stock options have been granted, provides that, unless otherwise determined by the Compensation Committee as Plan Administrator in writing at or after the grant of an award, in the event of a change in control (as that is defined in the Stock Award and Incentive Plan), all outstanding awards under the Plan will, among other things, become fully vested on an accelerated basis. Additionally, outstanding but unvested grants under each of the GEC LTIP and the LIM LTIP would become fully vested on an accelerated basis in the event of a change in control.

Perquisites

              We do not provide personal perquisites (such as club memberships or non-business airline travel) of any significance to our Named Executive Officers as part of their compensation packages. In appropriate circumstances, we do provide reimbursement for certain expatriate expenses, all of which we disclose in the Summary Compensation Table.

Certain Tax Matters

              Section 162(m) of the United States Internal Revenue Code limits the deduction a publicly held corporation is allowed for compensation paid to the chief executive officer and to the three most highly compensated executive officers other than the chief executive officer and the chief financial officer. Generally, amounts paid in excess of $1 million to a covered executive, other than "performance-based" compensation, cannot be deducted. We have designed our annual incentive and equity awards programs to qualify as performance-based compensation, so the compensation we pay to our executive officers is generally fully deductible for U.S. federal income tax purposes, and we do currently intend to continue seeking a tax deduction for substantially all of our executive compensation. We will continue to monitor issues concerning the tax deductibility of executive compensation and will take appropriate action if we believe it is warranted. Since corporate objectives and strategic needs may not always be consistent with the requirements of full deductibility, we are prepared to use our discretion, if we believe it is appropriate, to enter into compensation arrangements or provide compensation under which payments may not be fully deductible.

 COMPENSATION COMMITTEE REPORT

              As more particularly described above under "Corporate Governance Principles and Board Matters," the Compensation Committee of the Board is responsible for providing independent, objective oversight of Jones Lang LaSalle's executive compensation programs, including those with respect to stock ownership. The Compensation Committee is currently comprised of five Non-Executive Directors, each of whom is independent as defined by the NYSE listing standards in effect at the time of mailing of this Proxy Statement and by applicable SEC rules. The Compensation Committee operates under a written Charter, which the Board of Directors has approved.

              The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis presented in this Proxy Statement. Based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Thomas C. Theobald (Chairman)
Hugo Bagué*
DeAnne Julius
Ming Lu
Sheila A. Penrose

*
Became a member of the Compensation Committee effective March 1, 2011.

COMPENSATION TABLES

              The following tables and footnotes set forth information regarding the cash and other forms of compensation we paid in respect of performance during each of 2011, 2010 and 2009, to our Named Executive Officers:

•
Our Chief Executive Officer and President;
•
Our Chief Operating and Financial Officer; and
•
In alphabetical order, the Chief Executive Officers of our four principal business segments, which includes our three most highly compensated Executive Officers.

              Each of the Named Executive Officers held his or her position for all of 2011. Except as specified, the footnote disclosures below generally relate only to compensation for 2011. We included footnotes to compensation for prior years in the respective Proxy Statements relating to those years. The footnotes explain how and where we converted amounts in the tables from other currencies into U.S. Dollars.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (1)(2)	Option Awards	Non-Equity Incentive Plan Compensation (1)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation (1)(4)	Total
Colin Dyer	2011	$750,000	$0	$2,610,000	—	$3,731,250	—	$30,736	$7,121,986
President and	2010	$750,000	$0	$2,315,000	—	$3,375,000	—	$26,397	$6,466,397
Chief Executive	2009	$750,000	$187,500	$387,500	—	$975,000	—	$29,657	$2,329,657
Officer
Lauralee E. Martin	2011	$425,000	$0	$840,000	—	$2,487,500	—	$25,659	$3,778,159
Chief Operating	2010	$425,000	$0	$1,210,000	—	$2,450,000	—	$25,344	$4,110,344
and Financial	2009	$425,000	$140,000	$570,000	—	$740,000	—	$26,654	$1,901,654
Officer
Alastair Hughes	2011	$350,000	$0	$980,000	—	$2,490,625	—	$315,123	$4,135,748
Chief Executive	2010	$350,000	$0	$1,032,500	—	$2,112,500	—	$253,616	$3,748,616
Officer,	2009	$315,000	$0	$372,500	—	$977,500	—	$284,048	$1,958,048
Asia Pacific
Jeff A. Jacobson	2011	$350,000	$0	$225,000	—	$1,437,500	—	$207,647	$2,220,147
Chief Executive	2010	$350,000	$0	$250,000	—	$791,500	—	$902,787	$2,294,287
Officer, LaSalle Investment Management	2009	$350,000	$0	$97,500	—	$788,852	—	$846,592	$2,082,944
Peter C. Roberts,	2011	$350,000	$0	$950,000	—	$2,315,625	—	$22,461	$3,638,086
Chief Executive	2010	$350,000	$0	$1,132,500	—	$2,362,500	—	$21,902	$3,866,902
Officer, Americas	2009	$308,000	$225,250	$410,000	—	$964,750	—	$22,365	$1,930,115
Christian Ulbrich	2011	$350,000	$0	$1,070,000	—	$2,150,625	—	$78,997	$3,649,622
Chief Executive	2010	$350,000	$0	$882,500	—	$1,912,500	—	$79,501	$3,224,501
Officer, EMEA	2009	$350,000	$0	$212,203		$572,586		$87,022	$1,221,811

Please Note: For information about additional individual stock awards we made in February 2012 and that are not reflected in the above table, see footnote 3(b)(ii) under "Grants of Plan-Based Awards for 2011."

(1)
(a)    We list the base salaries for Messrs. Hughes and Ulbrich in U.S. Dollars for ease of comparison, but we actually pay them in the currencies where they are resident and out of local revenues (Singapore Dollars in the case of Messrs. Hughes and Euros in the case of Mr. Ulbrich). Mr. Hughes's base salary in local currencies did not change from 2009 to 2011, but in 2009 he voluntarily reduced his base salary on the relative basis shown in connection with the Company's expense reduction efforts in his region as the result of the global recession. Mr. Jacobson's base salary in local currencies did not change from 2009 through 2011, although we paid him in Singapore Dollars prior to his relocation to the United States during 2011, nor did Mr. Ulbrich's from 2009 through 2011. However, these amounts would have changed significantly from one year to the next in U.S. Dollars given the fluctuations in exchange rates that have taken place. Accordingly, we believe it is more meaningful for purposes of this Proxy Statement to indicate our intention with respect to the base salary compensation of our Named Executive Officers during the prior three years, which was to pay our regional Chief Executive Officers on the relative bases in U.S. Dollars as indicated. In 2009, each of Mr. Hughes and Mr. Roberts voluntarily reduced his base salary to the amount shown in connection with the Company's expense reduction efforts in his region as the result of the global recession.

    (b)    Amounts shown in the table for Messrs. Hughes and Jacobson in the "Stock Awards" and "Non-Equity Incentive Plan Compensation" columns were originally quoted in U.S. Dollars and so do not raise the same currency translation issues as do base salaries. However, most of the amounts shown in the table for Messrs. Hughes, Jacobson (before his relocation to the United States in 2011) and Ulbrich in the "All Other Compensation" column were paid in local currencies at different times during the year. Regardless of when paid, for purposes of presentation we have converted all of the amounts paid in respect of 2011 to U.S. Dollars at the December 30, 2011 exchange rates of: 1.30 Singapore Dollars to the U.S. Dollar; 0.65 Pounds Sterling to the U.S. Dollar; and 0.77 Euros to the U.S. Dollar.

(2)
(a)    The amounts we report in this column reflect the grant date fair values of the stock awards we made to our Named Executive Officers computed in accordance with FASB ASC Topic 718.

(b)    The stock awards reported in this column for each of our Named Executive Officers, represent the sum of (i) restricted stock units paid as a portion of the annual incentives and (ii) except in the case of Mr. Jacobson, restricted stock units paid as a portion of the GEC LTIP. We discuss these different types of awards in more detail below under "Grants of Plan Based Awards For 2011."

(3)
(a)    The amounts in this column reflect annual incentive cash payments we made under the performance-based awards provisions that we used to determine executive compensation under our Stock Award and Incentive Plan, although within our Company we commonly refer to these payments as our "bonuses." Consistent with previous years' disclosures in our Proxy Statements, the annual incentive amounts shown for 2011 were actually paid in 2012 but relate to the achievement of performance objectives established for 2011.

The following table indicates the amount of the annual incentive cash payment we paid to each of the Named Executive Officers and which is included in the column as described above:

Name	Amount of Annual Cash Incentive Payment
Colin Dyer	$3,000,000
Lauralee E. Martin	$2,000,000
Alastair Hughes	$2,125,000
Jeff A. Jacobson	$1,275,000
Peter C. Roberts	$1,950,000
Christian Ulbrich	$1,785,000

    (b)    Under the structure of the annual incentive plan as it applied to members of the GEC for 2011, each of the Named Executive Officers was required to receive at least 15% of any annual incentive in restricted stock units rather than in cash. We include restricted stock units granted as part of the annual incentives in the column entitled "Stock Awards."

    (c)    The amounts in this column also reflect cash awards we made under the GEC LTIP for 2011 performance but which we will not pay until they vest in 36 months. For additional information about these awards, see "Grants of Plan Based Awards for 2011."

    (d)    For Mr. Jacobson, the amount in this column includes $162,500 earned under the LIM LTIP for 2011, one-quarter of which ($40,625) is being paid in cash in 2012 and the other three quarters of which will be paid in cash in 2013, 2014 and 2015, respectively, assuming that he has not then previously terminated his employment at the time of the payment. We also show this amount separately in the table below under "Grants of Plan-Based Awards For 2011."

    (e)    Each of the Named Executive Officers has satisfied the required ownership guidelines established for the Stock Ownership Program and, as is the case for all eligible participants, had the right to elect not to participate in the Program for 2011. All of the Named Executive Officers made a voluntary election not to participate.

(4)
(a)    The other amounts in this column with respect to 2011 reflect:

                           (i)  Matching contributions by Jones Lang LaSalle to the Savings and Retirement Plan (qualified under Section 401(k) of the United States Internal Revenue Code) of $9,800 for each of Mr. Dyer, Ms. Martin, Mr. Roberts and Mr. Jacobson;

                          (ii)  For Mr. Hughes, transportation and international expatriate housing, living and education expense reimbursements in total of $284,509, a pension contribution of $18,462 and allowances in total for health care and insurance premiums of $1,789;

                        (iii)  For Mr. Jacobson, international expatriate relocation, living, transportation, tax preparation and education expense reimbursements and housing cost equalization in the total amount of $188,885;

                         (iv)  For Mr. Ulbrich, transportation allowances of $47,875, pension allowances of $23,470 and allowances for insurance premiums of $4,584; and

                          (v)  Premiums paid on life insurance policies of $1,125 for Mr. Dyer, $494 for Mr. Jacobson, $1,357 for Ms. Martin and $545 for Mr. Roberts.

    (b)    In each of June and December of 2011, at the same time that the Company paid a semi-annual cash dividend of $0.15 per share of its outstanding common stock, the Company also paid a dividend equivalent of the same amount on each outstanding unvested restricted stock unit. The amounts shown in this column include the dividend equivalents that were paid on restricted stock units held by Mr. Dyer in the total amount of $19,811, Ms. Martin in the total amount of $14,502, Mr. Hughes in the total amount of $10,363, Mr. Jacobson in the total amount of $8,468, Mr. Roberts in the total amount of $12,116, and Mr. Ulbrich in the total amount of $3,068. We do not include dividends paid on shares that have previously vested and may still be held by the Named Executive Officers in personal brokerage accounts.

Grants of Plan-Based Awards For 2011

              The following table sets forth information about grants of awards that we made to the Named Executive Officers in respect of 2011 under our Stock Award and Incentive Plan, including under the GEC LTIP and the LIM LTIP. We did not grant any new stock options to the Named Executive Officers in 2011 and do not anticipate doing so during 2012.

								All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options		Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Colin Dyer	2/23/12	$731,250	$731,250	$731,250	—	—	—	—	—	—	—
	2/25/11	—	—	—	—	—	—	15,385	—	—	$1,500,000
	1/3/12	—	—	—	—	—	—	9,458	—	—	$600,000
	2/23/12	—	—	—	—	—	—	6,186	—	—	$510,000
Lauralee E. Martin	2/23/12	$487,500	$487,500	$487,500	—	—	—	—	—	—	—
	2/25/11	—	—	—	—	—	—	1,026	—	—	$100,000
	1/3/12	—	—	—	—	—	—	6,306	—	—	$400,000
	2/23/12	—	—	—	—	—	—	4,124	—	—	$340,000
Alastair Hughes	2/23/12	$365,625	$365,625	$365,625	—	—	—	—	—	—	—
	2/25/11	—	—	—	—	—	—	2,590	—	—	$350,000
	1/3/12	—	—	—	—	—	—	5,911	—	—	$375,000
	2/23/12	—	—	—	—	—	—	3,093	—	—	$255,000
Jeff A. Jacobson	2/23/12	$162,500	$162,500	$162,500	—	—	—	—	—	—	—
	1/3/12	—	—	—	—	—	—	3,547	—	—	$225,000
Peter C. Roberts	2/23/12	$365,625	$365,625	$365,625	—	—	—	—	—	—	—
	2/25/11	—	—	—	—	—	—	2,590	—	—	$350,000
	1/3/12	—	—	—	—	—	—	5,439	—	—	$345,000
	2/23/12	—	—	—	—	—	—	3,093	—	—	$255,000
Christian Ulbrich	2/23/12	$365,625	$365,625	$365,625	—	—	—	—	—	—	—
	2/25/11	—	—	—	—	—	—	5,129	—	—	$500,000
	1/3/12	—	—	—	—	—	—	4,965	—	—	$315,000
	2/23/12	—	—	—	—	—	—	3,093	—	—	$255,000

(1)
Cash Component of the GEC Long-Term Incentive Compensation Program

    The amounts in this column for Mr. Dyer, Ms. Martin and Messrs. Hughes, Roberts and Ulbrich reflect the unvested cash awards we made under the GEC LTIP. The awards were made in 2012 and relate to 2011 performance. The cash will be paid to the Named Executive Officers after a 36 month vesting period and assuming that the intended recipient has not then previously voluntarily terminated his or her employment. The amount shown for each of "Threshold," "Target" and "Maximum" is the same because it has already been determined and does not accrue interest.

(2)
LIM Long-Term Incentive Compensation Program

    The amount in this column for Mr. Jacobson reflects the cash award we made under the LIM LTIP in 2012 and that is subject to future vesting. The award relates to 2011 performance. Of the amount shown in the table, one quarter has been paid in cash in 2012 and one quarter will be paid in cash in each of 2013, 2014 and 2015 assuming that Mr. Jacobson has not then previously terminated his employment at the time of the payment. The amount shown for each of "Threshold," "Target" and "Maximum" is the same because it has already been determined and does not accrue interest.

(3)
Restricted Stock Units

    The stock awards we report in this column represent the sum of restricted stock units awarded under our Stock Award and Incentive Plan (a) as a mandatory portion of the 2011 annual incentives, (b) as additional grants in connection with the determination of the 2010 annual incentives and (c) in connection with the 2011 GEC LTIP.

    Additional information about each of these different types of equity awards is presented below.

    (a)    Restricted Stock Units Paid as Mandatory Part of the Annual Incentive.    The Named Executive Officers were required to receive a minimum of 15% of their total annual incentives in the form of restricted stock units. The value of the restricted stock units, which is reflected in the table below, is based on the closing price per share of our Common Stock on the NYSE of $63.44 on the first day of trading this year, January 3, 2012, the effective date of the award.

Name	Number of Restricted Stock Units	Value of Restricted Stock Units Based on Grant Date Closing Price
Colin Dyer	9,458	$600,000
Lauralee E. Martin	6,306	$400,000
Alastair Hughes	5,911	$375,000
Jeff A. Jacobson	3,547	$225,000
Peter C. Roberts	5,439	$345,000
Christian Ulbrich	4,965	$315,000

    Half of the restricted stock units vest July 3, 2013 and half vest July 3, 2014. 50% of the net shares must be retained for an additional twelve months after they vest and before they may be sold.

    (b)    Additional Restricted Stock Unit Grants.

    (i)    During 2011, the Named Executive Officers, other than Mr. Jacobson, were required to receive an amount greater than the minimum 15% of their annual incentive in the form of restricted stock units. The initial values of the restricted stock units are provided in the table below and are reflected within the stock award values shown in the Summary Compensation Table. The number of shares we show in the table was based on a closing price per share of our Common Stock on the NYSE of $97.50 on the grant date, February 25, 2011.

Name	Number of Restricted Stock Units	Value of Restricted Stock Units Based on Grant Date Closing Price
Colin Dyer	15,385	$1,500,000
Lauralee E. Martin	1,026	$100,000
Alastair Hughes	3,590	$350,000
Peter C. Roberts	3,590	$350,000
Christian Ulbrich	5,129	$500,000

    Half of the restricted stock units vest February 25, 2014 and half vest February 25, 2016. Under the "Rule of 65" in the case of retirement (when the sum of (1) years of service plus (2) age equals at least 65), these awards are not subject to forfeiture. 50% of the net shares must be retained for an additional twelve months after they vest and before they may be sold or transferred.

    (ii)    In February 2012, in connection with the determination of the 2011 annual incentives, certain Named Executive Officers were required to receive an amount greater than the minimum 15% of their annual incentives in the form of restricted stock units. Consistent with our disclosures in previous Proxy Statements, in order to avoid double-counting with grants we made during 2011 and that are reported in the Summary Compensation Table in this Proxy Statement, we have not included the new 2012 grants in the above table. We will instead report them in the Proxy Statement for our 2013 Annual Meeting. In 2012, we awarded the following number of shares to the respective Named Executive Officers, in each case based on a closing price per share of our Common Stock on the NYSE of $82.45 on the grant date, February 23, 2012:

Name	Number of Restricted Stock Units	Value of Restricted Stock Units Based on Grant Date Closing Price
Colin Dyer	7,278	$600,000
Lauralee E. Martin	1,213	$100,000
Alastair Hughes	3,639	$300,000
Jeff A. Jacobson	3,032	$250,000
Peter C. Roberts	3,639	$300,000
Christian Ulbrich	4,851	$400,000

    Half of the restricted stock units vest February 23, 2015 and half vest February 23, 2017. Under the "Rule of 65" in the case of retirement, these awards are not subject to forfeiture. 50% of the net shares must be retained for an additional twelve months after they vest and before they may be sold or transferred.

    (c)    Restricted Stock Units Paid under the GEC LTIP.    The Named Executive Officers, other than Mr. Jacobson, received a portion of their 2011 annual GEC LTIP award (paid in 2012) in the form of restricted stock units (rounded up to the nearest whole share). The value of the restricted stock units, shown in the table below, is based on a closing price per share of our Common Stock on the NYSE of $82.45 on the grant date, February 23, 2012.

Name	Number of Restricted Stock Units	Value of Restricted Stock Units Based on Grant Date Closing Price
Colin Dyer	6,186	$510,000
Lauralee E. Martin	4,124	$340,000
Alastair Hughes	3,093	$255,000
Peter C. Roberts	3,093	$255,000
Christian Ulbrich	3,093	$255,000

    All of these restricted stock units vest on February 23, 2015. 50% of the net shares must be retained for an additional twelve months after they vest and before they may be sold or transferred.

Outstanding Equity Awards at Fiscal Year-End

              The following table sets forth certain information concerning the number and value of unvested restricted stock units outstanding as of December 31, 2011, when the price per share of our Common Stock at the close of trading on the NYSE on December 30, 2011 was $61.26. The stock awards reported in this table were all made under our Stock Award and Incentive Plan and represent (i) grants of mandatory and additional restricted stock units paid as part of our annual incentives, (ii) restricted stock units paid in lieu of a portion of the annual cash incentive under the SOP and (iii) restricted stock units paid under the GEC LTIP and the LIM LTIP. None of our Named Executive Officers has any outstanding stock options.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Stock Units That Have Not Vested (#)	Market Value of Restricted Stock Units That Have Not Vested ($)
Colin Dyer	0	0	0	n/a	61,728	$3,781,457
Lauralee E. Martin	0	0	0	n/a	42,266	$2,589,215
Alastair Hughes	0	0	0	n/a	31,592	$1,935,326
Jeff A. Jacobson	0	0	0	n/a	23,153	$1,418,353
Peter C. Roberts	0	0	0	n/a	33,621	$2,059,622
Christian Ulbrich	0	0	0	n/a	17,739	$1,086,691

 Option Exercises and Stock Vested During 2011

              The following table sets forth information about grants of restricted stock units we made prior to 2012 and that vested in 2011. None of the Named Executive Officers exercised any options during 2011 and none of them has any options still outstanding.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Colin Dyer	0	0	8,620	$812,866
Lauralee E. Martin	0	0	30,975	$3,047,655
Alastair Hughes	0	0	7,159	$675,094
Jeff A. Jacobson	0	0	10,147	$956,862
Peter C. Roberts	0	0	13,534	$1,276,256
Christian Ulbrich	0	0	4,815	$454,055

(1)
Values shown represent the closing price on the NYSE per share of our Common Stock on the respective vesting dates for the restricted stock units indicated. All units we show in the table vested on July 1, 2011, with a related price per share of $94.30, except that with respect to Ms. Martin, 18,828 units vested on February 16, 2011 with a related price per share of $101.03.

Awards Outstanding under the Co-Investment Long-Term Incentive Plan

              Prior to 2007, we awarded units to the Named Executive Officers under our Co-Investment Long-Term Incentive Plan. The units we awarded under this Plan vest five years after grant. We provide additional information about this Plan in the Compensation Discussion and Analysis.

              The following table sets forth information concerning all of the units we have granted since 2002 to the Named Executive Officers under the Co-Investment Long-Term Incentive Plan and that are still outstanding. We did not make any additional grants under this Plan in 2007 or in any subsequent years.

	Number of Shares, Units or Other Rights (#)		Estimated Future Payouts Under Non-Stock Price-Based Plan
		Performance or Other Period Until Maturation or Payout (5)
Name			Threshold	Target	Maximum (6)
Colin Dyer (1)	Three	5 years from each grant date	$0	$124,000	$248,000
Lauralee E. Martin (2)	Four	5 years from each grant date	$0	$165,000	$330,000
Alastair Hughes (2)	Four	5 years from each grant date	$0	$165,000	$330,000
Jeff A. Jacobson (3)	One	5 years from first grant date	$0	$41,000	$82,000
Peter C. Roberts (2)	Four	5 years from each grant date	$0	$165,000	$330,000
Christian Ulbrich (4)	Two	5 years from each grant date	$0	$80,000	$160,000

(1)
Mr. Dyer received one 2004 unit pursuant to the compensation arrangements when he was hired, and one in each of 2005 and 2006.

(2)
Each of Ms. Martin and Messrs. Hughes and Roberts received one unit in each of 2002, 2004, 2005 and 2006.

(3)
After an initial grant of one unit in 2002, Mr. Jacobson has not participated further in this Plan since he participates in the separate LIM LTIP.

(4)
Mr. Ulbrich received one unit in each of 2005 and 2006.

(5)
Of the units indicated in the table, as of January 1, 2011, (i) one unit has vested for Mr. Jacobson, (ii) two units have vested for Mr. Ulbrich, (iii) three units have vested for Mr. Dyer and (iv) four units have vested for each of Ms. Martin and Messrs. Hughes and Roberts.

(6)
The maximum amounts will ultimately be determined by the performance of certain real estate investment funds in the future, which we cannot estimate with certainty at this time. The actual maximum amounts may therefore be greater than the estimated amounts shown above, but they are unlikely to be materially greater. The target amount of each unit we granted in 2002 (which is equivalent to the notional amount we originally invested) was $41,000; the target amount for each unit we granted in 2004 was $44,000; the target amount for each unit we granted in 2005 was $39,000; and the target amount for each unit we granted in 2006 was $41,000.

As of the date of this Proxy Statement, we have distributed a total (i) $56,000 for each 2002 unit, (ii) $52,000 for each 2004 unit, (iii) $28,000 for each 2005 unit and (iv) $22,000 for each 2006 unit. These are not necessarily final amounts, as additional distributions may be made in the future based on cash flows from the underlying investment funds that the units represent.

In 2007, as an alternative means of recognizing the achievements of our International Directors and as an additional long-term retention incentive aligned with increases in our stock price, we made a grant to each International Director, including each Named Executive Officer other than Mr. Jacobson, of $37,000 in restricted stock units (based upon the closing price of shares of our Common Stock on January 2, 2007) that vest in five years assuming continued employment at the time by each grantee. We have not made any additional grants to the current International Directors since 2007 and do not anticipate doing so in 2012.

Pension Benefits

              We do not have a defined benefit retirement plan for any of our Named Executive Officers, except under the limited circumstances we describe below in the case of Mr. Hughes. All of the Company's contributions we describe below are reflected in the Summary Compensation Table under "All Other Compensation."

              Colin Dyer, Lauralee E. Martin, Peter C. Roberts and Jeff A. Jacobson.    As employees within the United States, each of Mr. Dyer, Ms. Martin, Mr. Roberts and Mr. Jacobson is eligible to participate in the United States Savings and Retirement Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, on the same terms and conditions that apply to our U.S. employees generally. We provide additional information about the operation of our United States Savings and Retirement Plan in the Compensation Discussion and Analysis. The maximum annual matching contribution by the Company for each person who participates in the 401(k) Plan is currently $9,800.

              Alastair Hughes.    Consistent with the other agreements with senior-level employees in the United Kingdom that we put in place at the time of our 1999 merger, an Employment Agreement with Mr. Hughes provides for us to make an annual contribution to an individual pension plan with a pension provider of Mr. Hughes's choice. The amount of the contribution is based on different percentages of salary (with a cap of £100,000) based on age. In 2011, the amount of our contribution was $18,462 (converted from Pounds Sterling at the December 30, 2011 exchange rate). Before Mr. Hughes took individual responsibility for his pension arrangements in 1995, he was a member of the Company's U.K. Trust Pension Scheme, a defined benefit plan, from October 1993 to April 1995. As a result, there is a deferred pension due to Mr. Hughes when he reaches age 60 equal to £695 per year (as increased by a consumer price index capped at a 5% per year maximum from April 1995 to the date of his 60th birthday).

Nonqualified Deferred Compensation

              The following table sets forth certain information concerning the voluntary participation by certain of our Named Executive Officers in our U.S. Deferred Compensation Plan, which is a Plan to which employees who are taxpayers in the United States may provide contributions, but to which the Company itself does not make any contributions. We provide additional information about this Plan in the Compensation Discussion and Analysis. Amounts shown below are as of December 31, 2011. Since they are not U.S. taxpayers, neither of Messrs. Hughes nor Ulbrich is eligible to participate in this Plan.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Withdrawals or Distributions	Aggregate Balance at Last Fiscal Year End
Colin Dyer	$562,305	$0	$(46,828)	$0	$1,524,019
Jeff A. Jacobson	$0	$0	$2,481	$0	$214,180
Lauralee E. Martin	$196,096	$0	$(407,826)	$(1,396,523)	$1,056,011
Peter C. Roberts	$0	$0	$(174,281)	$0	$913,099

Termination and Change in Control Payments

              The following tables provide a summary of the approximate amounts that we would be obligated to pay to each of our Named Executive Officers, following or in connection with a termination that results from:

•
Voluntary termination by the Named Executive Officer;
•
Involuntary termination of the Named Executive Officer;
•
Retirement under the "Rule of 65," meaning retirement at an age when the sum of (1) years of service plus (2) age equals at least 65, with a minimum age of 55; or
•
A change in control of the Company.

              The tables consolidate the payments that we would make to each indicated Named Executive Officer under the various severance and employment arrangements and other plans (as currently in effect) that would apply to such Named Executive Officer. We more particularly describe them in our Compensation Discussion and Analysis, which should be read in conjunction with a review of the tables below. As part of its expense management activities, our business in the United States has stopped accruing or making payments for unused vacations upon employment termination. The amounts we show in the tables assume that termination was effective as of December 31, 2011. They are therefore only estimates of the amounts that we would pay out at the time of a separation from the Company. The amounts we would actually pay out will be affected by various factors and can therefore only be finally determined at the time of an executive's separation from the Company. These factors include, as examples:

•
Future grants under our equity incentive programs;
•
Amounts of voluntary deferrals of future compensation; and
•
The particular time during the year when a separation occurs, which can affect pro-rated incentive amounts, vacation pay and other payments.

Colin Dyer

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change of Control Event (CIC)		CIC— Constructive Termination		CIC— Involuntary Termination
Cash Severance Benefit	$—		$4,150,000	(a)	$—	$—		$4,150,000	(b)	$4,150,000
Vacation Pay	$—		$—		$—	$—		$—		$—
Benefit Continuation	$—		$18,508		$—	$—		$18,508		$18,508
Deferred Compensation Balance	$1,524,019	(c)	$1,524,019		$1,524,019	$—		$1,524,019		$1,524,019
Short Term Incentive Awards	$—		$3,400,000	(d)	$—	$—		$3,400,000		$3,400,000
Retirement Plan Benefits	$221,059	(e)	$221,059		$221,059	$—		$221,059		$221,059
Long-Term Incentive Awards:
—Restricted Stock Units	$—		$5,161,032		$3,772,697	$5,161,032	(f)	Vested on CIC		Vested on CIC
—Cash	$—		$1,743,250		$1,743,250	$1,743,250		Vested on CIC		Vested on CIC
Outplacement Services	$—		$15,000		$—	$—		$15,000		$15,000

Total Value of Payments	$1,745,078		$16,232,868		$7,261,025	$6,904,282		$9,328,586		$9,328,586

Notes:

(a)
Involuntary termination provides current severance benefits under our Severance Pay Plan. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change of control over the Company.

(b)
Change in control severance benefits would result from the continuation of the Company's standard Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(c)
Deferred Compensation Benefits reflect the value of fully-vested employee contributions to the Company's Nonqualified Deferred Compensation Plan as of December 31, 2011. Specific distribution elections may result in payments over a period and not in a lump sum as described within the table.

(d)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's Severance Pay Plan.

(e)
Retirement Plan Benefits reflect the value of fully vested employee and employer contributions to the Company's 401(k) Savings and Retirement Plan as of December 31, 2011.

(f)
Company equity awards become fully vested upon a change of control, as defined in the applicable award agreements and plan documents.

CEO Performance Incentive Compensation Agreement

              As disclosed in more detail in the Compensation Discussion and Analysis of this Proxy Statement in the subsection entitled "Savings, Retention and Other Plans and Arrangements," in April 2012 the Compensation Committee approved a new performance and retention incentive agreement for Mr. Dyer that would provide a benefit in addition to the amounts in the above table. There is no accumulated benefit under this agreement since payments are subject to the satisfaction of certain conditions and will be based on future amounts of cash compensation to be reported in our proxy statements that we are unable to determine at this time. Please see the discussion referred to above for the formula under which the benefit will be determined.

Lauralee E. Martin

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change of Control Event (CIC)		CIC— Constructive Termination		CIC— Involuntary Termination
Cash Severance Benefit	$—		$2,780,708	(a)	$—	$—		$2,780,708	(b)	$2,780,708
Vacation Pay	$—		$—		$—	$—		$—		$—
Benefit Continuation	$—		$17,100		$—	$—		$17,100		$17,100
Deferred Compensation Balance	$1,056,011	(c)	$1,056,011		$1,056,011	$—		$1,056,011		$1,056,011
Short Term Incentive Awards	$—		$2,338,000	(d)	$—	$—		$2,338,000		$2,338,000
Retirement Plan Benefits	$233,725	(e)	$233,725		$233,725	$—		$233,725		$233,725
Long-Term Incentive Awards:
—Restricted Stock Units	$—		$3,277,829		$2,962,350	$3,277,839	(f)	Vested on CIC		Vested on CIC
—Cash	$—		$1,252,500		$1,252,500	$1,252,500		Vested on CIC		Vested on CIC
Outplacement Services	$—		$15,000		$—	$—		$—		$15,000

Total Value of Payments	$1,289,736		$10,970,873		$5,504,586	$4,530,339		$6,425,544		$6,440,544

Notes:

(a)
Involuntary termination provides current severance benefits under our Severance Pay Plan. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change of control over the Company.

(b)
Change in control severance benefits would result from the continuation of the Company's standard Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(c)
Deferred Compensation Benefits reflect the value of fully-vested employee contributions to the Company's Nonqualified Deferred Compensation Plan as of December 31, 2011. Specific distribution elections may result in payments over a period and not in a lump sum as described within the table.

(d)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's Severance Pay Plan.

(e)
Retirement Plan Benefits reflect the value of fully vested employee and employer contributions to the Company's 401(k) Savings and Retirement Plan as of December 31, 2011.

(f)
Company equity awards become fully vested upon a change of control, as defined in the applicable award agreements and plan documents.

Alastair Hughes

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change of Control Event (CIC)		CIC— Constructive Termination		CIC— Involuntary Termination
Cash Severance Benefit	$—(a	)	$2,527,500	(c)	$—	$—		$1,662,500	(e)	$1,662,500
Vacation Pay	$30,000	(b)	$30,000		$30,000	$—		$30,000		$30,000
Benefit Continuation	$—		$18,508		$—	$—		$18,508		$18,508
Deferred Compensation Balance	$—		$—		$—	$—		$—		$—
Short Term Incentive Awards	$—		$2,140,000	(d)	$—	$—		$2,140,000		$2,140,000
Retirement Plan Benefits	$—		$19,661	(f)	$—	$—		$19,661		$19,661
Long-Term Incentive Awards:
—Restricted Stock Units	$—		$2,709,897		$2,300,497	$2,709,897	(g)	Vested on CIC		Vested on CIC
—Cash	$—		$993,125		$993,125	$993,125		Vested on CIC		Vested on CIC
Outplacement Services	$—		$15,000		$—	$—		$—		$15,000

Total Value of Payments	$30,000		$8,453,691		$3,323,622	$3,703,022		$3,870,669		$3,885,669

Notes:

(a)
Base compensation used in these calculations is stated in US currency using the spot rate quoted by Bloomberg Finance, L.P. on December 31, 2011.

(b)
Vacation pay shown is for a full year of unused vacation, but the actual amount paid would be reduced by actual vacation having been taken at time of termination.

(c)
Involuntary termination provides current severance benefits under our Severance Pay Plan, which may be selected as an alternative to the "Garden Leave" provisions under Mr. Hughes' employment arrangements. This amount also includes the projected costs of an automobile allowance for one year. This benefit assumes no additional expense related to reimbursement of other personal allowances currently extended to Mr. Hughes. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change of control over the Company.

(d)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's Severance Pay Plan.

(e)
Change in control severance benefits would result from the continuation of the Company's standard Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(f)
Retirement Plan Benefits do not reflect the value of the private pension arrangement Mr. Hughes has individually created using the annual pension allowance paid to him by the Company, as the assets are held in a personal account and are fully vested. The value represents the projected cost of one year of pension allowance.

(g)
Company equity awards become fully vested upon a change of control, as defined in the applicable award agreements and plan documents.

Jeff Jacobson

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change of Control Event (CIC)		CIC— Constructive Termination		CIC— Involuntary Termination
Cash Severance Benefit	$—		$1,824,583	(a)	$—	$—		$1,824,583	(c)	$1,824,583
Vacation Pay	$—		$—		$—	$—		$—		$—
Benefit Continuation	$—		$18,508		$—	$—		$18,508		$18,508
Deferred Compensation Balance	$214,180	(d)	$214,180		$214,180	$—		$214,180		$214,180
Short Term Incentive Awards	$—		$1,460,000	(b)	$—	$—		$1,460,000		$1,460,000
Retirement Plan Benefits	$557,034	(e)	$557,034		$557,034	$—		$557,034		$557,034
Long-Term Incentive Awards:
—Restricted Stock Units	$—		$1,821,444		$1,821,444	$1,821,444	(f)	Vested on CIC		Vested on CIC
—Cash	$—		$1,122,707		$1,122,707	$1,122,707		Vested on CIC		Vested on CIC
Outplacement Services	$—		$15,000		$—	$—		$—		$15,000

Total Value of Payments	$771,214		$7,033,456		$3,715,365	$2,944,151		$4,074,305		$4,089,305

Notes:

(a)
Involuntary termination provides current severance benefits under our Severance Pay Plan. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change of control over the Company.

(b)
Short term incentive awards are prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's standard Severance Pay Plan.

(c)
Change in control severance benefits would result from the continuation of the Company's Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(d)
Deferred Compensation Benefits reflect the value of fully-vested employee contributions to the Company's Nonqualified Deferred Compensation Plan as of December 31, 2011. Specific distribution elections may result in payments over a period and not in a lump sum as described within the table.

(e)
Retirement Plan Benefits reflect the value of fully vested employee and employer contributions to the Company's 401(k) Savings and Retirement Plan as of December 31, 2011.

(f)
Company equity awards become fully vested upon a change of control, as defined in the applicable award agreements and plan documents.

Peter C. Roberts

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change of Control Event (CIC)		CIC— Constructive Termination		CIC— Involuntary Termination
Cash Severance Benefit	$—		$2,504,583	(a)	$—	$—		$2,504,583	(b)	$2,504,583
Vacation Pay	$—		$—		$—	$—		$—		$—
Benefit Continuation	$—		$18,508		$—	$—		$18,508		$18,508
Deferred Compensation Balance	$913,098	(c)	$913,098		$913,098	$—		$913,098		$913,098
Short Term Incentive Awards	$—		$2,140,000	(d)	$—	$—		$2,140,000		$2,140,000
Retirement Plan Benefits	$733,509	(e)	$733,509		$733,509	$—		$733,509		$733,509
Long-Term Incentive Awards:
—Restricted Stock Units	$—		$2,780,591		$2,371,191	$2,780,591	(f)	Vested on CIC		Vested on CIC
—Cash	$—		$993,125		$993,125	$993,125		Vested on CIC		Vested on CIC
Outplacement Services	$—		$15,000		$—	$—		$—		$15,000

Total Value of Payments	$1,646,607		$10,098,414		$5,010,923	$3,773,716		$6,309,698		$6,324,698

Notes:

(a)
Involuntary termination provides current severance benefits under our Severance Pay Plan. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change of control over the Company.

(b)
Change in control severance benefits would result from the continuation of the Company's Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(c)
Deferred Compensation Benefits reflect the value of fully-vested employee contributions to the Company's Nonqualified Deferred Compensation Plan as of December 31, 2011. Specific distribution elections may result in payments over a period and not in a lump sum as described within the table.

(d)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's standard Severance Pay Plan.

(e)
Retirement Plan Benefits reflect the value of fully vested employee and employer contributions to the Company's 401(k) Savings and Retirement Plan as of December 31, 2011.

(f)
Company equity awards become fully vested upon a change of control, as defined in the applicable award agreements and plan documents.

Christian Ulbrich

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change of Control Event (CIC)		CIC— Constructive Termination		CIC— Involuntary Termination
Cash Severance Benefit	$—	(a)	$2,502,414	(c)	$—	$—		$2,502,414	(e)	$2,502,414
Vacation Pay	$25,840	(b)	$25,840		$25,840	$—		$25,840		$25,840
Benefit Continuation	$—		$18,508		$—	$—		$18,508		$18,508
Deferred Compensation Balance	$—		$—		$—	$—		$—		$—
Short Term Incentive Awards	$—		$2,140,000	(d)	$—	$—		$2,140,000		$2,140,000
Retirement Plan Benefits	$—		$—		$—	$—		$—		$—
Long-Term Incentive Awards:
—Restricted Stock Units	$—		$1,852,931		$1,349,252	$1,852,931	(f)	Vested on CIC		Vested on CIC
—Cash	$—		$899,125		$899,125	$899,125		Vested on CIC		Vested on CIC
Outplacement Services	$—		$15,000		$—	$—		$—		$15,000

Total Value of Payments	$25,840		$7,453,818		$2,274,217	$2,752,056		$4,686,762		$4,701,762

Notes:

(a)
Base compensation used in these calculations is stated in US currency using the spot rate quoted by Bloomberg Finance, L.P. on December 31, 2011.

(b)
Vacation pay shown is for a full year of unused vacation, but the actual amount paid would be reduced by actual vacation having been taken at time of termination.

(c)
Involuntary termination provides current severance benefits under our Severance Pay Plan, which may be selected as an alternative to the "Garden Leave" provisions under Mr. Ulbrich's employment arrangements. This amount also includes the projected costs of an automobile allowance for one year. This benefit assumes no additional expense related to reimbursement of other personal allowances currently extended to Mr. Ulbrich. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change of control over the Company.

(d)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's standard Severance Pay Plan.

(e)
Change in control severance benefits would result from the continuation of the Company's Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(f)
Company equity awards become fully vested upon achange of control, as defined in the applicable award agreements and plan documents.

COMMON STOCK SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table provides information about the beneficial ownership of our Common Stock, which constitutes the only outstanding voting security of Jones Lang LaSalle as of March 19, 2012, by:

•
Each Director and Director nominee of Jones Lang LaSalle;
•
Each of the Named Executive Officers;
•
The Directors, Director nominees and executive officers of Jones Lang LaSalle as a group; and
•
Each unaffiliated person who is known to Jones Lang LaSalle to have been the beneficial owner of more than five percent of the number of voting shares of our Common Stock.

              On March 19, 2012, there were 43,624,291 voting shares of Common Stock outstanding.

              The table includes shares which the indicated individual had the right to acquire through stock options granted under the Stock Award and Incentive Plan and which were exercisable on March 19, 2012 or which would become exercisable within 60 days of that date. It also includes shares the receipt of which certain of our Directors have deferred under a deferred compensation program described above under "Director Compensation." The table does not include unvested restricted stock units issued under the Stock Award and Incentive Plan, since none of such units carries voting or investment power. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and dispositive power.

	Shares of Common Stock Beneficially Owned
Names of Beneficial Owners (1)	Number	Percent of Class (%)
Blackrock, Inc. (2)	2,540,435	5.84
Ariel Investments, LLC (2)	2,425,580	5.60
Hugo Bagué	1,522	*
Darryl Hartley-Leonard (3)	16,717	*
DeAnne Julius	500	*
Ming Lu	144	*
Martin H. Nesbitt	377	*
Sheila A. Penrose (4)	50,029	*
David B. Rickard	8,992	*
Roger T. Staubach	50,000	*
Thomas C. Theobald (5)	10,494	*
Colin Dyer	101,016	*
Lauralee E. Martin	54,634	*
Alastair Hughes	26,592	*
Jeff A. Jacobson	45,426	*
Peter C. Roberts (6)	91,405	*
Christian Ulbrich	17,337	*
All Directors, Director nominees and executive officers as a group (18 persons)	486,333	*

*
Less than 1%

(1)
Unless otherwise indicated, the address of each person is c/o Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601.

(2)
Information with respect to beneficial ownership of BlackRock, Inc. (BlackRock) is included in reliance on a Schedule 13G/A filed February 13, 2012. The address of BlackRock is 40 East 52nd Street, New York, NY 10022. BlackRock has sole voting power with regard to 2,540,435 shares and sole dispositive power with regard to 2,540,435 shares. Information with respect to beneficial ownership of Ariel Investments, LLC (Ariel) is included in reliance on a Schedule 13G/A, filed February 14, 2012. The address of Ariel is 200 East Randolph Drive, Suite 2900, Chicago, Illinois 60601. Ariel has sole voting power with regard to 2,360,694 shares and sole dispositive power with regard to 2,425,580 shares.

(3)
Includes 5,000 shares which Mr. Hartley-Leonard had the right to acquire through stock options granted under the Stock Award and Incentive Plan, all of which were exercisable on March 19, 2012.

(4)
18,499 of the shares listed are held by Ms. Penrose as trustee for the Sheila A. Penrose trust.

(5)
2,000 additional shares are held by Mr. Theobald as trustee of a trust for the benefit of his son. Mr. Theobald disclaims beneficial ownership of these 2,000 shares.

(6)
34,085 of the shares listed are held by Mr. Roberts's wife. Mr. Roberts retains (and does not disclaim) beneficial ownership of these shares for securities law purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Exchange Act requires our Directors, certain of our officers and beneficial owners of more than 10 percent of our outstanding Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC and to send copies of such reports to us. For our current executive officers and Directors, the Company has taken on the administrative responsibility of filing the reports after we have received the necessary information.

              Based solely upon a review of such reports and amendments thereto furnished to us and upon written representations of certain of such persons regarding their ownership of Common Stock, we believe that no person failed to file any such report on a timely basis during 2011.

              As our record-keeping with respect to the granting and vesting of restricted stock units may involve third-party administrators and internal processing requirements, we file related Form 4 reports promptly after the information has been completed and presented to the Corporate Secretary.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

              We discuss below the particular relationships the Company has with three of our Directors individually.

              Thomas C. Theobald.    Jones Lang LaSalle uses LaSalle Investment Limited Partnership, referred to as LaSalle Investment Company (LIC), as one of two investment vehicles that make substantially all of its co-investments with LaSalle Investment Management clients. LIC is a series of four parallel limited partnerships of which Jones Lang LaSalle has an effective 47.85% ownership interest through two of the limited partnerships. Primarily institutional investors hold the remaining 52.15% interest in LIC. As of December 31, 2011, Mr. Theobald, a Non-Executive Director, and entities affiliated with him, had invested Euro 922,878 (the equivalent of $1,192,774 at the December 31, 2011 exchange rate) in LIC and had committed to invest a total additional amount of Euro 174,146 (the equivalent of $225,075 at the December 31, 2011 exchange rate) through LIC.

              As Mr. Theobald's investment has been made on the same terms as are offered to the other investors in LIC, which are unaffiliated investors that are clients of the Company, and given that the amount of the investment is not material to LIC or to Mr. Theobald personally, nor does it permit Mr. Theobald to exercise any control over the activities of LIC, the Board of Directors has determined that Mr. Theobald's investment in LIC does not constitute a material relationship with the Company that detracts from his independence as a member of the Board of Directors.

              In addition to his investment in LIC, during 2012 Mr. Theobald committed to make a maximum aggregate investment of $250,000 in SSI Opportunity Fund 1, an offering sponsored by our Spaulding & Slye Investments division. Spaulding & Slye Investments creates and manages real estate investments in which certain Jones Lang LaSalle employees, and in some cases members of the Board of Directors, are given the opportunity to invest. SSI Opportunity Fund 1 is targeting the acquisition and/or development of industrial, office, apartment and retail assets. Mr. Theobald's investment, which constitutes approximately 2.25% of the total investments, was made on the same terms as were offered to all other investors. The Board of Directors has determined that Mr. Theobald's investment in SSI Opportunity Fund 1 does not constitute a material relationship with the Company that detracts from his independence as a member of the Board of Directors.

              Roger T. Staubach.    Mr. Staubach was elected to serve as a member of the Board, effective July 21, 2008. Mr. Staubach became the Executive Chairman of the Company's Americas region on July 11, 2008, when Jones Lang LaSalle merged (the Merger) with The Staubach Company, of which Mr. Staubach was an indirect shareholder.

              Under the Agreement and Plan of Merger relating to the transaction (the Merger Agreement), Jones Lang LaSalle agreed that it would cause Mr. Staubach to be appointed to the Board. Thereafter, unless Mr. Staubach's employment with Jones Lang LaSalle or one of its subsidiaries is terminated by Jones Lang LaSalle without cause, by Mr. Staubach for good reason or due to Mr. Staubach's disability (as the terms "cause," "good reason" and "disability" are defined under Mr. Staubach's employment arrangements with Jones Lang LaSalle), and as long as Mr. Staubach complies with Jones Lang LaSalle's policies and guidelines applicable to all members of the Board, Jones Lang LaSalle has agreed that it shall cause Mr. Staubach to be included in the slate of persons nominated to serve as directors on the Board during any Earnout Calculation Period (as defined pursuant to the Merger Agreement). Upon any termination of Mr. Staubach's employment by Jones

Lang LaSalle with cause, by Mr. Staubach without good reason or due to disability, Mr. Staubach shall promptly resign from the Board.

              As Mr. Staubach is employed by Jones Lang LaSalle, he serves on the Board as a member of management and therefore does not qualify as an independent member of the Board or to serve on any of its Committees. Accordingly, Mr. Staubach is not paid any Director's fees or other compensation for serving on the Board. We do not consider Mr. Staubach an "officer" as defined for reporting purposes under Section 16 of The Securities Exchange Act of 1934. The conditions of Mr. Staubach's employment by the Company have been established under an employment agreement the term of which extends to July 11, 2013.

              As consideration under the Merger Agreement, Mr. Staubach individually elected to receive 182,016 shares of the Common Stock of Jones Lang LaSalle on August 15, 2008 (valued at $50.05 per share), representing substantially all of the initial consideration that Mr. Staubach received in connection with the Merger. Each of two different trusts for Mr. Staubach's children, for which he disclaims beneficial ownership, received 83,097 shares of our Common Stock at the same price per share.

              The Merger Agreement also provided for the selling shareholders of The Staubach Company to receive three deferred purchase price payments in cash, the first of which was due on the first business day of the 25th month following the July 11, 2008 closing date (or the 37th month if certain revenue targets are not met), the second of which was due on the first business day of the 37th month following the closing date (or the 49th month if certain revenue targets are not met) and the third of which is due on the first business day of the 61st month following the closing date. The selling shareholders are also entitled to receive an "Earnout Payment," payable after 2010 on a sliding scale if certain thresholds are met with respect to the tenant representation business for the Earnout periods ended December 31, 2010, 2011 and 2012. The above summary is qualified by reference to the Merger Agreement, which we have filed with the SEC as an Exhibit to our Current Report on Form 8-K/A dated July 11, 2008.

              Mr. Staubach individually holds a 5.767% interest in each of the above payments. Five different trusts for Mr. Staubach's children collectively own a 5.972% interest. In 2010, Mr. Staubach received the first of the deferred purchase price payments in the amount of $4.7 million, and a total of $4.9 million was paid to the children's trusts. In 2011, Mr. Staubach received the second of the deferred purchase price payments in the amount of $9.3 million, and a total of $9.6 million was paid to the children's trusts. We did not make any Earnout Payments during 2011. Mr. Staubach is due to receive approximately $9.9 million from the third deferred purchase price payment described above, and up to approximately $7.2 million from the Earnout Payment. In total, the children's trusts are due to receive approximately $10.25 million from the third deferred purchase price payment described above, and up to approximately $7.46 million from the Earnout Payment. Mr. Staubach disclaims beneficial ownership in the children's trusts.

              Sheila A. Penrose.    Ms. Penrose is the Co-Chairman and participating instructor of the Corporate Leadership Center (the CLC), for which she receives an annual retainer in a fixed amount determined by the Board of Directors of that organization. The CLC is a not-for-profit business and academic forum that provides development courses for corporate leaders through two principal programs, CEO Perspectives and Leading Women Executives.

              Jones Lang LaSalle has paid for the cost of certain of our executives to attend CLC programs in the past and anticipates we will do so in the future. In 2011, we paid a total of $110,000 for four participants to attend CLC programs. The participation of Jones Lang LaSalle executives is on the same terms and conditions available to participants from other companies, and Ms. Penrose's compensation from the CLC does not change as the result of, or depend upon or relate to, the participation of the Jones Lang LaSalle executives. The amounts involved are immaterial to each of the Company, the CLC and Ms. Penrose individually. Accordingly, the Board of Directors has determined that Ms. Penrose's participation in the CLC does not constitute a material relationship with the Company that detracts from her independence as a member of the Board of Directors.

INFORMATION ABOUT THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

              For a number of years, KPMG LLP has been the independent registered public accounting firm that audits the financial statements of Jones Lang LaSalle and most of its subsidiaries. Jones Lang LaSalle expects that representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

Audit and Non-Audit Fees

              The following table presents fees for the professional services that KPMG LLP rendered for the audit of the Company's annual financial statements (including auditing the Company's internal controls over financial reporting for purposes of Section 404 of the Sarbanes-Oxley Act of 2002), audit related fees, tax fees and fees billed for other services during 2011 and 2010 (the fees shown are in thousands (000's)).

	2011	2010
Audit Fees (1)	$5,190	$4,704
Audit Related Fees (2)	$1,729	$814
Tax Fees (3)	$1,338	$1,184
All Other Fees (4)	$0	$0

Total Fees	$8,257	$6,702

(1)
Audit Fees include those fees necessary to perform an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and quarterly reviews of the consolidated financial statements of Jones Lang LaSalle. This includes fees for review of the tax provision and fees for accounting consultations on matters reflected in the consolidated financial statements. Audit Fees also include services required by statute or regulation (foreign or domestic), such as comfort letters, consents, reviews of SEC filings, and statutory audits in non-U.S. locations. For 2011, Audit Fees include fees of $572,000 related to the audit required under Section 404 of the Sarbanes-Oxley Act of 2002 with respect to internal controls over financial reporting, as compared to $560,000 in 2010 for such services.

(2)
Audit Related Fees are comprised of fees for employee benefit plan audits, internal control related matters and services not required by statute or regulation.

(3)
Tax Fees are comprised of fees for tax compliance, tax planning and tax advice. Tax planning and tax advice encompasses a diverse range of services, including consultation, research, and assessment of tax planning initiatives, assistance with tax audits and appeals, employee benefit plans and requests for rulings or technical advice from taxing authorities.

(4)
All Other Fees include all other non-audit services.

Pre-Approval of Audit and Permitted Non-Audit Services of the Independent Registered Public Accounting Firm

              The Audit Committee has established a policy for pre-approval of audit and permitted non-audit services by the Company's independent registered public accounting firm. At each of its meetings, the full Audit Committee considers, and approves or rejects, any proposed services and fee estimates that are presented by the Company's management. The Chairman of the Audit Committee has been designated by the Audit Committee to consider approval of services arising between meetings that were not pre-approved by the Audit Committee. Services approved by the Chairman are ratified by the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm provides supporting documentation detailing the service and an estimate of costs. During 2011, all services performed by the independent registered public accounting firm were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

              As more particularly described above under "Corporate Governance Principles and Board Matters," the Audit Committee of the Board is responsible for providing independent, objective oversight of Jones Lang LaSalle's accounting functions and internal and disclosure controls. The Audit Committee is composed of five Directors, each of whom is independent as defined by the New York Stock Exchange listing standards in effect at the time of mailing of this Proxy Statement and by applicable Securities and Exchange Commission rules. The Audit Committee operates under a written Charter, which has been approved by the Board of Directors and is available on the Company's public website at www.joneslanglasalle.com.

              Management is responsible for Jones Lang LaSalle's internal and disclosure controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Jones Lang LaSalle's consolidated financial statements and the effective operation of internal controls over financial reporting, all in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report thereon. The Audit Committee's responsibility is to oversee these processes.

              In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2011 audited financial statements as well as the Company's internal controls over financial reporting for which an attestation by such firm is required under Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with the independent registered public accounting firm the matters required by the auditing standards of the Public Company Accounting Oversight Board (United States), including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding such firm's communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG LLP that firm's independence under the relevant standards. The Audit Committee also reviewed the selection, application and disclosure of our critical accounting policies pursuant to SEC Financial Release No. 60, "Cautionary Advice Regarding Disclosure of Critical Accounting Policies."

              Based upon the Audit Committee's discussions with management and the independent registered public accounting firm, and the Audit Committee's review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the SEC.

The Audit Committee

David B. Rickard (Chairman)
Darryl Hartley-Leonard
DeAnne Julius
Martin H. Nesbitt*
Sheila A. Penrose

*
Became a member of the Audit Committee effective March 1, 2011.

FOUR PROPOSALS TO BE VOTED UPON AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF ELEVEN DIRECTORS

              Our Nominating and Governance Committee has nominated all of the current members of the Board of Directors to stand for re-election at this year's Annual Meeting. We are proposing that our shareholders elect all of such nominees.

              Accordingly, our Board unanimously recommends you vote FOR the election of each of the eleven nominees listed below:

Hugo Bagué
Colin Dyer
Darryl Hartley-Leonard
DeAnne Julius
Ming Lu
Lauralee E. Martin
Martin H. Nesbitt
Sheila A. Penrose
David B. Rickard
Roger T. Staubach
Thomas C. Theobald

              We provide biographical information for each of the nominees above under the caption "Directors and Corporate Officers." If re-elected, these Directors will serve one-year terms until Jones Lang LaSalle's Annual Meeting of Shareholders in 2013 and until their successors are elected and qualify, or until their earlier death, resignation, retirement, disqualification or removal.

              In the case of Thomas C. Theobald, who was 74 years old at the time of his nomination, the Nominating and Governance Committee has waived the normal retirement age provision as permitted under our Corporate Governance Guidelines. Mr. Theobald remains willing to serve on our Board and the Committee believes that he continues to be a fully-engaged and highly valued contributor to the work of the Board overall and as Chairman of our Compensation Committee.

              At the Annual Meeting, we will vote each valid proxy returned to Jones Lang LaSalle for the eleven nominees listed above unless the proxy specifies otherwise. Proxies may not be voted for more than eleven nominees for Director. While the Board does not anticipate that any of the nominees will be unable to stand for election as a Director at the 2012 Annual Meeting, if that is the case, proxies will be voted in favor of such other person or persons as our Board may designate.

PROPOSAL 2

NON-BINDING ADVISORY "SAY-ON-PAY" VOTE APPROVING EXECUTIVE COMPENSATION

              We are asking our shareholders to provide a non-binding "say-on-pay" advisory approval of the compensation of our Named Executive Officers as we have described it above in the "Executive Compensation" section of this Proxy Statement.

              Our Board unanimously recommends you vote FOR the advisory "say-on-pay" vote approving executive compensation.

              Our Board believes that that we have an executive compensation program that has proven itself over the years to have retained top-quality executives who have been appropriately motivated to act in the best interests of our shareholders, clients, staff and the other constituencies who interact with a global organization such as ours. We believe we have a program that encompasses the attributes of best-practices in compensation, including:

•
Pay for performance philosophy, with significant upward and downward flexibility built to correspond to the financial results of an inherently cyclical business;
•
Balanced mix of short- and long-term focused compensation;
•
Significant use of equity to align with shareholder interests;
•
No tax gross-ups and limited use of perquisites;
•
Limited benefits in the event of a change of control, with double-trigger requirement for any severance benefit;
•
Limited severance benefits;
•
Recapture of certain incentives in the event of a subsequent restatement of financial statements; and
•
Features to mitigate the use of overly-risky strategies that do not serve the longer-term sustainability of the organization.

              Accordingly, our Board requests that our shareholders vote to approve our executive compensation program. While this vote is not binding on our Company, it will provide information to our Compensation Committee and our management regarding investor sentiment about our executive compensation philosophy, policies and practices. We will consider this information when determining executive compensation for 2012 and beyond.

PROPOSAL 3

PERFORMANCE-BASED AWARD
PROVISIONS USED TO DETERMINE EXECUTIVE COMPENSATION UNDER
THE JONES LANG LASALLE STOCK AWARD AND INCENTIVE PLAN

              We are proposing that our shareholders approve the performance-based award provisions used to determine executive compensation under the Jones Lang LaSalle Incorporated Amended and Restated Stock Award and Incentive Plan (the Plan). We have designed provisions of the Plan so that they conform to Section 162(m) of the United States Internal Revenue Code, as amended (the Code), and so that payments to the Covered Employees (namely, the Chief Executive Officer, the Chief Financial Officer and the other Executive Officers whose income is required to be reported to shareholders as being among the three highest compensated Officers) will remain deductible by the Company. Section 162(m) requires the Company to seek approval of the performance criteria under the Plan in order to continue to fully deduct for U.S. federal income tax purposes performance-based compensation to our Covered Employees.

              We are not asking for an increase in the number of shares that may be issued under the Plan or to make any material changes or amendments to the Plan.

              Our Board unanimously recommends you vote FOR approval of the performance-based award provisions used to determine executive compensation under the Jones Lang LaSalle Stock Award and Incentive Plan.

              If our shareholders vote to approve the performance-based award provisions used to determine executive compensation under the Plan, awards intended to qualify as "performance-based compensation" under Section 162(m) should be fully deductible by the Company. Under Section 162(m), the federal income tax deductibility of compensation paid to a Covered Employee may be limited if the compensation exceeds $1 million in any one year. However, the Company may be able to deduct compensation in excess of $1 million if it qualifies the awards as "performance-based compensation" as defined in Section 162(m) of the Code.

              If shareholders do not approve the performance-based award provisions, the current Plan will remain in place, and we will continue to be able to make awards under the Plan. However, in that case, no compensation resulting from future awards to Covered Employees under the Plan would qualify as performance-based compensation for purposes of Section 162(m) of the Code, and therefore, all compensation resulting from future awards to "Covered Employees under the Plan would be subject to the annual $1 million limitation on deductibility imposed by Section 162(m).

              The Plan does not, by itself, authorize any payments or the issuance of any shares or any award, as we make actual awards under our individual long-term and short-term variable compensation plans. Our Board of Directors has approved the Plan.

              Jones Lang LaSalle originally adopted the Plan in 1997 in connection with the initial public offering of our Common Stock. The most recent material amendment of the Plan was effective on May 29, 2008, when our shareholders approved an amendment to the Plan to reserve an additional 3,000,000 shares of Common Stock for issuance under the Plan. Whenever we update the Plan, we amend and restate the Plan to reflect any changes, even when none of the changes made to the Plan constitute material amendments to the Plan. Accordingly, in connection with the Board's determination to submit this proposal to our shareholders and the Board's related review and update of the Plan, we amended and restated the Plan effective as of April 15, 2012. That amendment and restatement does not reflect any material changes to the Plan for purposes for any shareholder approval requirements.

              There is a maximum of 15,110,000 shares of Common Stock reserved for issuance pursuant to award under the Plan, of which, as of March 31, 2012, 12,089,031 shares had been issued, 1,712,096 shares were reserved for issuance pursuant to outstanding awards and 1,308,873 shares remained available for future awards. As of the close of business on March 30, 2012, Jones Lang LaSalle Common Stock was trading at $83.31 per share on the NYSE.

              The future awards that we will make to eligible participants under the Plan are subject to the discretion of the Compensation Committee of the Board of Directors (the Committee) and, therefore, cannot be determined with certainty at this time.

              Section 7 of the Plan provides that the maximum award paid in cash or stock to a Covered Employee under any individual long-term or short-term variable compensation plan will be limited to the greater of: (i) $5,000,000 or (ii) five times the Covered Employee's most recent annual performance award, as disclosed in the applicable proxy statement to shareholders. In addition, Section 7 designates performance measures, performance goals and the criteria on which awards shall be based in order to determine whether awards are earned. We have designed those criteria to comply with the regulations under Section 162(m) of the Code regarding deductibility of awards earned by and paid to Covered Employees. We selected the criteria listed in Section 7 so that a third party, having knowledge of the relevant facts, could objectively determine whether the performance goals have been met. Please refer to the full text of Section 7 of the Plan in Appendix A for a detailed description of such criteria. They include various measures of financial performance by the Company and other objectively measurable goals relating to customer satisfaction, employee goals and other events.

              We provide a summary description of the Plan below. The full text of the Plan is set forth in Appendix A to this Proxy Statement.

Summary Description of the Stock Award and Incentive Plan

Administration

              The Plan is administered by the Committee. Subject to the express provisions of the Plan, the Committee is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan. In addition, the Committee may delegate any or all aspects of its responsibilities and powers under the Plan to any member of the Committee or to one or more agents of the Committee.

Participants

              Any person who is designated as an employee of Jones Lang LaSalle, including the Named Executive Officers and other Executive Officers, or of any subsidiary or affiliate, and any non-employee director or independent contractor of Jones Lang LaSalle is eligible for selection by the Committee for the grant of awards under the Plan. Options intending to qualify as "incentive stock options" within the meaning of Section 422 of the Code may only be granted to employees of Jones Lang LaSalle or any of its subsidiaries. The future awards that we will make to eligible participants under the Plan are subject to the discretion of the Committee and, therefore, cannot be determined at this time.

Shares Subject to the Plan and to Awards

              The maximum number of shares of the Common Stock reserved for grants of awards under the Plan is 15,110,000, subject to adjustment as provided in the plan and discussed under "Adjustments" below. Such shares may be either authorized and unissued shares or previously issued shares acquired by Jones Lang LaSalle or any subsidiary. No more than 75,000 of the total shares available for grant may be awarded to a single individual in a single year. Shares subject to awards that have expired or been terminated, cancelled, forfeited or otherwise not issued under an award, and shares subject to awards settled in cash, are in most cases available for delivery in connection with future awards under the Plan.

              The Plan provides the Committee broad discretion to fashion the terms of the awards to provide eligible recipients with such stock-based and performance-based incentives as the Committee deems appropriate. The Plan permits the issuance of awards in a variety of forms, including (1) nonqualified and incentive stock options for the purchase of Common Stock, (2) stock appreciation rights and limited stock appreciation rights, (3) restricted stock and restricted stock units, (4) stock awards in lieu of obligations of the Company to pay cash under other plans or compensatory arrangements, (5) dividend equivalents, and (6) performance awards and (7) performance shares and/or other stock based awards or other cash-based awards.

Option Awards

              Options provide the recipient the right to purchase shares of Common Stock at a predetermined exercise price. The Committee establishes the exercise price per share under each option, which may not be less than the fair market value of a share on the date the option is granted and, in all cases, may not be less than par value. The Committee establishes the term of each option, which in no case may exceed a period of ten (10) years from the date of grant. Options granted under the Plan may either be Incentive Stock Options (ISOs) or options which are not intended to qualify as ISO's, called nonqualified stock options (NQSOs). ISOs may only be granted to employees. An option granted under the Plan will not be considered an ISO to the extent that it, together with any other ISOs under the Plan and any other incentive stock option plans, are exercisable for the first time by any recipient during any calendar year with respect to shares having an aggregate fair market value in excess of $100,000 as of the time the option with respect to such shares is granted.

Stock Appreciation Rights (SARs) and Limited SARs

              A SAR provides the right to the monetary equivalent of the increase in value of a specified number of shares over a specified period of time after the right is granted. Such amount may be paid in cash, stock or property as specified in the applicable award or as determined by the Committee. A Limited SAR provides such amount automatically upon the occurrence of a change in control of Jones Lang LaSalle. SARs may be granted to recipients either in tandem with option awards granted under the Plan or not in conjunction with option awards. SARs are generally to be granted with a grant price determined by the Committee.

Restricted Stock and Restricted Stock Units

              Restricted stock is an award or issuance of shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted stock units are awards denominated in units of shares under which the issuance of shares is subject to conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Recipients holding shares of restricted stock granted under the Plan may exercise full voting rights with respect to those shares during the period of restriction. Recipients do not have voting rights with respect to shares underlying restricted stock units unless and until such shares are reflected as issued and outstanding shares on Jones Lang LaSalle's stock ledger. Recipients in whose name restricted stock is granted are entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the Committee.

Stock Awards in Lieu of Cash Awards

              The Committee is authorized to grant Common Stock as a bonus, or to grant other awards in lieu of Company commitments to pay cash under other plans or compensatory arrangements. Common Stock or awards granted under the Plan shall have such other terms as shall be determined by the Committee.

Dividend Equivalents

              The Committee is authorized to grant dividend equivalents (i.e., a right to receive cash, Common Stock, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock) under the Plan. The Committee may provide, at the date of grant or thereafter, that dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Common Stock or other investment vehicles as the Committee may specify; provided that dividend equivalents (other than dividend equivalents which are not granted in connection with another award) shall be subject to all conditions and restrictions on the underlying awards to which they relate.

Performance Shares or Other Stock- or Cash-Based Awards

              The Committee is authorized to grant performance shares and/or other stock-based awards or other cash-based awards as an element of or supplement to any other award under the Plan, as deemed by the Committee to be consistent with the purposes of the Plan. Such awards may be granted with value and payment contingent upon performance of Jones Lang LaSalle or any other factors designated by the Committee, or valued by reference to the performance of specified subsidiaries or affiliates of Jones Lang LaSalle.

Qualifying Performance Criteria

              The Plan is designed to comply with the requirements for "performance-based compensation" under Section 162(m) of the Code by establishing a process for determining the amount of certain awards to Executive Officers under Jones Lang LaSalle's variable compensation plans. The process set forth in the Plan is used in connection with awards intended to be based on the performance of individuals, business unit(s) of the Company or the Company as a whole, over a calendar year or a longer performance period. The process uses specific, objective performance goals for the year or period that the Committee pre-establishes in detail under Section 7 of the Plan. A performance goal may be expressed in any form as the Committee may determine including, but not limited to: (1) percentage growth; (2) absolute growth; (3) cumulative growth; (4) performance in relation to an index; (5) performance in relation to peer company performance; (6) a designated absolute amount; (7) percent of sales; (8) per share of common stock outstanding, and (9) completion of a specific task or objective. Awards for which the amount is determined by the procedures set forth in the Plan are issued under the applicable Company compensation plan or program.

              The Plan provides that the maximum award paid in cash or stock to under any individual long-term or short-term variable compensation plan will be limited to the greater of: (i) $5,000,000 or (ii) five times the recipient's most recent annual bonus, as disclosed in the applicable proxy statement to shareholders. In addition, the Plan sets forth performance criteria on which awards shall be based in order to determine whether awards are earned. Such criteria include: (1) earnings before or after interest and taxes or before or after interest, taxes, depreciation and amortization; (2) gross or net revenue, or changes in annual revenues; (3) cash flow(s) (including either operating or net cash flows); (4) financial return ratios; (5) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (6) earnings growth or growth in earnings per share; (7) return measures, including return or net return on assets, net assets, equity, capital or gross sales; (8) adjusted pre-tax margin; (9) pre-tax profits; (10) operating margins; (11) operating profits; (12) operating expenses; (13) net income, net operating income, or adjusted net income; (14) growth in operating earnings or growth in earnings per share; (15) market share or market penetration with respect to specific designated services or business segments and/or specific geographic areas; (16) aggregate service pricing and other service offering measures; (17) expense or cost levels, in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more specified divisions; (18) reduction of losses, loss ratios or expense ratios; (19) operating cost management; (20) debt reduction; (21) productivity improvements; (22) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (23) customer satisfaction based on specified objective goals or a Company sponsored customer survey; (24) employee satisfaction based on specified objective goals or a Company sponsored customer survey; (25) employee diversity goals; (26) employee turnover; (27) specified objective social goals; or (28) other strategic events that could alter the normal course of business, the description of which would disclose material competitive information.

Amendment and Termination

              The Board may amend, alter, suspend or terminate the Plan; provided, however, that no such amendment, alteration, suspension, or termination of the Plan may be made which, without first obtaining shareholder approval as required by law or regulation or otherwise, would, except as provided in the Plan: (a) materially increase the maximum number of shares which may be sold or awarded under the Plan (except for permissible adjustments); or (b) reprice options issued under the Plan by lowering the exercise price of a previously granted award, by canceling outstanding options and issuing replacements, or by otherwise replacing existing options with substitute options with a lower exercise price.

              No amendment or alteration to the Plan or an award or award agreement may be made which would impair the rights of an award recipient, without such recipient's consent.

Change in Control Provisions

              In the event of a "Change in Control" (as defined in the Plan): (1) any award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested;

(2) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other awards granted under the Plan shall lapse and such awards shall be deemed fully vested, and any performance conditions imposed with respect to such awards shall be deemed to be fully achieved; and (3) the value of all outstanding awards shall be determined on the basis of the "Change in Control Price" (as defined in the Plan) as of the date of the Change in Control or such other date as the Committee may determine prior to the Change in Control.

Adjustments

              In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock or other property), recapitalization, Common Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of award recipients under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (a) the number and kind of shares of Common Stock which may thereafter be issued in connection with awards under the Plan, (b) the number and kind of shares of stock issued or issuable in respect of outstanding awards and (c) the exercise price, grant price, or purchase price relating to any award; provided that, with respect to incentive stock options, such adjustment shall be made in accordance with Section 424(h) of the Code.

Transferability

              Awards granted under the Plan are not transferable by the recipient except by will or the laws of descent and distribution or, if then permitted under Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder, and shall be exercisable during the lifetime of the recipient only by such recipient or his or her guardian or legal representative.

Federal Income Tax Treatment

              The following discussion of the federal income tax consequences of the Plan is intended to be a summary of applicable federal law as currently in effect. It should not be taken as tax advice by Plan participants, who are urged to consult their individual tax advisors.

Stock Options

              ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

              An option holder is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an option holder holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the option holder's gain, if any, upon a subsequent disposition of such shares is a long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the option holder's basis in the shares (which generally equals the exercise price). If an option holder disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the option holder will recognize both ordinary income and capital gain in the year of disposition. Jones Lang LaSalle is not entitled to an income tax deduction on the grant or exercise of an ISO or on the option holder's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, Jones Lang LaSalle will be entitled to a deduction in the year the option holder disposes of the shares in an amount equal to the ordinary income recognized by the option holder.

              In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. Jones Lang LaSalle does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO, as described in the paragraph below.

              An option holder is not taxed on the grant of an NQSO. On exercise, the option holder recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. Jones Lang LaSalle is entitled to an income tax deduction in the year of exercise in the amount recognized by the option holder as ordinary income. The option holder's gain (or loss) on subsequent disposition of the shares is long term capital gain (or loss) if the shares are held for at least one year following exercise. Jones Lang LaSalle does not receive a deduction for this gain.

Stock Appreciation Rights

              A SAR holder is not taxed on the grant of a stock appreciation right. On exercise, the SAR holder recognizes ordinary income equal to the cash or the fair market value of any shares received. Jones Lang LaSalle is entitled to an income tax deduction in the year of exercise in the amount recognized by the SAR holder as ordinary income.

Restricted Stock and Restricted Stock Units

              Recipients of restricted stock or restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, recipients generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and Jones Lang LaSalle receives a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to Jones Lang LaSalle (e.g., upon the participant's termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

 Equity Compensation Plan Information

              The following table provides information as of December 31, 2011 with respect to Jones Lang LaSalle's common shares issuable under our equity compensation plans (in thousands, except exercise price):

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))

	(A)	(B)	(C)
Equity compensation plans approved by security holders
SAIP (1)	1,337	$65.98	1,867
ESPP (2)	n/a	n/a	113

Subtotal	1,337		1,980

Equity compensation plans not approved by security holders
SAYE (3)	288	$27.36	781

Subtotal	288		781

Total	1,625		2,761

Notes:

(1)
In 1997, we adopted the 1997 Stock Award and Incentive Plan (SAIP), which provides for the granting of options to purchase a specified number of shares of common stock and other stock awards to eligible participants of Jones Lang LaSalle.

(2)
In 1998, we adopted an Employee Stock Purchase Plan (ESPP) for eligible U.S. based employees. Under this plan, employee contributions for stock purchases were enhanced through an additional contribution of a 5% discount on the purchase price. Effective April 1, 2009, the 5% discount has been discontinued and purchases are broker-assisted on the open market.

(3)
In November 2001, we adopted the Jones Lang LaSalle Savings Related Share Option (U.K.) Plan (Save As You Earn or SAYE) for eligible employees of our U.K. based operations. In November 2006, the SAYE plan was extended to employees in our Ireland operations. Under this plan, employee contributions for stock purchases are enhanced by us through an additional contribution of a 15% discount on the purchase price. Options granted under the SAYE plan vest over a period of three to five years. The original SAYE plan was not approved by shareholders since such approval was not required under applicable rules at the time of the adoption of this plan. In 2006, our shareholders approved an amendment to the SAYE plan that increased by 500,000 the number of shares reserved for issuance.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

              The Audit Committee has appointed the firm of KPMG LLP as Jones Lang LaSalle's independent registered public accounting firm for 2012. A proposal to ratify this appointment will be presented at the 2012 Annual Meeting. We are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

              The Board unanimously recommends you vote FOR ratification of such appointment.

              The Audit Committee retains the right to appoint a substitute independent registered public accounting firm at any time during 2012 for any reason whatsoever.

PROXY DISTRIBUTION AND SOLICITATION EXPENSE

              Jones Lang LaSalle is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access any proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

              We have hired Broadridge Investor Communications Solutions, Inc. to assist us in the distribution of our proxy materials (but not for the solicitation of proxy votes). We will pay Broadridge customary fees, costs and expenses for these services.

              We have hired Phoenix Advisory Partners to assist us in the solicitation of votes. We will pay Phoenix Advisors a fee of $7,500 plus customary costs and expenses for their services. We have agreed to indemnify Phoenix Advisors against certain liabilities arising out of or in connection with their services.

              Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders.

APPENDIX A

FORM OF AMENDED AND RESTATED STOCK AWARD AND INCENTIVE PLAN

JONES LANG LASALLE INCORPORATED
AMENDED AND RESTATED STOCK AWARD AND INCENTIVE PLAN

Amended and Restated as of April 15, 2012

A-i

JONES LANG LASALLE INCORPORATED
AMENDED AND RESTATED STOCK AWARD AND INCENTIVE PLAN

A-ii

JONES LANG LASALLE INCORPORATED
AMENDED AND RESTATED STOCK AWARD AND INCENTIVE PLAN

         Jones Lang LaSalle Incorporated (the "Company") has previously established a 1997 Stock Award and Incentive Plan, as amended (the "Stock Award and Incentive Plan"), and a Stock Compensation Program, as amended (the "Stock Compensation Program"). The Stock Award and Incentive Plan and the Stock Compensation Program are referred to herein collectively as the "Former Plans." Each of the Former Plans has been authorized by the Company's Board of Directors and approved by the Company's shareholders.

         In order to facilitate the efficient administration of the Former Plans and the awards granted thereunder, the Company's Board of Directors has authorized the amendment and restatement of each of the Former Plans in order to combine the Former Plans into a single plan. The Former Plans, as so combined and as subsequently amended and restated as of the effective date of April 15, 2012 (the "Effective Date"), are referred to herein as the "Plan."

         The Plan shall continue to supersede and replace the Former Plans in their entirety, except that the adoption of the Plan shall not be deemed to amend or modify the terms or conditions of any award granted or election made pursuant to the Former Plans prior to the Effective Date. All awards granted and elections made pursuant to the Former Plans prior to the Effective Date shall remain in full force and effect in accordance with their terms and shall be administered in accordance with the terms and conditions of the Plan.

         1.    Purpose; Types of Awards; Construction.

         The purpose of the Plan is to afford an incentive to directors (including non-employee directors), selected employees and independent contractors of the Company, or any Subsidiary or Affiliate which now exists or hereafter is organized or acquired, to acquire a proprietary interest in the Company, to continue as directors, employees or independent contractors, as the case may be, to increase their efforts on behalf of the Company and to promote the success of the Company's business in the interest of its shareholders. Pursuant to Section 6 of the Plan, there may be granted Stock Options (including "incentive stock options" and "nonqualified stock options"), stock appreciation rights and limited stock appreciation rights (either in connection with options granted under the Plan or independently of options), restricted stock, restricted stock units, dividend equivalents, performance shares and other stock-or-cash-based awards. Section 10 of the Plan contains provisions governing certain compensation to non-employee directors of the Company. The Plan also provides the authority to make loans to purchase shares of common stock of the Company, provided that such loans do not violate any applicable law, rule or regulation. The Plan is designed to comply with the requirements of Regulation G (12 C.F.R. § 207) regarding the purchase of shares on margin, the requirements for "performance-based compensation" under Section 162(m) of the Code and the conditions for exemption from short-swing profit recovery rules under Rule 16b-3 of the Exchange Act, and shall be interpreted in a manner consistent with the requirements thereof.

         The terms and conditions of the Plan (exclusive of those set forth in the Stock Compensation Program) shall govern (i) all grants and awards made prior to the effective date of the Plan under the Stock Award and Incentive Plan and (ii) all Awards made pursuant to the Plan from and after the effective date of the Plan. The terms and conditions of all grants and awards made prior to the effective date of the Plan under the Stock Compensation Program shall govern such grants and awards, except that from and after such date the Committee under the Plan shall be responsible for the administration and interpretation of all such grants and awards as provided in the Plan. New grants and awards shall not be made pursuant to the Stock Compensation Program after the effective date of the Plan.

         2.    Definitions.

         For purposes of the Plan, the following terms shall be defined as set forth below:

         (a)    "Affiliate" means any entity if, at the time of granting of an Award or a Loan, (i) the Company, directly or indirectly, owns at least 20% of the combined voting power of all classes of such entity or at least 20% of the ownership interests in such entity or (ii) such entity, directly or indirectly, owns at least 20% of the combined voting power of all classes of stock of the Company.

         (b)    "Award" means any Option, SAR (including a Limited SAR), Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Share or Other Stock-Based Award or Other Cash-Based Award granted under the Plan.

         (c)    "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

         (d)    "Beneficiary" means the person, persons, trust or trusts which have been designated by a Grantee in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan upon his or her death, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

         (e)    "Board" means the Board of Directors of the Company.

         (f)     "Change in Control" means a change in control of the Company which will be deemed to have occurred if:

           (i)     any "person," as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Stock, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of the combined voting power of the Company's then outstanding securities;

           (ii)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this Section 2(f) or (B) other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

           (iii)   there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 75% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

           (iv)   the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect) other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

         (g)    "Change in Control Price" means the higher of (i) the highest price per share paid in any transaction constituting a Change in Control or (ii) the highest Fair Market Value per share at any time during the 60-day period preceding or following a Change in Control.

         (h)    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         (i)     "Committee" means the committee established by the Board to administer the Plan, which committee shall be comprised solely of two or more outside directors, as described in the regulations under Section 162(m) of the Code. Unless otherwise specified by the Board, the Committee shall be the Compensation Committee of the Board.

         (j)     "Company" means Jones Lang LaSalle Incorporated, a corporation organized under the laws of the State of Maryland, or any successor corporation.

         (k)    "Covered Employee" means any employee of the Company, as such term is defined for purposes of Section 162(m)(3) of the Code, who shall be eligible for designation as a Covered Employee for Awards determined under this Plan.

         (l)     "Dividend Equivalent" means a right, granted to a Grantee under Section 6(g), to receive cash, Stock, or other property equal in value to dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

         (m)   "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

         (n)    "Fair Market Value" means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean (i) the closing sales price per share of Stock on the national securities exchange on which the Stock is principally traded, for the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

         (o)    "Grantee" means a person who, as an employee or independent contractor of the Company, a Subsidiary or an Affiliate, has been granted an Award or Loan under the Plan.

         (p)    "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

         (q)    "Limited SAR" means a right granted pursuant to Section 6(c) which shall, in general, be automatically exercised for cash upon a Change in Control.

         (r)     "Loan" means the proceeds from the Company borrowed by a Plan participant under Section 9 of the Plan.

         (s)     "NQSO" means any Option that is designated as a nonqualified stock option.

         (t)     "Option" means a right, granted to a Grantee under Section 6(b), to purchase shares of Stock. An Option may be either an ISO or an NQSO, provided that, ISO's may be granted only to employees of the Company or a Subsidiary.

         (u)    "Other Cash-Based Award" means cash award under Section 6(h), including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

         (v)    "Other Stock-Based Award" means a right or other interest granted to Grantee under Section 6(h) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including, but not limited to (1) unrestricted Stock awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan, and (2) a right granted to a Grantee to acquire Stock from the Company for cash and/or a promissory note containing terms and conditions prescribed by the Committee.

         (w)   "Performance Measures" shall mean for a calendar year, or other such period as may be defined, one or more of the business criteria set forth in Section 7 herein.

         (x)    "Performance Share" means an Award of shares of Stock to a Grantee under Section 6(h) that is subject to restrictions based upon the attainment of specified performance criteria.

         (y)    "Plan" means this Amended and Restated Stock Award and Incentive Plan, as amended from time to time.

         (z)    "Restricted Stock" means an Award of shares of Stock to a Grantee under Section 6(d) that may be subject to certain restrictions and to a risk of forfeiture.

         (aa)  "Restricted Stock Unit" means a right granted to a Grantee under Section 6(e) to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of specified performance or other criteria.

         (bb)  "Retirement" shall have the meaning given to that term in Section 11(k) of this Plan.

         (cc)   "Rule 16b-3" means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

         (dd)  "Stock" means of the common stock, par value $0.01 per share, of the Company.

         (ee)  "SAR" or "Stock Appreciation Right" means the right, granted to a Grantee under Section 6(c), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash, Stock, or property as specified in the Award or determined by the Committee.

         (ff)   "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

         (gg)  "Variable Compensation Plan" shall mean any variable compensation plan or other annual award plan adopted by the Company. A Covered Employee may participate in more than one Variable Compensation Plan.

         3.    Administration.

         The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards and make Loans; to determine the persons to whom and the time or times at which Awards shall be granted and Loans shall be made; to determine the type and number of Awards to be granted and the amount of any Loan, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award or Loan; and to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in the terms and conditions of, and the criteria and performance objectives (if any) included in, Awards and Loans in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; to designate Affiliates; to construe and interpret the Plan and any Award or Loan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements and any promissory note or agreement related to any Loan (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan.

         The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, and any Subsidiary, Affiliate or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any shareholder.

         No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted or Loan made hereunder.

         4.    Eligibility.

         Subject to the conditions set forth below, Awards may be granted to directors (including non-employee directors), selected employees and independent contractors of the Company and its present or future Subsidiaries and Affiliates, and Loans may be made to any eligible person, except as may be prohibited by applicable law, rule, or regulation, in each case in the discretion of the Committee. In determining the persons to whom Awards and Loans shall be granted and the type of any Award or the amount of any Loan (including the number of shares to be covered by such Award), the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

         5.    Stock Subject to the Plan.

         The maximum number of shares of Stock reserved for the grant of Awards under the Plan shall be 15,110,000 shares of Stock, subject to adjustment as provided herein. No more than 75,000 of the total shares available for grant may be awarded to a single individual in a single year. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Grantee, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan; provided that, in the case of forfeiture, cancellation, exchange or surrender of shares of Restricted Stock or Restricted Stock Units with respect to which dividends or Dividend Equivalents have been paid or accrued, the number of shares with respect to such Awards shall not be available for Awards hereunder unless, in the case of shares with respect to which dividends or Dividend Equivalents were accrued but unpaid, such dividends and Dividend Equivalents are also forfeited, exchanged or surrendered. Upon the exercise of any Award granted in tandem with any other Awards or Awards, such related Awards or Awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan.

         In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code.

         6.    Specific Terms of Awards.

         (a)    General.    The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

         (b)    Options.    The Committee is authorized to grant Options to Grantees on the following terms and conditions:

           (i)    Type of Award.    The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

           (ii)    Exercise Price.    The exercise price per share of Stock purchasable under an Option shall be determined by the Committee; provided that, in the case of an ISO, such exercise price shall be not less than the Fair Market Value of a share on the date of grant of such Option, and in no event shall the exercise price for the purchase of shares be less than par value. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee, or a combination of both, in an amount having a combined value equal to such exercise price. A Grantee may also elect to pay all or a portion of the aggregate exercise price by having shares of Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price withheld by the Company or sold by a broker-dealer under circumstances meeting the requirements of 12 C.F.R. § 220 or any successor thereof.

           (iii)    Term and Exercisability of Options.    The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided that, the Committee shall have the authority to accelerated the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.

           (iv)    Termination of Employment, Etc.    An Option may not be exercised unless the Grantee is then in the employ of, or then maintains an independent contractor relationship with, the Company or a Subsidiary or an Affiliate (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Grantee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of the Option; provided that, the Award Agreement may contain provisions extending the exercisability of Options, in the event of specified terminations, to a date not later than the expiration date of such Option.

           (v)    Other Provisions.    Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law.

         (c)    SARs and Limited SARs.    The Committee is authorized to grant both stand-alone and in-tandem SARs and Limited SARs to Grantees on the following terms and conditions:

           (i)    In General.    Unless the Committee determines otherwise, an SAR or a Limited SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO. An SAR or Limited SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable.

           (ii)    SARs.    An SAR shall confer on the Grantee a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine).

           (iii)    Limited SARs.    A Limited SAR shall confer on the Grantee a right to receive with respect to each share subject thereto, automatically upon the occurrence of a Change in Control, an amount equal in value to the excess of (1) the Change in Control Price (in the case of a Limited SAR granted in tandem with an ISO, the Fair Market Value), of one share of Stock on the date of such Change in Control over (2) the grant price of the Limited SAR (which in the case of a Limited SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other Limited SAR shall be such price as the Committee determines); provided that, in the case of a Limited SAR granted to a Grantee who is subject to the reporting requirements of Section 16(a) of the Exchange Act (a "Section 16 Individual"), such Section 16 Individual shall only be entitled to receive such amount if such Limited SAR has been outstanding for at least six (6) months as of the date of the Change in Control.

         (d)    Restricted Stock.    The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

           (i)    Issuance and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Such restrictions may include factors relating to the increase in the value of the Stock or to individual or Company performance such as the attainment of certain specified individual, divisional or Company-wide performance goals, sales volume increases or decreases in earnings per share. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

           (ii)    Forfeiture.    Upon termination of employment with or service to the Company, or upon termination of the independent contractor relationship, as the case may be, during the applicable restriction period, Restricted Stock and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided that, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

           (iii)    Certificates for Stock.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

           (iv)    Dividends.    Dividends paid on Restricted Stock shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

         (e)    Restricted Stock Units.    The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

           (i)    Award and Restrictions.    Delivery of Stock or cash, as determined by the Committee, will occur upon expiration of the deferral period specified for Restricted Stock Units by the Committee. In addition, Restricted Stock Units shall be subject to such restrictions as the

  Committee may impose, at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period, not less than eighteen months, or at later specified times, separately or in combination, in installments or otherwise, as the Committee may determine. Such restrictions may include, but are not limited to, factors relating to the increase in the value of the Stock or to individual or Company performance such as the attainment of certain specified individual, divisional or Company-wide performance goals as described in Section 7(d) and 7(e).

           (ii)    Forfeiture.    Upon termination of employment or termination of the independent contractor relationship during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

         (f)    Stock Awards in Lieu of Cash Awards.    The Committee is authorized to grant Stock as a bonus, or to grant other Awards, in lieu of Company commitments to pay cash under other plans or compensatory arrangements. Stock or Awards granted hereunder shall have such other terms as shall be determined by the Committee.

         (g)    Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to Grantees. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, or other investment vehicles as the Committee may specify, provided that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions on the underlying Awards to which they relate.

         (h)    Performance Shares and Other Stock- or Cash-Based Awards.    The Committee is authorized to grant to Grantees Performance Shares and/or Other Stock-Based Awards or Other Cash-Based Awards as an element of or supplement to any other Award under the Plan, as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon performance of the Company or any other factors designated by the Committee, or valued by reference to the performance of specified Subsidiaries or Affiliates.

         7.    Determining Annual Performance Based Awards

         Awards to Covered Employees are intended to constitute performance-based compensation within the meaning of Section 162(m) of the Code and to comply with the exemption from the deduction prohibitions of Section 162(m) of the Code.

         (a)    For each calendar year, each Covered Employee may be entitled to receive a payment ("Annual Performance Award") pursuant to a Variable Compensation Plan in an amount determined by the Committee as provided in this Plan. To the extent permitted by a Variable Compensation Plan, the payment of an Annual Performance Award may be made in cash, common stock or restricted stock of the Company, or any other form as provided for in this Plan, or a combination thereof.

         (b)    The maximum Annual Performance Award paid to a Participant for a calendar year under any individual Variable Compensation Plan may not exceed the greater of: (i) $5,000,000 or (ii) five times the Covered Employee's most recently disclosed Annual Performance Award.

         (c)    For any calendar year or performance period, the Committee may designate one or more of the business criteria ("Performance Measures") set forth in this Section 7 for use in determining the amount of an Annual Performance Award for an individual in relation to such year or period; provided that such designation would not subject any Annual Performance Award to the deduction limitations of Section 162(m). Performance Measures designated for any Participant in a calendar year or other performance period may be different from year to year and those designated for other Covered Employees as the Committee may determine. To the extent applicable to any Performance Measure, the Committee may specify a Performance Measure in relation to total Company performance or in relation to the performance of identifiable business unit(s) of the Company.

         (d)    For each Performance Measure designated by the Committee, the Committee shall designate a specific, objectively measurable target, schedule or threshold ("Performance Goal") against which actual performance is to be measured for purposes of determining the amount of any Annual Performance Award; provided that any such designation would not subject any Performance Award to the deduction limitations of Section 162(m). A Performance Goal may be expressed in any form as the Committee may determine including, but not limited to: (1) percentage growth; (2) absolute growth; (3) cumulative growth; (4) performance in relation to an index; (5) performance in relation to peer company performance; (6) a designated absolute amount; (7) percent of sales; (8) per share of common stock outstanding, and (9) completion of a specific task or objective.

         (e)    Performance Measures may be expressed in terms of one or more of the following criteria on which Performance Goals may be based: (1) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends) before or after interest and taxes ("EBIT") or before or after interest, taxes, depreciation and amortization ("EBITDA"); (2) gross or net revenue, or changes in annual revenues; (3) cash flow(s) (including either operating or net cash flows); (4) financial return ratios; (5) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (6) earnings growth or growth in earnings per share; (7) return measures, including return or net return on assets, net assets, equity, capital or gross sales; (8) adjusted pre-tax margin; (9) pre-tax profits; (10) operating margins; (11) operating profits; (12) operating expenses; (13) net income, net operating income, or adjusted net income; (14) growth in operating earnings or growth in earnings per share; (15) market share or market penetration with respect to specific designated services or business segments and/or specific geographic areas; (16) aggregate service pricing and other service offering measures; (17) expense or cost levels, in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more specified divisions; (18) reduction of losses, loss ratios or expense ratios; (19) operating cost management; (20) debt reduction; (21) productivity improvements; (22) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (23) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; (24) employee satisfaction based on specified objective goals or a Company-sponsored customer survey; (25) employee diversity goals; (26) employee turnover; (27) specified objective social goals, or (28) other strategic events that could alter the normal course of business, the description of which would disclose material competitive information. Any criteria may be measured in absolute terms or as compared to another corporation or corporations. To the extent applicable, any such performance objective shall be determined (i) in accordance with the Company's audited financial statements and generally accepted accounting principles and reported upon by the Company's independent accountants or (ii) so that a third party having knowledge of the relevant facts could determine whether such performance objective is met.

         (f)     The Committee shall determine the terms and conditions of such Awards at the date of grant or, to the extent permitted by Section 162(m) of the Code, thereafter; provided that Performance Goals for determining Covered Employees' Annual Performance Awards shall be established by the Committee not later than the latest date permissible under Section 162(m) of the Code.

         (g)    The Committee shall certify in writing prior to payment of any Annual Performance Award, or other Award hereunder, that the relevant Performance Goals and any other material terms were in fact satisfied.

         8.    Change in Control Provisions.

         The following provisions shall apply in the event of a Change in Control unless otherwise determined by the Committee or the Board in writing at or after the grant of an Award, but prior to the occurrence of such Change in Control:

         (a)    any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested;

         (b)    the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested, and any performance conditions imposed with respect to Awards shall be deemed to be fully achieved; and

         (c)    the value of all outstanding Awards shall, to the extent determined by the Committee at or after grant, be determined on the basis of the Change in Control Price as of the date the Change in Control occurs or such other date as the Committee may determine prior to the Change in Control.

         9.    Loan Provisions.

         Subject to the provisions of the Plan and all applicable federal and state laws, rules and regulations (including the requirements of Regulation G (12 C.F.R. § 207)) and the rules and regulations of any stock exchange on which Stock is listed, the Committee shall have the authority to make Loans to Grantees (on such terms and conditions as the Committee shall determine), to enable such Grantees to purchase shares in connection with the realization of Awards under the Plan. Loans shall be evidenced by a promissory note or other agreement, signed by the borrower, which shall contain provisions for repayment and such other terms and conditions as the Committee shall determine.

         10.    Special Non-Employee Director Awards.

         (a)    Stock and Restricted Stock Units

           (i)    Annual Grants.    In addition to any other Award granted hereunder, non-employee directors of the Company may be granted Restricted Stock Units in such amounts and with such terms and conditions as may be determined from time to time by the Nominating and Governance Committee of the Board.

           (ii)    In lieu of Annual Retainer.    Non-employee directors may elect to receive, in lieu of any or all of their annual retainers for a calendar year, Stock in increments of 5% (i.e., 5%, 10%, 15%, etc.) as follows:

             (I)     Non-employee directors can elect to receive their Stock either:

                 i.       during the calendar year in which the annual retainer is to be earned, in quarterly installments equal to the percent of the annual retainer elected to be received in Stock, divided by four, divided by the price per share of Stock on the last day of each quarter, prorated for any partial calendar year or quarter (for administrative purposes, shares may not actually be distributed until after the end of the year in which the annual retainer was earned), or

                 ii.      on a deferred basis:

                   a.      until they retire from the Board,

                   b.      ten (10) years from the date they retire from the Board,

                   c.      for a period of not less than 1 year and not more than 10 years, in increments of 1 year, or

                   d.      until they retire from their primary employment.

             (II)   Any election to defer Stock shall be made prior to the year in which the annual retainer subject to deferral shall be paid and shall be irrevocable. Any newly elected non-employee director shall have five (5) days from the date of their election to the Board to elect to defer any percentage hereunder. An election shall continue in effect until revoked.

         11.    General Provisions.

         (a)    Approval.    The Plan shall take effect upon its adoption by the Board, subject to approval by the shareholders of the Company in the manner and to the degree required by applicable laws and regulations, including the applicable rules and regulations of any stock exchange on which the Stock is listed.

         (b)    Nontransferability.    Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative.

         (c)    No Right to Continued Employment, Etc.    Nothing in the Plan or in any Award or Loan granted or any Award Agreement, promissory note or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of or to continue as an independent contractor of the Company, any subsidiary or any Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement, promissory note or other agreement or to interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate such Grantee's employment or independent contractor relationship.

         (d)    Taxes.    The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee's tax obligations.

         (e)    Amendment and Termination of the Plan.    The Board may at any time and from time-to-time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Grantee, without such Grantee's consent, under any Award or Loan theretofore granted under the Plan.

         The Company shall obtain shareholder approval of any Plan amendment to the extent necessary or desirable to comply with applicable law, rule, or regulation. Additionally, notwithstanding anything in the Plan to the contrary, the Board may not, without approval of the Company's shareholders:

           (i)     materially increase the number of shares of Stock issuable under the Plan, except for permissible adjustment as provided for herein; or

           (ii)    reprice Options issued under the Plan by lowering the exercise price of a previously granted award, by canceling outstanding Options and issuing replacements, or by otherwise replacing existing Options with substitute Options with a lower price.

         (f)    No Rights to Awards or Loans; No Shareholder Rights.    No Grantee shall have any claim to be granted any Award or Loan under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a shareholder with respect to any shares covered by the Award until the date of the issuance of a stock certificate to him for such shares.

         (g)    Unfunded Status of Awards.    The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

         (h)    No Fractional Shares.    No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

         (i)    Regulations and Other Approvals.

           (i)     The obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

           (ii)    Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

           (iii)   In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

         (j)    Governing Law.    The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Maryland without giving effect to the conflict of laws principles thereof.

         (k)    Standard Definition of Retirement.    Effective for all determinations made on or after February 23, 2006, and notwithstanding anything to the contrary in any Award Agreement (whether issued before or after that date), the standard definition of "Retirement" for each Grantee shall mean the termination of employment when any one of the following conditions has been met: (i) being at least fifty-five (55) years old with at least ten (10) years of service to the Company and its Affiliates, (ii) being at least fifty-five years old and having any combination of age plus years of service to the Company and its Affiliates equal to at least sixty-five (65) or (iii) having reached age 55, attainment of the statutory retirement age as defined within the country of the Grantee's residence or citizenship, as applicable. In addition, the Company may in its discretion impose on a Grantee additional conditions regarding non-competition and non-solicitation of clients and employees in order for the Grantee to realize the benefits relating to a qualified Retirement for purposes of this Plan.

M46131-P22114 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. JONES LANG LASALLE INCORPORATED *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 31, 2012. JONES LANG LASALLE INCORPORATED 200 E RANDOLPH DR. CHICAGO, IL 60601 Meeting Information Meeting Type: Annual For holders as of: March 19, 2012 Date: May 31, 2012 Time: 8:30 AM Location: Jones Lang LaSalle Incorporated 3344 Peachtree Road NE Atlanta, GA 30326 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 18, 2012 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. NOTICE AND PROXY STATEMENT ANNUAL REPORT . XXXX XXXX XXXX . XXXX XXXX XXXX . XXXX XXXX XXXX M46132-P22114

Voting Items M46133-P22114 1. To elect eleven Directors to serve one-year terms until the 2013 Annual Meeting of Shareholders or until their successors are elected and qualify. 1f. Lauralee E. Martin 1d. DeAnne Julius 1e. Ming Lu 1j. Roger T. Staubach 1h. Sheila A. Penrose 1i. David B. Rickard 2. To approve, by non-binding vote, executive compensation ("say-on-pay"). The Board of Directors recommends you vote FOR the following proposals: Nominees: 1b. Colin Dyer 1c. Darryl Hartley-Leonard 1k. Thomas C. Theobald 3. To approve, for purposes of Section 162(m) of the United States Internal Revenue Code, the performance-based award provisions used to determine executive compensation under the Jones Lang LaSalle Stock Award and Incentive Plan. 1a. Hugo Bagué 1g. Martin H. Nesbitt 4. To ratify the appointment of KPMG LLP as our independent registered public accounting fi rm for the year ending December 31, 2012.

M46134-P22114

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: JONES LANG LASALLE INCORPORATED M46129-P22114 JONES LANG LASALLE INCORPORATED 200 E RANDOLPH DR. CHICAGO, IL 60601 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.For Against Abstain For Against Abstain 1. To elect eleven Directors to serve one-year terms until the 2013 Annual Meeting of Shareholders or until their successors are elected and qualify. 1f. Lauralee E. Martin 1d. DeAnne Julius 1e. Ming Lu 1j. Roger T. Staubach 1h. Sheila A. Penrose 1i. David B. Rickard 2. To approve, by non-binding vote, executive compensation ("say-on-pay"). The Board of Directors recommends you vote FOR the following proposals: Nominees: 1b. Colin Dyer 1c. Darryl Hartley-Leonard 1k. Thomas C. Theobald 3. To approve, for purposes of Section 162(m) of the United States Internal Revenue Code, the performance-based award provisions used to determine executive compensation under the Jones Lang LaSalle Stock Award and Incentive Plan. 1a. Hugo Bagué 1g. Martin H. Nesbitt 4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

M46130-P22114 JONES LANG LASALLE INCORPORATED Annual Meeting of Shareholders May 31, 2012 8:30 AM This proxy is solicited by the Board of Directors The 2012 Annual Meeting of Shareholders of Jones Lang LaSalle Incorporated will take place on Thursday, May 31, 2012, beginning at 8:30 a.m., local time, at the offices of our Company located at 3344 Peachtree Road NE, Suite 1200, Atlanta, Georgia. The undersigned hereby appoints Colin Dyer, Lauralee E. Martin, and Mark J. Ohringer, and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the Common Stock of Jones Lang LaSalle Incorporated which the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders to be held on May 31, 2012, or at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for director, FOR the proposals 2, 3, and 4, and in the discretion of the proxies, with respect to such other business as may properly come before the meeting. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.